UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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2026

PROXY STATEMENT

LIFT AND
JACK HERE

THE GREENBRIER COMPANIES

 FROM OUR BOARD

Dear Shareholders:

On behalf of our Board of Directors, we are pleased to invite you to Greenbrier’s 2026 Annual Meeting of Shareholders.

Fiscal 2025 was a very successful year for Greenbrier. We achieved a diluted EPS of $6.35, the highest in our Company’s history. We continued to achieve higher core net earnings on fewer deliveries year-over-year as we successfully executed our multi-year strategy launched in 2023. We have implemented capacity rationalization, which has resulted in improved operational and financial performance. We also welcomed Stevan Bobb and Jeffrey Songer to the Board of Directors in June 2025. Each brings decades of experience in the rail industry, and together they increase the representation of independent directors on our Board. These Directors’ perspectives, skills, and expertise embody our ongoing commitment to Board refreshment.

We are optimistic about our future. Greenbrier will strive to achieve increasingly better financial results across various market conditions. We will continue to execute our multi-year strategy and to restructure our business for increased efficiency and reduced risk. In doing so, we continue to create long-term shareholder value. We are confident in our ability to drive growth and increase shareholder returns while positively influencing corporate governance, environmental sustainability, and the communities where we operate.

We value feedback as engagement with our shareholders enhances our decision-making. Along with the Board of Directors, our leadership team and our employees, we thank you for your continued support and investment. We look forward to your participation at the Annual Meeting on January 7, 2026.

ADMIRAL THOMAS B. FARGO Board Chair	LORIE L. TEKORIUS CEO and President

 NOTICE OF ANNUAL MEETING

 OF SHAREHOLDERS

2026 ANNUAL MEETING INFORMATION

Meeting Date: Wednesday, January 7, 2026	Meeting Access: www.virtualshareholder meeting.com/GBX2026	Meeting Time: 7:30 a.m. (Pacific Time)	Record Date: November 4, 2025

PROXY VOTING

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please promptly vote by telephone or over the internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

ONLINE	BY PHONE	BY MAIL

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended August 31, 2025, are available at http://materials.proxyvote.com/393657

Our Board of Directors (the “Board”) has determined and authorized that the Annual Meeting be conducted virtually solely by remote communication beginning at 7:30 a.m. Pacific Time on January 7, 2026, via webcast at www.virtualshareholdermeeting.com/GBX2026. You may notify the Company of your desire to participate in the Annual Meeting by logging into the online site in advance. Please see “Annual Meeting Information” on page 68 of this Proxy Statement for details on how to access and participate in our virtual Annual Meeting. The Annual Meeting is being held for the purpose of voting on the items set forth below and to transact such other business as may properly come before the meeting.

ITEMS TO BE VOTED ON

Proposal 1	—	Election of Directors	Page 26

Proposal 2	—	Advisory Approval of Executive Compensation	Page 53

Proposal 3	—	Approval of the 2021 Stock Incentive Plan, As Amended	Page 56

Proposal 4	—	Approval of the Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock	Page 64

Proposal 5	—	Ratification of Appointment of Independent Auditors	Page 66

As of the date of this Notice, the Company has not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the proxy card, or their duly constituted substitutes, are authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

Holders of record of our Common Stock at the close of business on November 4, 2025, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board,

Christian M. Lucky

Senior Vice President, Chief Legal & Compliance Officer

November 17, 2025

 PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire Proxy Statement carefully before voting. This Proxy Statement is first being released to shareholders on November 17, 2025.

PROPOSAL 1

Election of Directors

THE BOARD RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES

Our Nominating and Corporate Governance Committee and our Board recommend that shareholders vote “FOR” all director nominees, as they have determined that each of the nominees possesses the right experience and qualifications to effectively oversee Greenbrier’s business strategy and risk management. Three of the nominees below are Class II directors nominated for a three-year term. Jeffrey Songer was appointed as a Class I director and Stevan Bobb was appointed as a Class III director by the Board in June 2025. Under Greenbrier’s Amended and Restated Bylaws (“Bylaws”), directors appointed by the Board stand for election at the next Annual Meeting of Shareholders. As a result, Messrs. Songer and Bobb are standing for election at this Annual Meeting.

See “Proposal 1, Election of Directors” on page 26 of this Proxy Statement.

Director Nominees

The following table summarizes the qualifications of the director nominees.

STEVAN B. BOBB

Mr. Bobb has served as a member of the Board since June 2025. His 36-year career with the Class I railroad BNSF Railway (BNSF) included prominent roles in strategic commercial and operational leadership within the rail industry, with Mr. Bobb serving most recently as Executive Vice President and Chief Marketing Officer of BNSF from 2013 to 2024. Mr. Bobb brings expertise in business strategy, cybersecurity, the rail industry, and financial matters to the Board. The Board recommends a vote “FOR” Mr. Bobb.

WANDA F. FELTON

Ms. Felton has served as a member of the Board since 2017. Ms. Felton has over 30 years of financial industry experience in commercial and investment banking. Ms. Felton was a Presidential Appointee and was confirmed twice by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. Ms. Felton brings her significant prior experience with emerging markets business development and capital raising to the Board. Additionally, Ms. Felton is an “audit committee financial expert” under NYSE and SEC rules. The Board recommends a vote “FOR” Ms. Felton.

GRAEME A. JACK

Mr. Jack has served as a member of the Board since 2006. He is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack brings accounting, financial reporting and cybersecurity expertise to the Board as well as extensive experience in international business transactions. Mr. Jack provides critical experience and continuity in guiding the Company through times of macroeconomic and market turbulence. Additionally, Mr. Jack is an “audit committee financial expert” under NYSE and SEC rules, The Board recommends a vote “FOR” Mr. Jack.

2026 PROXY STATEMENT

  PROXY SUMMARY

JEFFREY M. SONGER

Mr. Songer has served as a member of the Board since June 2025. Mr. Songer has over 30 years of expertise in operations, engineering, and finance, 18 of which were spent at Kansas City Southern, a Class I railroad, where he served in leadership roles through the completion of the merger creating Canadian Pacific Kansas City Limited in April 2023. Mr. Songer brings a combination of railroad industry experience, cybersecurity expertise, and a deep understanding of international labor relations, particularly in Mexico, where Greenbrier employs thousands of individuals. Additionally, Mr. Songer is an “audit committee financial expert” under NYSE and SEC rules. The Board recommends a vote “FOR” Mr. Songer.

WENDY L. TERAMOTO

Ms. Teramoto has served as a member of the Board since 2019. She has been a senior investment management professional with an affiliate of Fairfax Financial Holdings Limited since 2018. Ms. Teramoto brings to the Board investment management and financial expertise, experience with manufacturing and other heavy industry companies and critical experience in guiding the Company through times of macroeconomic and market turbulence. Additionally, Ms. Teramoto is an “audit committee financial expert” under NYSE and SEC rules. The Board recommends a vote “FOR” Ms. Teramoto.

DIRECTOR EXPERIENCE

The Nominating and Corporate Governance Committee considers a variety of factors, including professional experience, demonstrated skills, and diversity of background in evaluating candidates for membership on the Board. As demonstrated in the matrix below, which reflects certain categories of experience and expertise represented by the directors serving on the Board after the 2026 Annual Meeting, Greenbrier’s directors provide a diverse mix of skills, knowledge, attributes, and experiences that cover the spectrum of areas that affect the Company’s business and its stakeholders.

| | | |
|---|---|---|
| CEO / PRESIDENT<br>4 | CYBER SECURITY EXPERTISE<br>5 | FINANCIAL EXPERTISE<br>10 |
| GOVERNMENT / MILITARY<br>5 | INTERNATIONAL<br>9 | LEGAL TRAINING<br>2 |
| PUBLIC COMPANY<br>8 | PUBLIC POLICY<br>5 | RAIL / TRANSPORT / INDUSTRY<br>8 |
| RISK MANAGEMENT<br>9 | TALENT DEVELOPMENT<br>10 | SUSTAINABILITY<br>7 |

(Summary of our ten-person Board as of November 2025. See “Corporate Governance—Board Experience” for more detail.)

THE GREENBRIER COMPANIES

  PROXY SUMMARY

Our Board believes that shareholder interests are best represented by directors with the right mix of skills, experience, and expertise to actively oversee strategy, risk management, and governance at Greenbrier. An independent, engaged, and diverse Board enhances representation of shareholder and stakeholder interests and promotes thoughtful and effective Board deliberation. Our Board is focused on its continued independent oversight of Greenbrier while maintaining high governance standards. The Board carries out this goal through a variety of policies and practices, including an independent Chair of the Board, regular executive sessions of independent directors at Board and committee meetings, Board and committee refreshment, substantial director stock ownership guidelines, director engagement with shareholders and stakeholders, continuing education, consultations with highly-qualified independent external advisors, and annual evaluations of the Board, its committees and each director.

The composition of the Board reflects its commitment to Board refreshment, independence, and relevant expertise:

•

Nine of our ten directors are independent, with all nine such independent directors meeting the heightened standard of independence established by the Board as described in “Board Independence” on page 14 of this Proxy Statement.

•	60% of our directors have joined the Board in the last six years.

•	Our directors with longer tenures provide critical experience in guiding the Company through macroeconomic and industry downturns and up-cycles.

See “Corporate Governance” on page 7 of this Proxy Statement for more information about our governance profile, achievements and initiatives.

PROPOSAL 2

Advisory Approval of Executive Compensation

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our named executive officers for fiscal 2025.

See “Proposal 2, Advisory Approval of Executive Compensation” on page 53 of this Proxy Statement.

Executive Compensation Highlights

Our executive compensation program is designed to attract, motivate, and retain the key executives who drive our success. Our compensation philosophy focuses on pay that reflects performance and aligns with the interests of shareholders. A key objective of that philosophy is to link a significant portion of the compensation of our executive officers to achievement of pre-established financial and strategic goals that are directly tied to our overall business strategy. In fiscal 2025, over 60% of the compensation of our Chief Executive Officer and, on average, over 55% of the compensation of our other “named executive officers” or “NEOs” (discussed later in this Proxy Statement), was conditioned on the achievement of pre-established financial and strategic goals, using grant date accounting fair values for fiscal 2025 equity awards, and annual base salaries and annual bonuses earned for fiscal 2025.

We believe our performance in fiscal 2025 is a testament to the strength and effectiveness of our compensation philosophy. As described later in this Proxy Statement, in fiscal 2025 we achieved annual revenue of $3.2 billion, gross margin expansion by 290 bps to 18.7% from fiscal 2024, and diluted EPS of $6.35, the highest in our history.

2026 PROXY STATEMENT

  PROXY SUMMARY

Listed below are highlights of our fiscal 2025 executive compensation policies and practices:

WHAT WE DO

✔	Ongoing engagement with our institutional shareholders regarding our executive compensation policies and practices

✔	Performance-based cash and equity incentive compensation

✔	Caps on performance-based cash and equity incentive compensation

✔	Significant portion of executive compensation at risk based on company performance

✔	Multi-year equity award vesting periods, including three-year performance periods for performance-based equity awards

✔	One-year minimum vesting requirement under equity incentive plan, with limited exceptions

✔	Annual review and approval of our executive compensation program

✔	Annual compensation risk assessment

✔	Annual “Say on Pay” vote

✔	Clawback policy on cash and equity incentive compensation

✔	Stock ownership and stock retention guidelines for executive officers

✔	Independent compensation consultant engaged by the Compensation Committee

✔	100% independent directors on the Compensation Committee

✔	Limited perquisites

WHAT WE DON’T DO

✖	No “single trigger” change of control severance payments and benefits

✖	No gross-ups for change of control related excise tax payments

✖	No short sales, hedging, pledging of stock ownership positions, or transactions involving derivatives of our common stock

✖	No strict benchmarking of executive compensation to a specific percentile of our compensation peer group

✖	No pension benefits

✖	No dividend payments on awards that do not vest

✖	No ‘repricing’ of out-of-the-money stock options or similar awards without shareholder approval

✖	No incentivizing unnecessary or excessive risk taking

✖	No employment agreements with executive officers that provide for a guaranteed term of employment

PROPOSAL 3

Approval of the 2021 Stock Incentive Plan, As Amended

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Our Board recommends that shareholders vote “FOR” the approval of the 2021 Stock Incentive Plan, As Amended.

See “Proposal 3, Approval of the 2021 Stock Incentive Plan, As Amended” on page 56 of this Proxy Statement.

THE GREENBRIER COMPANIES

  PROXY SUMMARY

Our existing 2021 Stock Incentive Plan (the “2021 Plan”) has been a key part of the Company’s compensation philosophy and programs. Our ability to attract, retain, and motivate highly qualified non-employee directors, employees, consultants, and advisors is critical to our success. The Board believes the interests of the Company and its shareholders will be advanced if we can continue to offer these service providers the opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company through the 2021 Stock Incentive Plan, As Amended (the “Amended Plan”). The Amended Plan includes the following provisions, which are considered best practice for compensation and corporate governance purposes and are intended to protect our shareholders’ interests:

✔	No Evergreen Provision. There is no evergreen feature under which shares authorized for issuance under the Amended Plan can be automatically replenished.

✔

Certain Shares Are No Longer Returned to the Share Reserve. Shares used to pay the exercise price of a stock option or stock appreciation right, or to satisfy tax withholding obligations for a stock option or stock appreciation right, will not become available for future grant under the Amended Plan.

✔

Repricing is Not Allowed without Shareholder Approval. The Amended Plan does not permit “underwater” option and similar awards to be repriced or exchanged for other awards unless our shareholders approve the repricing or exchange.

✔

Reasonable Annual Limits on Non-Employee Director Compensation. The Amended Plan sets limits as to the total compensation that a non-employee director may receive during each fiscal year (for service as a non-employee director).

✔	No Tax Gross-ups. The Amended Plan does not provide for any tax gross-ups.

✔	Subject to Clawback. Each award under the Amended Plan will be subject to the Company’s clawback policy.

✔

No Dividends on Unvested Awards. No dividends or other distributions may be paid with respect to any shares underlying the unvested portion of an award until such portion vests, and no dividends or other distributions may be paid with respect to options or stock appreciation rights.

✔

Minimum Exercise Price. Other than options and stock appreciation rights assumed in connection with acquisitions, options and stock appreciation rights granted under the Amended Plan must have a per-share exercise price no less than 100% of the fair market value per share on the date of grant of the relevant award.

✔	Certain Limits Related to Options. The Amended Plan prohibits “reload” options, as well as the payment of the exercise price of options with a promissory note.

✔	No Liberal Change in Control Definition. The announcement or shareholder approval of (rather than a consummation of) a change in control transaction is not a change in control under the Amended Plan.

✔	Transfer Restrictions. Awards may not be transferred to financial institutions.

PROPOSAL 4

Approval of Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Our Board recommends that shareholders vote “FOR” the approval of the Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock.

See “Proposal 4, Approval of the Amended and Restated Articles of Incorporation” on page 64 of this Proxy Statement.

Our existing Articles of Incorporation authorize the issuance of a maximum of 50,000,000 shares of common stock. As of October 24, 2025, only a fraction of this authorized share amount remains available for future issuance, as we have:

•	approximately 31,190,881 shares of common stock outstanding;

•	an additional 854,677 shares of common stock reserved for future issuance for existing equity awards outstanding under the 2021 Plan;

2026 PROXY STATEMENT

  PROXY SUMMARY

•

an additional 476,748 shares of common stock reserved for future issuance under future equity awards under the 2021 Plan (without taking into account the proposed 1,000,000 share reserve increase under the Amended Plan proposed in Proposal 3); and

•	an additional 8,123,421 shares of common stock reserved for future issuance in the event of conversions of our outstanding convertible senior notes due in 2028.

The Board recommends that our shareholders approve the Amended and Restated Articles of Incorporation to revise Article 6 of our current Articles of Incorporation to increase the authorized common stock from 50,000,000 to 100,000,000 shares. The proposed increase will support our ongoing flexibility to engage in capital-raising transactions, grant equity awards to employees, and issue stock for other corporate purposes. The text of the proposed Amended and Restated Articles of Incorporation is attached to this Proxy Statement as Appendix B.

PROPOSAL 5

Ratification of Appointment of Independent Auditors

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

Our Board recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as auditors for fiscal 2026.

See “Proposal 5, Ratification of Appointment of Independent Auditors” on page 66 of this Proxy Statement.

THE GREENBRIER COMPANIES

 CORPORATE

 GOVERNANCE

Board Composition

Our Board is currently composed of ten directors, of whom nine are independent, non-employee directors. Each of our directors serves for a three-year term, as follows:

•	Wanda Felton, Graeme Jack, and Wendy Teramoto currently serve as Class II directors, with terms expiring at this Annual Meeting;

•	Lorie Tekorius, Kelly Williams, and Stevan Bobb currently serve as Class III directors, with terms expiring at our annual meeting of shareholders to be held in 2027; and

•	Thomas Fargo, Antonio Garza, James Huffines, and Jeffrey Songer currently serve as Class I directors, with terms expiring at our annual meeting of shareholders to be held in 2028.

Mr. Songer was appointed as a Class I director and Mr. Bobb was appointed as a Class III director by the Board in June 2025. Under Greenbrier’s Bylaws, directors appointed by the Board stand for election at the next Annual Meeting of Shareholders. As a result, Messrs. Songer and Bobb are standing for election at this Annual Meeting and are standing for election as Class I and Class III directors, respectively, in order that the classes remain as nearly equal in number as possible.

In the following pages, we highlight key areas of experience that qualify each director to serve on the Board. The Board has determined it is in the best interests of the Company and its shareholders for each of the directors to continue serving on the Board.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Stevan B. Bobb (Director)
Age: 65 Director Since: 2025	Current Term Expiration: 2027

Experience

Mr. Bobb has served as a member of the Board since June 2025. During his 36 years with the Class I railroad BNSF Railway (BNSF) he held prominent roles in strategic commercial and operational leadership within the rail industry. From January 2013 to August 2024, Mr. Bobb served as Executive Vice President and Chief Marketing Officer for BNSF. During this time, he led the company’s sales and marketing activities, customer service, shortline relations, planning and forecasting, and economic development activities. Mr. Bobb also chaired the Board of Directors for BNSF Logistics, a subsidiary of BNSF. He represented BNSF on TTX’s board from 2016 to 2024, serving as audit committee chair and on the compensation committee. TTX is a railcar pool operator owned by several railroad companies. From 2006 to 2013, Mr. Bobb held the position of Group VP Coal, where he led the marketing and coal equipment management teams. From 2005 to 2006, he oversaw the Texas Division front-line rail operations as General Manager of Division Operations. Prior to his General Manager responsibilities Mr. Bobb led BNSF’s intermodal hub and automotive facilities operating team and BNSF’s equipment management teams.

Qualifications

Mr. Bobb brings expertise in business strategy, cybersecurity, the rail industry and financial matters to the Board.

2026 PROXY STATEMENT

  CORPORATE GOVERNANCE

Wanda F. Felton (Director)
Age: 67 Director Since: 2017	Current Term Expiration: 2026

Experience

Ms. Felton has served as a member of the Board since 2017. Ms. Felton has over 30 years of financial industry experience, including in commercial and investment banking and private equity. Ms. Felton was a Presidential Appointee and was confirmed twice by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. In that role, she was on the team of economic deputies that advised the National Security Staff and the President’s Export Council on trade and investment. Ms. Felton was actively engaged in helping U.S. companies penetrate international markets and develop pragmatic financing solutions to win sales. Ms. Felton had oversight responsibility for the Office of the Chief Financial Officer and enterprise risk management functions, and served on the bank’s credit committee, which was responsible for approving debt financings over $10 million for a broad range of financing types across a range of industries. A significant portion of such financings supported the export of U.S.-manufactured transportation equipment, including rail equipment and aircraft, to emerging markets. She was also an ex officio member of the Enterprise Risk Management Committee. Ms. Felton served as a Senior Advisor to Spencer Stuart’s North American Board Practice from October 2020 until August 2022. In November 2021, she joined Demopolis Equity Partners, a private equity fund that invests in technology-enabled businesses (primarily fintech and e-commerce).

Qualifications

Ms. Felton brings her significant prior experience with emerging markets business development, financing transportation equipment, and capital raising to the Board. Additionally, Ms. Felton is an “audit committee financial expert” under NYSE and SEC rules.

Graeme A. Jack (Director)
Age: 74 Director Since: 2006	Current Term Expiration: 2026

Experience

Mr. Jack has served as a member of the Board since 2006. He is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. He also serves, since December 2024, as an independent non-executive director and member of the audit committee of CK Hutchison Holdings Limited. Mr. Jack previously served as an independent non-executive director of HUTCHMED (China) Limited from March 2017 to May 2025. Additionally, Mr. Jack was an independent non-executive director of Hutchison Port Holdings Management Pte. Limited, the trustee manager of Hutchison Port Holdings Trust from 2011 until 2023, and COSCO SHIPPING Development Company Limited from 2015 to 2021. Mr. Jack provides critical experience and continuity in guiding the Company through times of macroeconomic and market turbulence.

Qualifications

Mr. Jack brings accounting, financial reporting and cybersecurity expertise to the Board as well as extensive experience in international business transactions. Additionally, Mr. Jack is an “audit committee financial expert” under NYSE and SEC rules.

THE GREENBRIER COMPANIES

  CORPORATE GOVERNANCE

Jeffrey M. Songer (Director)
Age: 56 Director Since: 2025	Current Term Expiration: 2028

Experience

Mr. Songer has served as a member of the Board since June 2025. Mr. Songer has over 30 years of expertise in operations, engineering and finance, 18 of which were spent in leadership roles at Kansas City Southern (KCS), a Class I railroad, through April 2023. From 2021 to 2023, Mr. Songer served as Executive Vice President of Strategic Merger and Planning for KCS during the $34 billion merger that created Canadian Pacific Kansas City Limited (CPKC), and from 2016 to 2021, he served as KCS’s Executive Vice President and Chief Operating Officer. Mr. Songer has served as a board member for several organizations in the rail industry. From 2014 to 2021, he was a member of the Association of American Railroads (AAR) Safety and Operations Management Committee, serving as Chair from 2019 to 2021. Mr. Songer previously served as a director of Panama Canal Railway (2014-2023) and Transportation Technology Center, Inc. (2016-2021). Additionally, Mr. Songer served on joint operating and executive management committees of Meridan Speedway LLC from 2014 to 2023 and served as chairperson of the project support working committee of Railinc Corp from 2016 to 2021.

Qualifications

Mr. Songer brings a combination of railroad industry experience, cybersecurity expertise, and a deep understanding of international labor relations, particularly in Mexico, where Greenbrier employs thousands of individuals. Additionally, Mr. Songer is an “audit committee financial expert” under NYSE and SEC rules.

Wendy L. Teramoto (Director)
Age: 51 Director Since: 2019	Current Term Expiration: 2026

Experience

Ms. Teramoto has served as a member of the Board since 2019. She has been a senior investment management professional with an affiliate of Fairfax Financial Holdings Limited since 2018. From 2017 to 2018, she served in a senior capacity at the United States Department of Commerce. Until 2017, Ms. Teramoto was a Managing Director and a senior investment management professional, and a founding partner, at a New York-based private equity firm affiliated with Invesco Ltd. Ms. Teramoto has served as a board member for several companies in the transportation sector. In addition to serving on many private boards, Ms. Teramoto previously served on the Greenbrier Board from 2009 to 2017, and on the board for Navigator Holdings Ltd. from 2014 to 2017. Ms. Teramoto provides critical experience and continuity in guiding the Company through times of macroeconomic and market turbulence.

Qualifications

Ms. Teramoto brings investment management and financial expertise, and experience with manufacturing and other heavy industry companies to the Board. Additionally, Ms. Teramoto is an “audit committee financial expert” under NYSE and SEC rules.

2026 PROXY STATEMENT

  CORPORATE GOVERNANCE

CONTINUING DIRECTORS

Lorie L. Tekorius (Director and Chief Executive Officer)
Age: 58 Director Since: 2022	Current Term Expiration: 2027

Experience

In March 2022, Ms. Tekorius became Greenbrier’s Chief Executive Officer and President. Prior to this, she was Greenbrier’s President and Chief Operating Officer (COO), leading strategic planning, maintenance services, management services and the accounting, finance, human resources and other administrative functions. Ms. Tekorius joined Greenbrier in 1995 and served in various financial and operating roles of increasing responsibility. In 2016, she was appointed Executive Vice President (EVP), Chief Financial Officer (CFO), a role where she was recognized as Oregon’s 2017 CFO of the Year by the Portland Business Journal. In 2018, she was promoted to EVP, COO. Also in 2018, Ms. Tekorius was recognized as one of 14 “Women in Rail” by Railway Age in recognition of her contributions to the industry. She is a member of the Board of Directors of the Alamo Group, Inc. and sits on the Audit and Nominating and Corporate Governance Committees. Ms. Tekorius serves as a director on the Portland Branch of the Federal Reserve Bank of San Francisco.

Qualifications

As a 30+ year employee of Greenbrier, Ms. Tekorius provides significant company-specific and industry knowledge, in addition to organizational leadership, cybersecurity expertise, and financial and operational expertise.

Thomas B. Fargo (Chair of the Board)
Age: 77 Director Since: 2015	Current Term Expiration: 2028

Experience

Admiral Fargo has served as a member of the Board since 2015. He was Lead Director from January 2021 through August 2022, and was elected Chair of the Board of Directors in September 2022. He is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, Admiral Fargo led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force in the Asia-Pacific Theater. He serves as the Board Chair of Hawaiian Electric Industries. Previously, Admiral Fargo served as the Board Chair of USAA and Huntington Ingalls Industries and served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc., Matson, Inc. and Hawaiian Airlines.

Qualifications

Admiral Fargo brings executive leadership and operational, manufacturing, cybersecurity, and international expertise to the Board.

THE GREENBRIER COMPANIES

  CORPORATE GOVERNANCE

Antonio O. Garza (Director and Chair of the Nominating and Corporate Governance Committee)
Age: 66 Director Since: 2021	Current Term Expiration: 2028

Experience

Ambassador Garza has served as a member of the Board since 2021. He acts as a Senior Advisor to the Mexico City office of White & Case LLP, a global law firm. Prior to joining White & Case, Ambassador Garza served as the U.S. Ambassador to Mexico from 2002 to 2009. He has been a director of Canadian Pacific Kansas City Limited (CPCK), a Class 1 railroad, since 2023, and served as a director of Kansas City Southern, a Class 1 railroad, from 2010 until the completion of the merger creating CPKC in April 2023. Ambassador Garza also served on the Board of MoneyGram International, Inc. from 2012 through 2023. He is a past Chairman of the Railroad Commission of Texas, elected to that statewide office in 1998, and served through 2002. Ambassador Garza is a member of the Board of Trustees of Southern Methodist University, a Director to the Bush Presidential Center and Chairman of its Advisory Council. Mr. Garza is also a director of the Americas Society, the U.S. Chamber of Commerce in Mexico and is a member of the Council on Foreign Relations (CFR) and COMEXI, the CFR’s Mexican counterpart. From 1994 through 1997, he was the State of Texas Secretary of State, and Senior Policy Advisor to the Governor of Texas. He is a member of the State Bar of Texas, the District of Columbia Bar and is admitted to practice before the United States Supreme Court. Ambassador Garza is a past recipient of the Aguila Azteca (Aztec Eagle), the highest honor bestowed by the Mexican government on a foreign national.

Qualifications

Ambassador Garza brings international expertise as well as rail, legal and governmental experience to the Board.

James R. Huffines ( Director and Chair of the Audit Committee)
Age: 74 Director Since: 2021	Current Term Expiration: 2028

Experience

Mr. Huffines has served as a member of the Board since 2021. Mr. Huffines has over 40 years of experience in banking and finance. He most recently served as Chief Operating Officer for subsidiaries of Hilltop Holdings, Inc., an NYSE publicly-traded financial company, and on the Board from 2012 to 2017. From 2007 to 2012, Mr. Huffines also served on the Board of Energy Future Holdings as an independent director and as the Board’s Audit Committee Chairman. Mr. Huffines presided as Chairman on the University of Texas System board of regents for four years during his seven years as a Regent. The UT System had an annual budget of $21 billion. He also was on the Board and served on the Audit and Compensation Committee of the UTIMCO, a $35 billion endowment fund for higher education in Texas. Mr. Huffines currently serves on the holding company board of Susser Bank Holdings, a $2.5 billion privately owned financial institution.

Qualifications

Mr. Huffines brings banking and finance expertise, public company and governmental experience to the Board. Additionally, Mr. Huffines is an “audit committee financial expert” under NYSE and SEC rules.

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  CORPORATE GOVERNANCE

Kelly M. Williams ( Director and Chair of the Compensation Committee)
Age: 61 Director Since: 2015	Current Term Expiration: 2027

Experience

Ms. Williams has served as a member of the Board since 2015. Ms. Williams is the CEO of the Williams Legacy Foundation and is on the Board of Directors of KKR Private Equity Conglomerate LLC. Ms. Williams was a senior advisor of GCM Grosvenor Private Markets from June 2015 until January 2019. Until June 1, 2015, Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2014, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was director of the Customized Fund Investment Group. She was with the Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an attorney at Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several for profit and not-for profits and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of the Most Powerful Women in Finance by American Banker Magazine from 2011-2014. Ms. Williams is the Chair of the board of the Norton Museum of Art and serves on the board of the Smithsonian American Art Museum and The Brooklyn Museum.

Qualifications

Ms. Williams brings executive management and financial and investment expertise to the Board.

THE GREENBRIER COMPANIES

  CORPORATE GOVERNANCE

Governance Highlights

Independent Oversight

•

Nine of the 10 members (90%) of our Board meet the independence criteria established by the New York Stock Exchange and the Securities and Exchange Commission. Lorie L. Tekorius (our CEO and President) is the only non-independent member of the Board

• The Chair of the Board, Thomas Fargo, is an independent director
• All 9 independent directors of the Board, including all committee members, committee chairs, and the Board Chair, meet the heightened standard of independence described below in “Board Independence”
• Our independent directors regularly hold separate executive sessions at Board meetings
• The Board undertakes regular review of independent directors’ committee roles
• The Board actively oversees strategy, risk management, cybersecurity, regulatory compliance, sustainability, and human capital management

Board Refreshment and Executive Succession Planning	• Six of our current directors, or 60%, have joined the Board in the last 6 years
• Average tenure of the Board is approximately 6.5 years
• The Board promotes refreshment through a policy that a director will not be nominated for election if such director’s age would be greater than 77 at the time of election
• The Board promotes ongoing director education, including through our membership in the National Association of Corporate Directors
• Board succession planning is an ongoing process with a focus on integrity, experience, expertise and mix of tenure of directors
• The Board regularly engages in identifying highly qualified candidates for future Board service
• The Board also oversees regular review and implementation of the Company’s succession planning process for key leadership and operational positions

High Governance Standards	• Demonstrated commitment to shareholder and stakeholder engagement, including through year-round shareholder outreach
• Our Code of Conduct applies to all directors, officers, employees, and consultants
• Average attendance of directors at Board and committee meetings exceeded 95% over the last 5 years
• The Company maintains substantial director and officer stock ownership requirements
• The Board reviews each director’s independence qualifications annually
• Pledging or hedging of Company stock by directors and executives is prohibited

Recent Accomplishments

•

Successfully identified and onboarded two new independent directors, Messrs. Bobb and Songer, in June 2025. Mr. Bobb joined the compensation committee of the Board (the “Compensation Committee”) and Mr. Songer joined the audit committee of the Board (the “Audit Committee”)

•

Rotated the roles of the Chair of the Audit Committee, the Compensation Committee, and the nominating and corporate governance committee of the Board (the “Nominating and Corporate Governance Committee”). Specifically, James R. Huffines was appointed the Chair of the Audit Committee, Kelly M. Williams was appointed the Chair of the Compensation Committee, and Antonio O. Garza was appointed the Chair of the Nominating and Corporate Governance Committee

•

The Board sincerely thanks former Compensation Committee Chair Thomas B. Fargo and former Nominating and Corporate Governance Committee Chair Kelly M. Williams for their service and leadership. The Board also sincerely thanks Graeme A. Jack for his over 10 years of service and leadership as Audit Committee Chair

• Received “3+ Company” rating from the 50/50 Women on Boards organization in 2025 for having three or more of our board seats held by women

•

Published the Company’s seventh annual Sustainability Report, which describes the Company’s first double materiality assessment conducted in fiscal 2025, the Company’s greenhouse gas emissions data, and various safety improvements including advancements to our Safety Culture metrics (1)

(1)

For additional information, please see Greenbrier’s 2025 Sustainability Update Report, which can be found at www.gbrx.com/sustainability. The information found on our website or in our 2025 Sustainability Update Report is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document we file with, or furnish to, the SEC.

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Board Independence

The Board makes all determinations with respect to director independence in accordance with NYSE and SEC requirements. Based on its annual assessment of director independence, the Board has determined affirmatively that all of its directors other than Lorie L. Tekorius, our Chief Executive Officer and President, meet the independence criteria established by NYSE and SEC rules as set forth in the table on page 18. In addition, the Board established enhanced guidelines to assist in making determinations regarding director independence (the “Independence Guidelines”), which are set forth in our Corporate Governance Guidelines and are available on the Company’s website at https://investors.gbrx.com/corporate-governance. Among other things, this heightened standard prohibits directors from serving on a committee if they receive any compensation from the Company in addition to their compensation for Board service. All of our independent directors satisfy this heightened standard of independence, which further safeguards our Board’s autonomy and alignment with shareholders.

In fiscal 2025, the independent directors met without Company management present in conjunction with all regular meetings of the Board.

Board Leadership

The Board has adopted a policy of only independent directors being eligible for the role of Chair of the Board. Admiral Thomas Fargo has served as independent Chair of the Board since September 1, 2022.

The independent Chair of the Board serves stakeholder interests by:

•	Presiding at all meetings of the Board

•	Leading regular executive sessions of the independent directors, which are held in conjunction with regularly scheduled Board meetings

•	Approving Board schedules, meeting agendas and other Board matters

•	Making requests of the CEO and providing feedback regarding the Board’s requirements and observations

•	Consulting with the CEO on Company strategy and providing advice and feedback

•	With the Chair of the Nominating and Corporate Governance Committee, implementing and participating in the Board self-evaluations process

•	Acting as a liaison between the independent directors and the CEO and generally representing the independent directors on the Board

•	Engaging with shareholders and supporting committee chairs in engagements as appropriate

Annual Evaluations

Our Board, through the Nominating and Corporate Governance Committee, conducts an annual self-assessment and an annual evaluation of its committees, and each director, individually, to ensure effective functioning. In addition:

•

The Chair of the Board and Chair of the Nominating and Corporate Governance Committee meet individually with each director to discuss goals, solicit feedback, gather views regarding Board composition, and address other important matters

•	The Chair of the Board works with each committee chair to assess development opportunities and implement changes based on feedback received in the annual evaluations

•	The Board receives regular anti-bribery and Foreign Corrupt Practices Act training

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  CORPORATE GOVERNANCE

Board Refreshment

Our Board best serves the Company and its stakeholders when there is a balance between new directors with fresh perspectives and longer-serving directors who provide experience and continuity in guiding the Company through business cycles.

To promote thoughtful Board refreshment, we have:

Appointed 6 of our current directors, or over 60% of the Board in the last 6 years, to maintain a broad base of experience, supplement the Board’s existing skills, prepare for future retirements, and respond to unexpected departures

Maintained a retirement policy, whereby a director will not be nominated for election if such director’s age would be greater than 77 at the time of election	Appointed two new directors in 2025 to independent board committees, with Stevan B. Bobb joining the Compensation Committee and Jeffrey M. Songer joining the Audit Committee

Rotated leadership of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee with the appointments in 2025 of James R. Huffines, Kelly M. Williams, and Antonio O. Garza as Chair, respectively

Board Education

To ensure the Board operates at the highest level, Greenbrier supports continuing education programs and performs annual evaluations, in addition to maintaining a comprehensive orientation program for all new directors. These programs, including a membership with the National Association of Corporate Directors, contribute to increased levels of Board skills and knowledge as well as a current understanding of the landscape of risks and opportunities, best practices, and current governance trends. The Company is continually seeking to improve Board performance, including through additional training, if needed, when a director assumes a new leadership role. The Company pays the reasonable expenses of directors who attend continuing education programs.

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Board Experience

Categories

CEO/PRESIDENT		●			●			●		●

CYBERSECURITY	●	●				●	●	●

FINANCIAL EXPERTISE	●	●	●	●	●	●	●	●	●	●

GOVERNMENT/MILITARY		●	●	●	●				●

INTERNATIONAL	●	●	●	●		●	●	●	●	●

LEGAL TRAINING				●						●

PUBLIC COMPANY	●	●		●	●	●	●	●		●

PUBLIC POLICY		●	●	●	●				●

RAIL/TRANSPORT/INDUSTRIAL	●	●	●	●		●	●	●	●

RISK MANAGEMENT		●	●	●	●	●	●	●	●	●

TALENT DEVELOPMENT	●	●	●	●	●	●	●	●	●	●

SUSTAINABILITY		●	●	●		●	●	●		●

The Nominating and Corporate Governance Committee considers a variety of factors, including professional experience, demonstrated expertise and personal attributes in evaluating candidates for membership on the Board. The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a broad range of experience, expertise, and attributes that cover the spectrum of areas that affect the Company’s business and its stakeholders. The experience and expertise of our directors ranges across commercial, financial, operational, accounting, legal, and corporate governance, as well as within the Company’s business and industry, including in global markets, public policy, manufacturing, finance, and rail. All candidates for director nominees, including self-nominated candidates, shareholder suggested candidates, and board-identified candidates, are thoroughly evaluated and considered in the context of current perceived needs of the Board as a whole. The Nominating and Corporate Governance Committee regularly assesses whether the mix of experience, expertise, and attributes of our Board is appropriate for the Company, including through the Chair of the Board and Chair of the Nominating and Corporate Governance Committee soliciting feedback from each director individually regarding areas of strength and opportunities to supplement the Board’s existing experience and expertise.

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  CORPORATE GOVERNANCE

Board Committees, Meetings, and Charters

Below is a general overview of the role of each committee.

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

The Compensation Committee focuses on increasing shareholder value by setting compensation for executive officers and is responsible for:

1)  Oversight of compensation program and incentive plans design, metrics and targets for Company executives

2)  Oversight of executive officer compensation, evaluating CEO performance and determining CEO compensation

3)  Reviewing policies relating to director compensation and stock ownership guidelines

4)  Assessing the independence of any compensation consultants

5)  Engaging with shareholders to solicit feedback and understand compensation priorities

6)  Oversight of the Company’s clawback policy

7)  Engaging with management about risks arising from compensation policies and practices

The Audit Committee safeguards our shareholders’ investment in the Company by overseeing:

1)  The integrity and public reporting of the Company’s financial statements

2)  Company compliance with legal and regulatory requirements

3)  Performance of the Company’s internal audit plan and functions and internal controls

4)  Engagement and oversight of the Company’s independent registered public accounting firm

5)  Cybersecurity, including information technology resilience and data security

6)  Identification and evaluation of any related person transactions

7)  The administration of the Company Code of Conduct

The Nominating and Corporate Governance Committee works to ensure that stakeholders are effectively represented by overseeing:

1)  Board refreshment, including the identification of director nominees

2)  The process and protocols regarding CEO succession

3)  The structure and composition of Board committees

4)  Annual evaluations of the Board, its committees and each director, individually

5)  Risk monitoring, except matters specifically reserved to another committee

6)  Monitoring the sustainability profile of the Company

7)  Shareholder engagement to solicit feedback and understand governance priorities

8)  Human capital management

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  CORPORATE GOVERNANCE

During fiscal 2025, the Board at large held 6 meetings, the Audit Committee held 7 meetings, the Nominating and Corporate Governance Committee held 5 meetings, and the Compensation Committee held 6 meetings. Each of our current directors attended 75% or more of the total Board and Board committee meetings for committees on which the director served in fiscal year 2025. All directors are invited and encouraged to attend all committee meetings. The independent directors met regularly in executive sessions without Company management present throughout fiscal 2025. The Chair of the Board conducts and presides at each executive session. The Company’s policy is to encourage Board members to attend the Company’s Annual Meetings of Shareholders. All of the Company’s then-serving directors attended the Annual Meeting of Shareholders held on January 9, 2025. The composition of each of the Board committees as of the date of this Proxy Statement is set out below.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Stevan B. Bobb	●

Thomas B. Fargo (Board Chair)	●

Wanda F. Felton	●	F

Antonio O. Garza	●			Chair

James R. Huffines	●	Chair, F

Graeme A. Jack	●	F

Jeffrey M. Songer	●	F

Lorie L. Tekorius (CEO)

Wendy L. Teramoto	●	F

Kelly M. Williams	●		Chair

● Independent  Member  F Audit Committee Financial Expert

The Board has determined that each member of the Audit Committee is financially literate and that Directors Jack, Felton, Huffines, Songer and Teramoto qualify as “audit committee financial experts” under NYSE and SEC rules. Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee maintains a written charter. These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at https://investors.gbrx.com/corporate-governance.

Succession Planning

The Board provides oversight of key executive officer transitions. The Board, together with the Nominating and Corporate Governance Committee, exercises this oversight role through regular review and implementation of the Company’s succession planning process for key leadership and operational positions. Our succession planning efforts enable the business to quickly pivot, fill key critical roles and further focus on organization transformation.

Our CEO and our Chief Human Resources Officer, in partnership with senior leaders, prioritize talent development throughout the organization. This includes implementing tailored development plans, facilitating stretch assignments and fostering a culture of continuous improvement and learning. The Board reviews our talent pipeline activities regularly, and meets formally and informally with our CEO, key executives, and other high-potential members of senior management.

Risk Oversight

The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for risk management oversight. In order to ensure that Board expertise is utilized most effectively in risk management, certain other standing committees are given primary risk management oversight responsibility of certain categories of risks, such as the Compensation Committee’s oversight of compensation risk and the Audit Committee’s oversight of certain financial controls and cybersecurity risks. Greenbrier has established an Enterprise Risk Management (ERM) program to ensure risks are addressed in a manner consistent with the Company’s overall corporate strategy, including a strong focus on preservation of shareholder investments, railcar safety, employee safety, and cybersecurity. Key risk identification, evaluation, and mitigation actions are reviewed quarterly by the Nominating and Corporate Governance Committee, other committees, and, as appropriate, are considered by the entire Board. The entire Board remains actively engaged in the oversight and effective implementation of the ERM program. The Board as a whole is directly engaged in overseeing the

THE GREENBRIER COMPANIES

  CORPORATE GOVERNANCE

management of all significant risks, especially risks that implicate public safety. See “Environmental and Social” below for more information regarding our strategy and Board oversight with respect to employee safety and human capital management.

The Nominating and Corporate Governance Committee oversees the Company’s financial and accounting risk assessment and risk management policies, including monitoring and recommending to the Board any modifications regarding the Company’s Code of Conduct and Policy Regarding Trading in Company Securities.

The Compensation Committee evaluates the Company’s compensation programs and has concluded that its risks are effectively mitigated by a variety of policies including clawback, anti-hedging, and stock ownership policies. The compensation program balances short-term and long-term incentives and establishes multiple and strategically weighted performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Cybersecurity Risk Oversight

Cybersecurity represents an important component of our overall approach to risk management. Our information security risk management policies, standards and practices are integrated into our overall enterprise risk management approach. The Board of Directors, in coordination with the Audit Committee, oversees the management of risks from cybersecurity threats. Admiral Thomas B. Fargo, Chair of the Board, has significant experience in cybersecurity including supervising extensive, national level cybersecurity programs and teams as Commander of the U.S. Pacific Command. Our Chief Information Security Officer (“CISO”) is principally responsible for managing our cybersecurity risk management program, in partnership with other business leaders across the Company. The CISO has decades of experience in the cybersecurity and information security fields, including experience with both private and public companies and the military, as well as experience in the transportation and rail industry. We have developed and implemented, and update on an ongoing basis, a risk-based information security program designed to identify, assess and manage material risks from cybersecurity threats. We have adopted physical, technological, and administrative controls on data security, and have a defined procedure for data incident detection, containment, response, remediation, and reporting. The Audit Committee reviews cybersecurity on a quarterly basis. The Board of Directors and the Audit Committee each receive regular presentations and reports on cybersecurity from our CISO and other members of senior management.

Our Code of Conduct and FCPA Compliance

We strive for the highest ethical standards in all of our business dealings. Our Code of Conduct guides our Board, executive officers, and employees in the work they do for the Company. We work diligently to ensure that all our employees fully understand our Code of Conduct, and are empowered to implement ethical practices and promptly report any noncompliant or suspicious activity. The Company maintains the right to require any employee to supply a written statement certifying compliance with our Code of Conduct. The Code of Conduct applies to all of the Company’s directors, officers, employees, and consultants, including its principal executive officer, principal financial officer, and principal accounting officer. The Company intends to post amendments to, or waivers from, our Code of Conduct on the Company’s website at https://investors.gbrx.com/corporate-governance.

Our Code of Conduct is closely tied to our FCPA and Anti-Corruption Policy. We operate globally, and as such, compliance with all anti-bribery and anti-corruption laws is a key component of our ethics commitment. We conduct ongoing FCPA compliance training at all our locations across the globe.

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  CORPORATE GOVERNANCE

Fiscal 2025 Non-Employee Director Compensation

Our non-employee director compensation program is designed to attract, retain, and reward qualified non-employee directors and align the financial interests of non-employee directors with those of our shareholders. The program addresses the time, effort, expertise, and accountability required of active Board membership. Pursuant to this program, each non-employee member of our Board received the cash and equity compensation described below for fiscal 2025 Board service. We also reimbursed our non-employee directors for expenses incurred in connection with attending Board and committee meetings, assisting with other Company business, such as meeting with potential director candidates, as well as continuing director education. Members of the Board who are our employees are not separately compensated for serving on the Board.

Our Compensation Committee has the primary responsibility for reviewing the compensation paid to our non-employee directors and making recommendations for adjustments, as appropriate, to the full Board. The Compensation Committee undertakes an annual review of the type and form of compensation paid to our non-employee directors, which includes a market assessment and analysis by its independent compensation consultant, Mercer, a national compensation consulting firm (“Mercer”). The Board believes that the fiscal 2025 compensation program for our non-employee directors attracted, retained, and rewarded qualified non-employee directors, consistent with market practices and the demands placed on our Board.

FISCAL 2025 CASH COMPENSATION

In fiscal 2025, non-employee directors received an annual cash retainer of $100,000. Additionally, members of the Audit Committee received an annual cash retainer of $10,000, and members of the Compensation and the Nominating and Corporate Governance Committees received an annual cash retainer of $7,500. In addition to the annual board and committee retainers, the Chair of the Board, Admiral Fargo, received an additional cash retainer of $165,000. The Audit Committee chair received an additional cash retainer of $20,000, and each other committee chair received an additional cash retainer of $15,000, in each case prorated for partial year of service as chair. All annual retainer fees generally were paid quarterly.

FISCAL 2025 EQUITY COMPENSATION

Fiscal 2025 equity awards to our non-employee directors were made under the Company Stock Incentive Grant Program for Non-Employee Directors under the 2021 Plan. Under the program, upon a director’s initial election to the Board, the director automatically receives an “initial” award of restricted stock units (RSUs) with a value of $160,000. If such initial election occurs prior to the next annual meeting of shareholders, this initial award is prorated. A director who is also an employee of the Company, and who subsequently ceases such employment status but remains a director, is not eligible for such an initial award. Immediately following each annual meeting of shareholders, each director automatically receives an “annual” award of RSUs with a value of $160,000. Under the program for fiscal 2025, both the initial award and the annual award for fiscal year 2025 vest on the earlier of (a) the one-year anniversary of grant and (b) the next annual meeting of shareholders (if such meeting is at least 50 weeks after the prior year’s annual meeting of shareholders). In the event of a director’s termination of service due to death, disability, or retirement, or because such director is not nominated or re-elected to serve an additional term as a director, any unvested portion of the director’s initial award or annual award granted in fiscal 2025 will vest. In the event of a director’s termination of service due to such director’s removal or resignation, any unvested portion of the director’s initial award or annual award granted in fiscal 2025 will be forfeited. Dividends on unvested RSUs granted in fiscal 2025 are subject to the same vesting terms as the unvested RSUs to which they relate. Upon a Company change of control, all unvested initial and annual director awards granted in fiscal 2025 will vest.

For fiscal 2025, all our continuing non-employee directors received an annual award of RSUs covering 2,466 shares, determined by dividing $160,000 by the average closing price of a share for the 30 trading days immediately preceding the grant date, rounded up to the nearest whole share. For fiscal 2025, our new non-employee directors received an initial award of RSUs covering 1,752 shares, determined by prorating $160,000 for their partial year of service and dividing the result by the average closing price of a share for the 30 trading days immediately preceding the grant date, rounded up to the nearest whole share.

THE GREENBRIER COMPANIES

  CORPORATE GOVERNANCE

FISCAL 2025 DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee Board members for fiscal year 2025. Ms. Tekorius did not receive compensation for her service as a director in fiscal 2025. Ms. Tekorius’ compensation for her service as an employee is discussed in the executive compensation disclosures below.

FISCAL 2025 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Stevan B. Bobb	16,666	79,611	—	96,277

Thomas B. Fargo	291,250	149,045	—	440,295

Wanda F. Felton	117,500	149,045	—	266,545

Antonio O. Garza	123,750	149,045	—	272,795

James R. Huffines	117,500	149,045	—	266,545

Graeme A. Jack	145,000	149,045	—	294,045

Jefferey M. Songer	16,666	79,611	—	96,277

Wendy L. Teramoto	117,500	149,045	—	266,545

Kelly M. Williams	140,000	149,045	—	289,045

(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of RSUs granted to directors in fiscal 2025 calculated in accordance with FASB ASC Topic 718 (Compensation – Stock Compensation), excluding estimated forfeitures. Such amounts may not correspond to the actual value that will be realized by the director if and when the RSU awards vest. As of August 31, 2025, each director, except for Messrs. Bobb and Songer, held 2,511 unvested RSUs (including dividend equivalents); Messrs. Bobb and Songer held 1,764 unvested RSUs (including dividend equivalents).

NONQUALIFIED DEFERRED COMPENSATION

We maintain an unfunded, voluntary non-qualified deferred compensation plan for our non-employee directors, which allows our non-employee directors to defer compensation received in exchange for their non-employee director services to us. We do not contribute to the plan. We do not guarantee any returns on participant contributions to the plan. The plan does not pay or provide for preferential or above-market earnings. Amounts deferred under the plan are credited with hypothetical and/or actual investment earnings based on participant investment elections made from among investment options available under the plan. Distributions may be made in lump-sum or in installments (subject to certain restrictions in the plan) upon the non-employee director’s death, disability, other termination of service, a change of control of us, and certain unforeseeable emergencies, each as defined in the plan.

STOCK OWNERSHIP AND STOCK RETENTION

We believe that our non-employee directors should hold a meaningful financial stake in the Company to further align their interests with those of our shareholders. To promote this belief, the Company maintains stock ownership guidelines for its non-employee directors pursuant to which all non-employee directors of the Company are required to acquire and retain holdings of Company stock with a value equal to five times the annual cash retainer within five years of their initial election or appointment to the Board, as applicable. As of the end of fiscal 2025, all of our non-employee directors met these guidelines.

Shareholder Engagement

We regularly engage with shareholders to understand their perspective and identify matters important to them. Our independent Chair of the Board, Board Committee Chairs and Management team are directly involved in these efforts and outcomes are reported to the entire Board. In fiscal 2025, we contacted institutional shareholders representing approximately 77% of our shares (including all of our top 20 shareholders) to solicit feedback and ensure that we had insight into the issues that were most important to our shareholders. We met with institutional shareholders representing 26% of our shares and received valuable feedback. These figures are based on the number of shares outstanding as of the end of fiscal year 2025.

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  CORPORATE GOVERNANCE

WHAT WE DISCUSSED

•	Greenbrier’s strategy and execution

•	Business outlook and demand environment

•	Board structure and composition, including our classified board structure and our ongoing Board refreshment initiatives

The Chair of the Board, Chair of the Compensation Committee and/or Chair of the Nominating and Corporate Governance Committee often participate with senior management in these calls. Shareholder engagement activity and feedback is reported directly to the Board, either by the Committee Chairs, if they participated, or by Management. See “Say-on-Pay Vote and Shareholder Engagement on Compensation” on page 30 of this Proxy Statement for further information regarding key feedback from shareholders related to our executive compensation program and our responses.

Environmental and Social

Guided by our business strategy and informed by stakeholder engagement and materiality assessments, we aim to align sustainability with business goals to manage risk, drive innovation, and create long-term value for our stakeholders. Greenbrier’s Better Together business strategy and sustainability priorities complement each other and form a strong framework for advancing our goals. Grounded in our Core Values—Safety, Quality, Respect for People, and Customer Satisfaction—our sustainability approach revolves around five key pillars: Product Safety & Quality, Our People, Environmental Sustainability, Governance & Ethics, and Communities.

In fiscal 2025, to prepare for the future and meet the evolving regulatory reporting requirements of the European Union, we conducted a double materiality assessment (DMA) to understand the financial impacts of sustainability topics on our business, and our operations impact on the environment and society. We applied consistent thresholds from our Enterprise Risk Management (ERM) system to ensure alignment when identifying the material topics. Our updated sustainability strategy, guided by the DMA, will help us address emerging issues and foster innovation. Greenbrier’s 2025 Sustainability Report provides further detail about our priorities and the actions we took in fiscal 2025 and that we will take in the future. It can be found at www.gbrx.com/sustainability.

ENVIRONMENTAL SUSTAINABILITY

Our sustainability strategy begins with our own operations, focusing on resource efficiency, emissions management, and responsible materials sourcing, and extends through our products and services to support a lower-carbon transportation system. Our core product offerings are not only among the most fuel-efficient modes of transport globally, but freight railcars are designed for a 30-to-50-year lifespan.

We embed lifecycle management into every phase to deliver products that meet stakeholder expectations while advancing efficiency.

•

In the design phase, we focus on creating railcars that optimize safety, freight capacity, environmental performance, and cost effectiveness for our customers. Features like lower tare weight and aerodynamic shapes aim to reduce locomotive fuel consumption, lowering customers’ emissions.

•	In production, we optimize manufacturing processes to reduce waste and energy consumption, such as using precision cutting to minimize material scrap.

•

Our materials sourcing strategy emphasizes resource efficiency, local supply chains, and supplier accountability to strengthen our environmental performance. Our Supplier Code of Conduct also encourages suppliers to minimize environmental impacts through responsible resource use and emissions reduction.

•	We implement rigorous quality controls to ensure railcars can withstand heavy-duty use, aiming to reduce maintenance needs and extend service life.

•

By investing in our facilities and bringing additional manufacturing capabilities in-house, we have lowered trucking emissions while maintaining tighter control over production schedules and quality standards.

THE GREENBRIER COMPANIES

  CORPORATE GOVERNANCE

•

At the end of a railcar’s life, we prioritize recycling and responsible disposal. Our railcars are designed with modular components and recyclable materials, which can be repurposed for new railcars or other products. We partner with steel recycling facilities to ensure efficient material recovery and minimize landfill waste. Our refurbishment programs allow certain components to be reused or railcars to be retrofitted, supporting circular economy principles and reducing environmental impact.

We continue to refine our environmental performance and compliance efforts through our Environmental Management System (EMS). Our areas of focus in fiscal 2025 included: issuing the air, water and waste standards through our EMS system; providing ongoing professional development for staff with primary environmental responsibilities; implementing pollution prevention activities; managing our energy use and greenhouse gas (GHG) emissions; and addressing potential risks and opportunities associated with climate change. Greenbrier has implemented energy efficiency projects for more than a decade, with an increased focus over the last three years, including initiatives such as: upgrading production facilities to smart LED lighting systems; onsite solar installations at our facilities, with our first solar energy project at Greenbrier Tlaxcala in fiscal 2023 and evaluation of the feasibility of additional installations in fiscal 2025; and adopting recycling and waste management practices. Our Sustainability Reports provide information regarding our Scope 1 and indirect Scope 2 GHG emissions, and we remain on track to meet international reporting requirements and have completed preparations for our initial Scope 3 GHG emissions inventory. The Nominating and Corporate Governance Committee receives at least one annual update on Greenbrier’s progress in sustainability reporting and emerging material topics. Sustainability leaders also participate in shareholder engagement activities as applicable.

EMPLOYEE HEALTH & SAFETY

Our commitment to a safe and welcoming workplace continues to shape our company culture. Reinforcing our culture of safety also formed our strategic focus areas for fiscal 2025: to improve consistency across the company in how we manage compliance with Greenbrier’s Safety Standards; to promote and enhance near-miss tracking; and to facilitate sharing best safety practices across worksites. In fiscal 2025, we introduced various safety improvements. A multidisciplinary team developed new Safety Culture metrics, with participants ranging from front-line employees to executive leadership. The metrics were identified based on an initiative conducted in fiscal 2024, where all locations participated in a safety culture reset to identify key metrics that address risks and align expectations for ongoing workplace safety improvements. The new metrics include: near-miss ratios tailored to plant size; monthly self-audits of cardinal rule programs; Gemba/leadership walks with site management to increase engagement; and behavior-based safety observations for proactive risk detection and analysis. By design, these metrics involve all levels of the production workforce, from plant managers to front-line workers.

The safety of our workforce is a cornerstone of our risk management strategy and is critical to our operational success. Greenbrier’s Health & Safety Management System is aligned with our Environment, Health and Safety (EHS) policy, which affirms our commitment to maintaining a safe workplace. During fiscal 2025, Greenbrier’s EHS team conducted seven formal audits across its manufacturing facilities, focusing on cardinal rule programs. These audits addressed critical safety areas, including switching and railcar movement, fall protection, lockout/tagout (LOTO), crane movement and suspended loads, painting and lining (bonding/grounding) and emergency response.

PRODUCT SAFETY & QUALITY

Product Safety and Quality remains a top priority. We design and manufacture railcars prioritizing safety, reliability, and innovation, ensuring they meet the highest industry standards throughout their life cycle. Through systematic inspections, testing, and documentation, we maintain strict control over product quality at every production stage, while continuously seeking opportunities for improvement. In fiscal 2025, we also introduced a mobile, state-of-the-art tank car training platform designed to enhance rail safety education and hands-on learning for railcar operators, maintenance teams and safety professionals. Through accessible, hands-on training, we aim to invest in rail safety and foster a more technically proficient workforce.

Greenbrier is committed to delivering high-quality products through our comprehensive Quality Assurance Manual, which establishes policies to meet industry standards and regulatory compliance. Our facilities adhere to AAR requirements and relevant U.S. Department of Transportation regulations, supported by ongoing employee training and regular audits to maintain rigorous quality standards.

HUMAN CAPITAL MANAGEMENT

Oversight of human capital management (HCM) initiatives is embedded at the highest levels of the organization, with our Board and Nominating and Corporate Governance Committee actively engaged in promoting our Core Value of Respect for People. This governance structure ensures that strategic decisions around talent acquisition, employee engagement, and workforce development

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  CORPORATE GOVERNANCE

are aligned with long-term business goals and stakeholder expectations. By integrating HCM into our Better Together strategy, Greenbrier fosters cross-functional collaboration, internal mobility and knowledge sharing to unify the organization and enhance operational effectiveness.

Attracting top talent and building a workplace where team members are engaged, motivated, and empowered to contribute is critical to our success. Our approach to talent acquisition ensures that recruitment strategies reflect business needs and our dedication to employee engagement and inclusion. We continue to enhance our onboarding program, which is deployed to new team members prior to their first day of employment. This ensures a consistent and impactful introduction to our workplace culture and safety principles.

We prioritize the growth and advancement of our team members through learning and development programs, supporting talent retention and aligning with our broader sustainability and human capital objectives. These programs are designed to build essential capabilities across the organization while fostering a culture of continuous learning and growth opportunities for team members. Since its launch in fiscal 2022, Greenbrier University (GBU) has played a key role in delivering comprehensive learning programs at all levels of the organization. In fiscal 2025, GBU concentrated on goal setting and alignment, performance feedback, cross-functional collaboration, continuous improvement, change management, employee development, and frontline leadership skills. These courses help strengthen Greenbrier’s internal talent pipeline, driving organizational performance and cultivating a resilient and sustainable workforce. We also maintain eight Employee Resource Groups (ERGs), which are open to all employees. These networks promote professional and personal development and community building across the organization. In fiscal 2025, our employee engagement efforts expanded with the launch of mentorship opportunities through our ERGs, encouraging collaboration and professional growth.

We conduct employee surveys in the United States, Mexico and Europe to gather valuable insights that help strengthen our Company and improve the employee experience. By collecting and analyzing employee feedback, we identify gaps, validate the impact of initiatives, and emphasize our focus on transparency and continuous improvement. For example, based on employee feedback, we launched GBX RailDepot, a comprehensive employee engagement tool designed to foster a culture of feedback, recognition, and communication. In 2026, we plan to launch a biennial employee survey across our North American and European operations.

Related Person Transactions

Under Greenbrier’s written Related Transactions Policy, the Audit Committee of the Board has the responsibility to review and, if appropriate, approve (or, when applicable, ratify) all related person transactions. Related person transactions are submitted to the Audit Committee (or its designated representative) for consideration prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Greenbrier management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the Policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

Indebtedness of Management. Since the beginning of fiscal 2025, none of our directors or executive officers have been indebted to us.

Majority Voting Policy

The Company’s Corporate Governance Guidelines establish a majority voting policy with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, make a recommendation to the Board concerning the acceptance or rejection of the resignation offer.

The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board. The Board will also provide an explanation of the process by which the decision was made and, if applicable, its reasons for rejecting the tendered resignation.

THE GREENBRIER COMPANIES

  CORPORATE GOVERNANCE

Communication with the Board

Shareholders and other interested parties may communicate with members of the Board by mail addressed to Greenbrier Board of Directors, One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035 Attn: Chief Legal and Compliance Officer. Correspondence may be directed to the Board as a whole, the Chair of the Board, or to the non-management directors as a group.

Such communications are distributed as appropriate. Please note that communications with directors does not constitute service of process to the Company and that nominations and shareholder proposals must be submitted in accordance with the procedure set forth on page 69.

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PROPOSAL 1	ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee and the Board have recommended the following five nominees for election:

•	Class II directors: Wanda F. Felton, Graeme A. Jack, and Wendy L. Teramoto.

•

Jeffery M. Songer was appointed as a Class I director and Stevan B. Bobb was appointed as a Class III director by the Board in June 2025. Under Greenbrier’s Bylaws, directors appointed by the Board stand for election at the next Annual Meeting of Shareholders. As a result, Mr. Songer and Mr. Bobb are standing for election at this Annual Meeting.

The Class II candidates are nominated to serve a three-year term, until the Annual Meeting of Shareholders in 2029, or until their respective successors are qualified and elected. Mr. Songer and Mr. Bobb are nominated to serve until the expiration of the current term of their class, noted below. If a nominee is unable or unwilling to serve as a director at the date of the applicable Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF Mr. Bobb, Ms. Felton, Mr. Jack, Mr. Songer and Ms. Teramoto. Unless marked otherwise, proxies received will be voted FOR the election of the five nominees.

Directors are divided into three classes, with four directors in Class I, three directors in Class II and three directors in Class III. Typically, one class is elected each year for a three-year term. The following table sets forth certain information about each nominee for election to the Board and each continuing director.

			Committee Memberships

Name	Independent	Director Since	Audit	Compensation	Nominating/ Corp. Gov.	Expiration of Current Term

Class I Directors

Stevan B. Bobb* Age: 65 Director	●	2025		●		2028

Thomas B. Fargo Age: 77 Chair of the Board	●	2015		●	●	2028

Antonio O. Garza Age: 66 Director	●	2021	●		Chair	2028

James R. Huffines Age: 74 Director	●	2021	Chair, Financial Expert	●		2028

Class II Directors

Wanda F. Felton* Age: 67 Director	●	2017	Financial Expert		●	2026

Graeme A. Jack* Age: 74 Director	●	2006	Financial Expert	●	●	2026

Wendy L. Teramoto* Age: 51 Director	●	2019	Financial Expert	●		2026

Class III Directors

Jeffrey M. Songer* Age: 56 Director	●	2025	Financial Expert			2027

Lorie L. Tekorius Age: 58 Director and CEO		2022				2027

Kelly M. Williams Age: 61 Director	●	2015	●	Chair	●	2027

*	Nominee for election

THE GREENBRIER COMPANIES

 FISCAL 2025 EXECUTIVE

 COMPENSATION

Compensation Discussion and Analysis

This section discusses material information relating to the compensation of our named executive officers for fiscal 2025 (“NEOs”):

Lorie L. Tekorius,

Chief Executive Officer and President

Michael J. Donfris

Senior Vice President, Chief Financial Officer

Brian J. Comstock,

Executive Vice President & President, The Americas

William Krueger,

Senior Vice President & Chief Operations Officer, The Americas

William Glenn,

Senior Vice President & President, Europe

EXECUTIVE SUMMARY

Our executive compensation program is thoughtfully designed to attract, motivate and retain high-caliber executives who drive our success, to promote teamwork in a straightforward and effective way, and to emphasize the executive’s shared responsibility for our overall success. Over the years, the program has evolved while maintaining an overarching philosophy aimed at achieving strong alignment with our shareholders’ interests. Consequently, we structure our executive compensation program to include significant performance metrics that are aligned with our business strategy and shareholder value creation.

Listed below are highlights of our fiscal 2025 executive compensation policies and practices:

WHAT WE DO

✔	Ongoing engagement with our institutional shareholders regarding our executive compensation policies and practices

✔	Performance-based cash and equity incentive compensation

✔	Caps on performance-based cash and equity incentive compensation

✔	Significant portion of executive compensation at risk based on company performance

✔	Multi-year equity award vesting periods, including three-year performance periods for performance-based equity awards

✔	One-year minimum vesting requirement under equity incentive plan, with limited exceptions

✔	Annual review and approval of our executive compensation program

✔	Annual compensation risk assessment

✔	Annual “Say on Pay” vote

✔	Clawback policy on cash and equity incentive compensation

✔	Stock ownership and stock retention guidelines for executive officers

✔	Independent compensation consultant engaged by the Compensation Committee

✔	100% independent directors on the Compensation Committee

✔	Limited perquisites

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  FISCAL 2025 EXECUTIVE COMPENSATION

WHAT WE DON’T DO

✖	No “single trigger” change of control severance payments and benefits

✖	No gross-ups for change of control related excise tax payments

✖	No short sales, hedging, pledging of stock ownership positions, or transactions involving derivatives of our common stock

✖	No strict benchmarking of executive compensation to a specific percentile of our compensation peer group

✖	No pension benefits

✖	No dividend payments on awards that do not vest

✖	No ‘repricing’ of out-of-the-money stock options or similar awards without shareholder approval

✖	No incentivizing unnecessary or excessive risk taking

✖	No employment agreements with executive officers that provide for a guaranteed term of employment

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

FISCAL 2025 FOCUS AND ACCOMPLISHMENTS

Fiscal 2025 was a record year for the Company. As illustrated in the charts below, the Company achieved record levels of Core Net Earnings Attributable to Greenbrier, Core EBITDA and Core Diluted Earnings Per Share on lower deliveries and revenue compared to the last several years. These results reflect the effectiveness of our multi-year strategy, which focuses on maintaining our global manufacturing leadership, optimizing our footprint to better serve customer needs, and expanding recurring revenue from leasing. Recurring revenue is defined as Leasing & Fleet Management revenue excluding the impact of syndication transactions.

Reconciliations of GAAP to non-GAAP financial measures for, Core Net Earnings Attributable to Greenbrier, Core Diluted Earnings Per Share and Core EBITDA are provided in the tables included in Appendix D to this Proxy Statement.

As illustrated in the chart below, new railcar deliveries in the North American market are cyclical. Our fiscal 2025 profitability reflects consistent through-cycle performance. We believe the execution of our strategy—built on consistent execution and a disciplined focus on operational efficiency—positions us to deliver profitability across cycles, creating long-term shareholder value as market conditions fluctuate.

NORTH AMERICAN RAILCAR DELIVERIES

      Source: Railway Supply Institute ARCI Q3 2025 report

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  FISCAL 2025 EXECUTIVE COMPENSATION

SUMMARY OF KEY ACCOMPLISHMENTS IN FISCAL 2025

Earnings	• Record Core Net Earnings Attributable to Greenbrier of $211.7 million	Representing almost 6x our fiscal 2021 results for each metric in similar market conditions
• Record Core Diluted Earnings Per Share of $6.59
• Record Core EBITDA of $512.3 million
• Delivered Core Return on Invested Capital of almost 11%

Operational Performance	• Generated over $265 million of net cash provided by operating activities
• Invested nearly $106 million (net of proceeds and inclusive of transfers for railcars into the lease fleet) growing our lease fleet by 1,500 railcars
• Achieved a fleet utilization rate of over 98%
• Ended fiscal year 2025 with a healthy backlog value and units totaling 16,600 units with an estimated value of $2.2 billion
• Successfully refinanced our $850 million credit facility at attractive rates and extended the maturity until 2030

Returning Cash to Shareholders	• Increased our dividend to $1.24 per share for fiscal year 2025, marking over 11 consecutive years of dividend payments
• Returned over $62 million to shareholders through dividends and share repurchases

Reconciliation of GAAP to non-GAAP financial measures for Core Net Earnings Attributable to Greenbrier, Core Diluted Earnings Per Share, Core EBITDA and Core Return on Invested Capital is provided in the tables included in Appendix D to this Proxy Statement.

SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT ON COMPENSATION

At our 2025 Annual Meeting, we held a Say-on-Pay vote on the compensation of our NEOs for fiscal 2024, which received the support of approximately 98% of the votes cast, similar to the Say-on-Pay vote support of approximately 98% of the votes cast at our 2024 Annual Meeting for the compensation of our NEOs for fiscal 2023. We view this as an indication of our shareholders’ continued positive reaction to our executive compensation program. We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders. We believe that regular engagement builds alignment with our shareholders and is essential to our long-term success.

FISCAL 2025 NEO COMPENSATION PROGRAM

PRINCIPLES

The Compensation Committee designed the Company’s executive compensation program to be consistent with the goals of its executive compensation philosophy: to drive performance and increase shareholder value. In evaluating and determining executive compensation, the Compensation Committee also considers the results of our most recent Say-on-Pay vote and other feedback from our shareholders. For additional information about the Compensation Committee, see “Corporate Governance—Board Committees, Meetings and Charters—Compensation Committee” in this Proxy Statement. The current compensation program is designed to strengthen and continually reinforce the link between pay and performance.

The objectives of our executive compensation program are to:

•	Align the interests of key executives with the long-term success of the business, our shareholders, and other stakeholders

•	Attract, develop, retain, and motivate key executives to drive our business and financial performance

•	Link a significant amount of executive compensation to achievement of pre-established financial metrics and measurable business goals that are directly tied to our overall business strategy

•	Incentivize the management team to create shareholder value by balancing growth and return on capital at all points in the business cycle

Our compensation principles state that:

•	A significant portion of compensation should be performance-based

•

Total direct compensation should be competitive with the market and based on the complexity of an executive’s assignment, years and depth of experience, and readiness for leadership in the CEO and key executive succession plan

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

•	Annual incentive awards should be aligned with the Company’s operating, financial, and strategic objectives while considering the cyclical nature of our business

•	Long-term incentive plans should promote retention and reward absolute performance as well as relative performance to appropriate peers

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned

In evaluating the competitiveness of our compensation program, we compare it against the programs of peers in related industries at a similar stage of development and comparable financial profile. We also evaluate broader size-appropriate comparisons in related industries. More information about our use of peer group data is provided below. We also assess pay levels and pay mix of our aggregate executive and non-executive compensation programs through compensation positioning and review realizable pay analysis to inform our decisions. Our compensation philosophy also recognizes the need for flexibility based on experience, scope of position, critical skills, and individual/corporate performance. We consider compensation data from our compensation peer group as one of several factors that informs our judgment of appropriate parameters for compensation levels. We do not strictly benchmark compensation to a specific percentile of our compensation peer group, nor do we apply a strict formula or assign strict relative weightings to specific compensation elements. We believe that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because it does not take into account the specific performance of the executive officers, the relative size, growth, and performance of the Company, or any unique circumstances or strategic considerations of the Company.

ROLE OF THE COMPENSATION COMMITTEE

Pursuant to its charter, the Compensation Committee assists the Board in its oversight of the performance and compensation of the Company’s directors and executive officers, including the NEOs. In making executive compensation decisions, the Compensation Committee seeks the assistance of its independent compensation consultant, Mercer, as well as our CEO and management team (although they are not present during voting or deliberations with respect to their own compensation). The Compensation Committee reviews the cash and equity compensation of our executive officers to properly incentivize and reward them for their performance. The role of the Compensation Committee includes:

•	Establishing compensation policies for executive officers and recommending to the Board compensation policies for non-employee directors of the Company

•	Reviewing, determining, and approving the compensation of the Company’s CEO

•	Approving compensation of non-CEO executive officers

•	Reviewing and approving CEO and executive officer change of control agreements and other special benefits, including supplemental retirement benefits

•	Regularly reviewing, administering, and recommending changes to equity-based and other incentive compensation plans

•	Annually reviewing the Company’s compensation policies and practices as they relate to risk management and evaluating potential risks

ROLE OF THE COMPENSATION CONSULTANT

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts, and other personnel the Compensation Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such independent consultants, counsel, experts, and other personnel.

The Compensation Committee directly engaged Mercer as independent consultant for fiscal 2025 to provide information, analysis, and advice regarding executive and director compensation. The Compensation Committee has evaluated the independence of Mercer and concluded that there are no conflicts of interest. Mercer provided the following services for the Compensation Committee during fiscal 2025: (i) advice on 2025 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2025 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices and whether any such practices should be modified to improve effectiveness or to implement “best practices.”

ROLE OF MANAGEMENT

The Compensation Committee consults with our CEO and our Chief Human Resources Officer (CHRO) when making compensation decisions. Typically, our CEO and CHRO engage with other members of our management team to gather information on corporate and individual performance and their perspective and recommendations on compensation matters. Our CEO makes recommendations to

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  FISCAL 2025 EXECUTIVE COMPENSATION

the Compensation Committee regarding compensation matters, including the compensation of our other executive officers. The Compensation Committee uses these recommendations as one of several factors in making compensation decisions, and those decisions do not necessarily follow the CEO’s recommendations.

PROGRAM DESIGN

The following table describes the material elements of fiscal 2025 pay for the NEOs and explains why each element was provided.

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Payment

Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each NEO	• Attract and retain talent • Provide financial certainty	Cash

	Annual Cash Bonus	Achievement of specific annual financial and strategic goals	• Drive achievement of key business results on an annual basis	Cash

Performance-Based	Long-Term Equity	Achievement of specific long-term financial goals, including relative financial performance	• Reward achievement of long-term objectives over a three-year performance period • Directly tie interests of our NEOs to those of our shareholders	Shares

Time-Based	Long-Term Equity	Creation of shareholder value	• Retain talent • Vest annually in equal installments, generally over a three-year period	Shares

PEER GROUP

Greenbrier’s fiscal 2025 compensation peer group is listed below. The Compensation Committee periodically reviews our peer group. Mercer performs an independent review and makes recommendations annually, providing substantial detail and support to the Compensation Committee for consideration. For fiscal 2025, the Compensation Committee added Allison Transmission Holdings, Inc., Federal Signal Corporation, Flowserve Corporation and Kennametal Inc. to our existing peer group to provide additional relevant market data and ensure pay decisions remain competitive and aligned with shareholder interests. Our fiscal 2025 peer group is:

Astec Industries, Inc. (ASTE) Allison Transmission Holdings, Inc. (ALSN) Crane Company (CR) Federal Signal Corporation (FSS) Flowserve Corporation (FLS) GATX Corporation (GATX)	H&E Equipment Services, Inc. (HEES) Hub Group, Inc. (HUBG) Hyster-Yale, Inc. (HY) Kennametal Inc. (KMT) The Manitowoc Company, Inc. (MTW) Oshkosh Corporation (OSK)	REV Group, Inc. (REVG) Terex Corporation (TEX) The Timken Company (TKR) Trinity Industries, Inc. (TRN) Wabash National Corporation (WNC) Westinghouse Air Brake Technologies Corporation (WAB)

Peer group companies are chosen based on whether they are in a comparable industry, have comparable revenue or market capitalization, or compete with Greenbrier for executive talent. The current peer group includes companies in the following sectors: railcar manufacturing; heavy manufacturing; other related manufacturing; after-market products; transportation services; and high-value equipment leasing. Annual revenues of the peer group companies range from approximately one-third to three times Greenbrier’s annual revenue, with Greenbrier near the peer group median revenue size.

SPECIFIC ELEMENTS OF FISCAL 2025 COMPENSATION

The charts below show the pay mix of our CEO and other NEOs and the components of their pay for fiscal 2025, specifically the base salaries and annual bonuses earned for fiscal 2025, and the grant date fair value of equity awards granted in fiscal 2025.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

BASE SALARY

In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries, including for:

•	Annual merit increases

•	Changes in role, such as promotions or added responsibilities

•	Market adjustments to promote retention

Base salaries were adjusted in fiscal 2025 to align with market pay levels for executives with similar duties and responsibilities. The table below sets forth the base salaries for our NEOs at fiscal end 2025 and 2024.

Named Executive Officer[1]	Fiscal 2024 Base Salary	Fiscal 2025 Base Salary	Percentage Increase from Fiscal 2024 Base Salary

Lorie L. Tekorius	$950,000	$1,050,000	11%

Michael J. Donfris	$630,000	$630,000	N/A

Brian J. Comstock	$685,000	$725,000	6%

William Krueger	$630,000	$652,000	4%

William Glenn	$515,000	$535,000	4%

[1]

The dollar amounts shown in this table are on an annualized basis and do not correspond to the amount of base salary actually earned by the NEO. Please see below under “Summary Compensation Table” for the amount of base salary actually earned by each NEO.

ANNUAL CASH BONUS

A key objective of our compensation philosophy is to tie a significant portion of each NEO’s total direct compensation to company performance. To help accomplish this objective, we provide annual performance-based cash bonus opportunities (“annual bonuses”) for our NEOs, which are earned based on the Company’s achievement against performance objectives established at the beginning of the fiscal year. Target incentive opportunities under the annual bonus plan for NEOs are expressed as a percentage of base salary. The target annual bonus opportunity for Ms. Tekorius was adjusted in fiscal 2025 to align with market pay levels for executives with similar duties and responsibilities. The table below shows the target annual bonus opportunity for each NEO as a percentage of his or her base salary at fiscal end 2024 and 2025.

Named Executive Officer[1]	Fiscal 2024 Target	Fiscal 2025 Target

Lorie L. Tekorius	115%	120%

Michael J. Donfris	95%	95%

Brian J. Comstock	100%	100%

William Krueger	95%	95%

William Glenn	90%	90%

[1]	Please see below under “Summary Compensation Table” for the amount of annual bonus actually earned by each NEO.

Our NEOs other than the Senior Vice President & President, Europe. As in fiscal 2025, our NEOs’ fiscal 2025 annual bonus opportunities, other than Mr. Glenn, were based 40% on the achievement of Company earnings per share (EPS) goals, 40% on the achievement of Company EBITDA goals, each as defined below, and 20% on the achievement of strategic goals. The Compensation Committee believes these goals reflect key financial and operational performance objectives, align the interests of shareholders with management, and encourage management to focus on all aspects of performance, including top-line growth in revenue, expense control, and bottom-line results. The annual bonus ultimately earned could have ranged from 0% to 200% of an individual’s target opportunity for the Company EPS and Company EBITDA portions of the annual bonus, and 0% to 150% for the strategic goal portion of the annual bonus.

The performance metrics, their weighting, targets, and payout levels were established at the beginning of fiscal 2025 by the Compensation Committee with input from management and the Compensation Committee’s independent compensation consultant. This process included a thorough review and discussion of the risks and variables in management’s financial plan for fiscal 2025, including existing backlog, production schedules and forecasts of industry demand. The level of performance required for the maximum payout for the Company EPS and Company EBITDA portions of the annual bonus was established based on the Compensation Committee’s assessment of the level of performance that shareholders would consider superior in view of the economic outlook for Greenbrier and its industry. Company EBITDA and Company EPS targets for fiscal 2025 were set higher than the level of Company EBITDA and Company EPS achievement in fiscal 2024. A comparable process was carried out to establish the threshold or

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minimum performance level, defined as the level of performance below which no incentive payment is appropriate. The Compensation Committee primarily considers factors relevant to the current fiscal year when it sets performance metrics, their weighting, targets, and payout levels, because each fiscal year presents a unique set of challenges and business conditions for our executives to navigate. Financial results from prior years are used as a reference point, but the annual goals are set primarily to align pay with performance that would reflect strong financial results commensurate with the projected business and economic conditions for the current fiscal year.

The following table sets forth the Company EPS and Company EBITDA goals under the fiscal 2025 annual cash bonus opportunity for each NEO other than Mr. Glenn. Payout amounts are interpolated between threshold and target, and between target and maximum.

	Company EBITDA (in millions)	Company EPS	Payout

Threshold (Minimum)	$350	$3.75	75%

Target (Goal)	$465	$5.00	100%

Maximum	$585	$6.25	200%

Achievement below threshold results in no payout. After the conclusion of fiscal 2025, the Compensation Committee evaluated our performance against the Company EPS and Company EBITDA targets and determined that we achieved approximately $6.59 for Company EPS and approximately $512.3 million for Company EBITDA.

For fiscal 2025, achievement of strategic goals made up 20% of the annual bonus opportunity. The goals did not have specific targets or metrics assigned to them and focused on overall progress across three primary areas: operational excellence, technology and finance transformation, and safety culture. After the conclusion of fiscal 2025, the Compensation Committee evaluated our performance against the strategic goals and determined that the strategic goals were achieved at 120% of target. In reaching its determination, the Compensation Committee took note of, among other things, the following fiscal 2025 achievements: identification and deployment of overhead cost management strategies, continued optimization of operations in Europe, progress on multi-year technology transformation to optimize business processes and bring operational consistency to our operating facilities, and enhancing and promoting consistent safety standards across our global manufacturing operations.

In accordance with the payout multiples described above, the Compensation Committee approved bonus payments to the NEOs (other than Mr. Glenn) in an amount that resulted in a total fiscal 2025 bonus payment for each NEO equaling approximately 159.8% of the NEO’s respective fiscal 2025 target annual cash bonus opportunity. The actual fiscal 2025 annual bonus payments for the NEOs are presented in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

	Company EBITDA (in millions) (weighted 40%)	Company EPS (weighted 40%)	Payout

Threshold (Minimum)	$350	$3.75	75%

Target (Goal)	$465	$5.00	100%

Maximum	$585	$6.25	200%

Actual	$512.3	$6.59	159.8 (1)

(1)	Includes 120% of target for the strategic goal portion (weighted 20%) of the annual bonus opportunity.

Our Senior Vice President & President, Europe. Mr. Glenn’s fiscal 2025 annual bonus opportunity was based 15% on the achievement of Company EPS goals, 15% on the achievement of Company EBITDA goals, 30% on the achievement of Greenbrier-Astra Rail EBITDA goals, 20% on Greenbrier-Astra Rail Pre-Tax Income goals, each as defined below, and 20% on the achievement of strategic goals. The Compensation Committee believes that these goals reflect key financial and operational performance objectives, align the interests of shareholders with management, and encourage management to focus on all aspects of performance, including top-line growth in revenue, expense control, and bottom-line results. The annual bonus ultimately earned could have ranged from 0% to 200% of Mr. Glenn’s target opportunity for the non-strategic goal portions of the annual bonus, and 0% to 150% for the strategic goal portion of the annual bonus.

Company performance metrics were established as described above. The metrics for Greenbrier-AstraRail and Mr. Glenn’s strategic goals were established at the beginning of the year based on the Greenbrier-Astra Rail’s financial plan and operational objectives for fiscal year 2025.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

The following table sets forth the non-strategic performance goals and their weighting under the fiscal 2025 annual cash bonus opportunity for Mr. Glenn. Payout amounts are interpolated between threshold and target, and between target and maximum.

	Company EBITDA (in millions) (15%)	Company EPS (15%)	Greenbrier- Astra Rail EBITDA (in millions) (30%)	Greenbrier- Astra Rail Pre-Tax Income (in millions) (20%)	Payout

Threshold (Minimum)	$350	$3.75	$25.8	$9.5	75%

Target (Goal)	$465	$5.00	$34.4	$12.7	100%

Maximum	$585	$6.25	$43.0	$15.9	200%

Achievement below threshold results in no payout. For fiscal 2025, achievement of strategic goals made up 20% of the annual bonus opportunity. The goals did not have specific targets or metrics assigned to them and focused on overall execution of the Company’s European footprint strategy. After the conclusion of fiscal 2025, the Compensation Committee evaluated our performance against the strategic goals and determined that the strategic goals were achieved at 95% of target. In reaching its determination, the Compensation Committee took note of, among other things, progress made in optimization of operations in Europe. The Compensation Committee also evaluated our performance against the financial performance goals described above. Actual achievement for the Company EBITDA and Company EPS goals are presented above. Actual achievement for Greenbrier-Astra Rail EBITDA was approximately $10.9 million and actual achievement for Greenbrier-Astra Rail Pre-Tax Income was approximately $(11.3) million. In accordance with the performance goal targets and payout multiples described above, the Compensation Committee approved a bonus payment to Mr. Glenn in an amount that resulted in a total fiscal 2025 bonus payment equaling approximately 69.9% of his fiscal 2025 target annual cash bonus opportunity. The actual fiscal 2025 annual bonus payment for Mr. Glenn is presented in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

For purposes of the annual cash bonus opportunities: Company EBITDA was defined as Company net earnings before interest and foreign exchange, income tax expense, depreciation and amortization. Company EPS was defined as diluted earnings per Company common share as reflected in the Company’s audited financial statements for fiscal year 2025. Greenbrier-Astra Rail EBITDA was defined as, for the Greenbrier-Astra Rail business, net earnings before interest and foreign exchange, income tax expense, depreciation and amortization. Greenbrier-Astra Rail Pre-Tax Income was defined as, for the Greenbrier-Astra Rail business, sales minus cost of goods sold, selling, general and administrative expenses, operating expenses, depreciation and interest. Consistent with the Company’s published earnings announcements, all four definitions excluded facility-related rationalization/closure costs in Arad (Romania), Olawa (Poland), and Adana (Turkey), to better reflect the underlying performance of our ongoing operations.

LONG-TERM EQUITY AWARDS

The most significant component of our NEO compensation program is long-term equity awards. These equity awards focus the efforts of our NEOs on the achievement of long-term objectives and align the interests of our executive officers with those of our shareholders. The value delivered by the equity awards is dependent on our stock price performance, and it is maximized when the Company achieves strong long-term performance. In fiscal 2025, these equity awards consisted of RSUs and PSUs.

RSUs offer predictable value delivery and promote retention of our executive officers while simultaneously aligning their interests with the long-term interests of our shareholders in a manner consistent with competitive market practices. Our RSUs vest annually in equal installments, generally over a three-year period, subject to continued service to the Company.

PSUs are designed to focus attention on, and to reward the achievement of, our long-term financial objectives and sustained appreciation in shareholder value. We believe that the fiscal 2025 PSUs directly link a significant portion of our NEOs’ target total direct compensation to our stock price performance. At the end of a three-year performance period, a percentage ranging from 0% to 200% of the target number of PSUs initially awarded will be earned based on the extent to which the three-year goals are achieved. The three-year measurement period begins on September 1, 2024 and ends on August 31, 2027.

The Compensation Committee approved the fiscal 2025 long-term equity award program in October 2024. Approximately 60% of each NEO’s target fiscal 2025 equity awards was in the form of PSUs and approximately 40% was in the form of RSUs.

We do not pay dividends on unearned RSUs or PSUs. The target value of the awards intended to be delivered to each NEO was converted into a number of RSUs and target PSUs based on the trailing 30-day average price of a share of our Common Stock. The amount of RSUs and PSUs (including minimum, target and maximum potential payouts) granted to the NEOs in fiscal 2025 are disclosed in the Grants of Plan-Based Awards in fiscal 2025 table below.

Together, RSUs and PSUs are important tools to motivate and retain our highly valuable executive officers, since the value of the awards is delivered to our executive officers over three-year periods, generally subject to their continued service. We may modify our equity award program from one fiscal year to the next, including performance targets, for our executive officers, including our NEOs, to continue to maintain a strong alignment of their interests with the interests of our shareholders.

2026 PROXY STATEMENT

  FISCAL 2025 EXECUTIVE COMPENSATION

Equity awards are discretionary. The Compensation Committee generally grants equity awards to NEOs during its regularly scheduled meeting early in the fiscal year. However, the timing of this approval may be changed in the event of extraordinary circumstances, including in connection with mid-year
promotions and new hires. Eligible employees, including our Named Executive Officers, may voluntarily enroll in our Employee Stock Purchase Plan and receive an option to purchase shares at a discount using payroll deductions accumulated during the prior month. Purchase dates under the Employee Stock Purchase Plan are generally in the first week of each month. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in fiscal 2025. The Compensation Committee does not time the release of material nonpublic information to affect the value of executive compensation.
Fiscal 2025 PSU Performance Metrics
Our process for setting performance metrics, conducted at the beginning of each three-year performance period, includes consideration of goals related to profitability and return on invested capital while taking into account the cyclical nature of our business. Our targets are designed to incent behavior that enhances shareholder value at all points in the business cycle.
We generally establish our objectives depending on where we are in the business cycle. When backlog and demand are high and asset prices strong, we generally emphasize earning a higher return. When the market is weak and prices are under pressure, we generally emphasize making prudent decisions related to production capacity and other considerations, as well as investments at attractive prices, over attempting to earn unrealistic short-term returns. Making intelligent decisions at the right points in the cycle allows us to increase shareholder value over the long term by protecting our core business and market share. When appropriate and supported by the underlying economic conditions and market demand, the Compensation Committee will increase or decrease targets year-over-year to properly incent management.
The Compensation Committee selected Company EBITDA, Company return on invested capital (ROIC) and relative total stockholder return (rTSR), each as defined below, as the metrics for fiscal 2025 PSUs, weighted 60%, 20% and 20% respectively, as follows:

	Company EBITDA (in millions)	Company ROIC	rTSR	Payout

Threshold (Minimum)	$840	6%	25 th %tile	50%

Target (Goal)	$1,250	10%	50 th %tile	100%

Maximum	$1,560	15%	75 th %tile	200%
Achievement below threshold results in no payout for the respective metric. Payout amounts are interpolated between threshold and target, and between target and maximum levels, as appropriate. Vesting is independent for each performance criteria.
As in previous fiscal years, the Compensation Committee reviewed the use of Company EBITDA as a metric in both the annual bonus and long-term performance equity programs. We continue to believe that Company EBITDA is an important indicator of our operating performance and correlates with increased shareholder value. We believe that Company ROIC is a meaningful overall measure of our business performance because it reflects our performance relative to our investments. We believe that rTSR is a meaningful measure of shareholder value creation.
The Compensation Committee selected the S&P 600 Index for the rTSR metric given its representation of our industry peers and that it is challenging relative to other potential benchmark indices. The Compensation Committee further believes that the S&P 600 Index is a proxy to measuring a broad and consistent group of companies that will experience similar market influences as the Company over the cycle of the PSU performance period.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

Fiscal 2023 PSU Program Payout

As disclosed in our proxy statement for our 2024 Annual Meeting and shown in the table below, the fiscal 2023 PSU program included Company EBITDA, Company ROIC and rTSR goals over a three-year performance period. Weighting of the metrics for the fiscal 2023 award was 60% for Company EBITDA and 20% for Company ROIC to emphasize cash flow generation and earnings, and 20% rTSR to focus on alignment of total shareholder return and executive compensation. Achievement below threshold would have resulted in no payout for the respective metric. Vesting was independent for each performance criteria. The target Company EBITDA, Company ROIC and rTSR goals, and actual performance results, are set forth in the table below:

	Company EBITDA (in millions)	Company ROIC	rTSR		Payout

Threshold (Minimum)	$ 600	6%	25th	%tile	50%

Target (Goal)	$ 900	10%	50th	%tile	100%

Maximum	$1,200	15%	75th	%tile	200%

Actual	$1,304	9.8%	78th	%tile	179.5%

Following the end of fiscal 2025, the Compensation Committee determined that actual achievement of Company EBITDA was equal to 200% of target, actual achievement of Company ROIC was 97.5% of target and actual achievement of rTSR was 200% of target. Payout amounts were interpolated between threshold, target and maximum as appropriate.

For purposes of our fiscal 2023 PSU program, Company EBITDA was defined as Company net earnings before interest and foreign exchange, income tax expense, depreciation and amortization. For purposes of our fiscal 2025 PSU program, Company ROIC was defined, with respect to the Company, as the average annual net operating profit after tax for the measurement period divided by the average invested capital for the four annual periods beginning from the last day of the prior fiscal year through the last day of the measurement period. Net operating profit after tax was calculated as earnings from operations plus earnings (loss) from unconsolidated affiliates minus cash paid during the period for income taxes. Average invested capital was calculated as revolving notes, plus notes payable, plus total equity, minus cash in excess of $40 million. For purposes of our fiscal 2023 PSU program, and consistent with the Company’s published earnings announcements, Company EBITDA and ROIC were calculated excluding (i) facility rationalization and closure costs incurred in Arad (Romania), Olawa (Poland), and Adana (Turkey) in fiscal 2025, and (ii) costs associated with the divestiture of our Gunderson Marine and Southwest Steel businesses and our interest in the Rayvag joint venture in fiscal 2023, to better reflect the underlying performance of our ongoing operations. For purposes of our fiscal 2025 PSU program, Company EBITDA and ROIC are defined similarly, and will exclude significant non-cash charges, to the extent consistent with the Company’s published earnings announcements, and may be further adjusted for special items to the extent deemed appropriate by the Compensation Committee.

OTHER COMPENSATION AND EMPLOYEE BENEFITS

Nonqualified Deferred Compensation Plan

The Company maintains a Nonqualified Deferred Compensation Plan (NQDC Plan) that permits participants, including our NEOs, to elect to defer a portion of their compensation, including shares of stock or cash. The NQDC Plan does not pay or provide for preferential or above-market earnings. Amounts deferred under the plan are credited with hypothetical and/or actual earnings based on participant investment elections made from among investment options available under the plan. Messrs. Krueger and Glenn elected to participate in the NQDC Plan in fiscal 2025; none of the other NEOs elected to defer any portion of their fiscal 2025 cash or equity compensation under the NQDC Plan. The Company makes discretionary contributions to the NQDC Plan on behalf of participants. In January 2025, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned, in each case for the prior calendar year.

Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies ensuring the executives’ lives and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million ($750,000 for Mr. Glenn). Please see page 47 for more information related to our life insurance program.

Perquisites and Other Personal Benefits

The Company maintains a program of limited perquisites for NEOs. The Company continues to not provide gross-ups for change of control related excise tax payments and no longer maintains employment agreements with NEOs with guaranteed terms. We regularly evaluate our perquisite program balancing employment retention challenges and our own industry practices.

2026 PROXY STATEMENT

  FISCAL 2025 EXECUTIVE COMPENSATION

The Company provides employee benefits to all eligible employees in the United States, including our NEOs, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain highly talented employees. Our NEOs are eligible to participate in these benefit plans and programs, including, medical, dental, vision, group life, disability and accidental death and dismemberment insurance and a 401(k) plan with a matching contribution component, on the same basis as other full-time employees.

Termination and Change of Control Provisions

Our NEO program includes the following termination and change of control protections and benefits. We believe these protections and benefits serve our retention objectives by permitting our NEOs to maintain continued focus and dedication to their responsibilities in order to maximize shareholder value and to provide compensation assurances which are competitive with those of other similarly situated companies. Our Change of Control Agreements provide certain benefits if employment is terminated in connection with or within 24 months after a change of control. The Change of Control Agreements are “double-trigger” agreements, meaning that benefits are payable only if a change of control occurs and an executive’s employment is involuntarily terminated (including due to death, disability and a resignation by the NEO for “good reason”). Our Executive Officer Severance Policy provides certain benefits to executive officers upon a “qualifying termination” unrelated to a change in control. Our 2021 Plan and the related award agreements provide certain benefits upon termination of employment due to death or disability, in the event of certain hostile change of control transactions, and change of control transactions in which equity awards are not converted, assumed, substituted or replaced. Equity awards granted in fiscal 2025 and thereafter provide limited benefits upon an involuntary termination of employment (including a resignation for “good reason”) and retirement. In addition, commencing with fiscal 2025, we started providing limited retirement benefits. These benefits are described more fully in the Executive Compensation Tables under “Termination and Change of Control Provisions” below.

EMPLOYMENT ARRANGEMENTS

We did not enter into any new individual employment arrangements with our NEOs in fiscal 2025.

Donfris Offer Letter

We entered into an offer letter with Mr. Donfris, dated May 15, 2024 (the “Offer Letter”). The Offer Letter provides for an annual base salary and an annual bonus opportunity. The Offer Letter also provided a cash retention award of $125,000, subject to continued employment for one year, to provide Mr. Donfris an opportunity to earn imminent compensation payments that he forfeited with his prior employer and to further incentivize Mr. Donfris’ continued employment with the Company, and a one-time cash award of $50,000 to assist Mr. Donfris with relocation costs. Both the retention award and the relocation bonus required forfeiture or repayment upon certain terminations of his employment during his first year of employment to incentivize Mr. Donfris’ continued employment with the Company.

Glenn International Assignment Letter

In connection with his overseas assignment, Mr. Glenn is provided certain benefits, which may be furnished, in some cases, through an allowance, as follows: (i) housing accommodations; (ii) tax preparation services; (iii) participation in an international health plan, (iv) periodic round-trip travel to the United States for him and his spouse determined in consultation with management; and (v) tax equalization on certain benefits. In addition, in the event of a serious illness or death of certain immediate family members, the Company will bear the round-trip cost of direct route travel to the United States for Mr. Glenn and his spouse. Upon completion of his assignment or upon termination of his employment while on the assignment, the Company will pay reasonable transportation and moving costs for Mr. Glenn to return to the U.S. If such termination is other than for cause, the Company will also reimburse Mr. Glenn for repatriation tax consultation services and provide him with a relocation allowance for temporary living expenses.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

GOVERNANCE
STOCK OWNERSHIP AND STOCK RETENTION
The Company has stock ownership guidelines for its executive officers, including the NEOs, under which all executive officers of the Company are expected to retain holdings of Company stock (with a value equal to a multiple of base salary ranging from three to six times base salary for NEOs). The applicable multiple depends on the executive officer’s position with the Company, as set forth below.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No

CEO & President, Lorie L. Tekorius	6.0x	Yes

SVP, Michael J. Donfris	3.0x	Yes

EVP, Brian J. Comstock	3.0x	Yes

SVP, William Krueger	3.0x	Yes

SVP, William Glenn	3.0x	Yes
Executive officers are expected to meet the stock ownership target within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later (“grace period”). When an executive officer does not meet the stock ownership target, including during the grace period, the executive officer is encouraged to retain ownership of shares representing at least 50% of the after-tax
value acquired through compensatory stock awards. Shares that count towards satisfaction of the guidelines include shares directly held and shares covered by unvested RSUs. Shares subject to unvested PSUs and shares subject to future sales in a
10b5-1
plan do not count towards satisfaction of the guidelines. All of our NEOs are in compliance with the Company’s stock ownership guidelines.
INCENTIVE COMPENSATION CLAWBACK POLICY
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), we maintain a clawback policy, which requires that certain incentive compensation paid to any current or former executive officer, including our NEOs, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, and received on and after October 2, 2023.
POLICY REGARDING TRADING IN COMPANY SECURITIES
The Board has adopted a Policy Regarding Trading in Company Securities that governs all trading in the Company’s common stock or other securities of the Company by all domestic and foreign employees, officers, directors and consultants of the Company and its subsidiaries, including the NEOs. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and with NYSE rules.
Persons subject to the policy are prohibited from trading while aware of material, non-public
information. Further, the policy:

•	provides for restricted periods and preclearance procedures for directors, executive officers (including the NEOs), and other specified employees;

•
prohibits directors, executive officers (including the NEOs), and employees from hedging the economic risk of owning shares of Company stock (including engaging in short sales, trading in or writing options on Company securities, or entering into other hedging transactions, including, but not limited to, prepaid variable forward contracts, zero-cost
collars, equity swaps or exchange funds); and

•
restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Board Chair and CEO. No such approvals have been given to date.

A copy of the policy is available as Exhibit 19.1 to our Annual Report on Form
10-K
for the year ended August 31, 2025.

2026 PROXY STATEMENT

  FISCAL 2025 EXECUTIVE COMPENSATION

REGULATORY CONSIDERATIONS

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to certain publicly-held corporations for any remuneration in excess of $1 million paid in any taxable year to their chief executive officer, chief financial officer, and certain other current and former highly compensated employees that qualify as covered employees within the meaning of Section 162(m) of the Code. The Compensation Committee has previously considered tax deductibility when structuring our executive compensation arrangements for our current and former executive officers. However, the Compensation Committee may, in its judgment, pay compensation that is not fully tax deductible to the extent it determines that doing so is appropriate to attract and retain executive talent or to meet other business needs. The Compensation Committee intends to continue to compensate our current and former executive officers, including the NEOs, in a manner consistent with our best interests and the best interests of our shareholders.

TAXATION OF “PARACHUTE” PAYMENTS AND DEFERRED COMPENSATION

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests in our Company, and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional taxes and potential penalties on an executive officer, director or other service provider to the Company in the event that he or she receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We follow the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for our stock-based awards. FASB ASC Topic 718 generally requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock unit awards and performance unit awards (including PSUs), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below for equity awards to our NEOs as required by the applicable SEC rules. FASB ASC Topic 718 also generally requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that the recipient of such compensation is required to render service in exchange for the award. For performance unit awards (including PSUs), stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

COMPENSATION RISK ASSESSMENT

The Compensation Committee, with the assistance of Mercer, assesses and considers potential risks when reviewing and approving our compensation programs, policies and practices for our executive officers, including our NEOs, and our employees. We designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based on its assessment, the Compensation Committee believes that any risks arising from our compensation programs do not create risks that are reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with our management the above section entitled “Compensation Discussion and Analysis” prepared by our management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2025.

Kelly M. Williams, Chair

Thomas B. Fargo

James R. Huffines

Graeme A. Jack

Wendy L. Teramoto

Mr. Bobb joined the Compensation Committee in October 2025 and thus did not contribute to this Compensation Committee Report or the matters discussed herein.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2025

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)		Stock Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

LORIE L. TEKORIUS(5) Chief Executive Officer and President	2025	1,016,667	—		4,535,537	1,949,072	204,954	7,706,230
	2024	933,333	—		3,594,634	1,786,455	186,228	6,500,650
	2023	900,000	—		2,819,190	1,735,470	184,821	5,639,481

MICHAEL J. DONFRIS(6) Senior Vice President, Chief Financial Officer	2025	630,000			1,247,289	956,164	53,414	2,886,867
	2024	129,231	175,000	(7)	885,369	204,337	3,750	1,397,687

BRIAN J. COMSTOCK Executive Vice President and President, The Americas	2025	711,667	—		2,154,369	1,136,959	124,977	4,127,972
	2024	656,667	—		1,906,256	1,092,957	112,820	3,768,701
	2023	591,667	—		1,230,202	985,332	103,975	2,911,176

WILLIAM KRUEGER Senior Vice President and Chief Operations Officer, The Americas	2025	644,667	—		1,757,549	978,424	111,555	3,492,195
	2024	606,667	—		1,633,929	959,250	105,156	3,305,001
	2023	560,000	—		861,138	932,596	104,917	2,458,651

WILLIAM GLENN Senior Vice President & President, Europe	2025	528,333	—		1,133,931	332,422	268,527	2,263,213
	2024	500,000	—		971,371	479,700	289,910	2,240,981

(1)	The amounts reported reflect applicable mid-year compensation increases. See “Compensation Discussion and Analysis” above for additional details on fiscal 2025 base salary increases.

(2)

The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of the time-based RSUs granted to our NEOs in fiscal 2025, 2024 and 2023 and the performance-based RSUs granted to our NEOs in fiscal 2025, 2024 and 2023, as computed in accordance with ASC Topic 718, excluding estimated forfeitures. The estimated fair value of performance-based RSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the performance-based RSUs were granted for accounting purposes. Performance-based RSUs include both corporate performance and market-related goals. Consistent with the applicable accounting standards, the grant date fair value of the market-related goal component has been determined using a Monte Carlo simulation model. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2025. The grant date value of the fiscal 2025 performance-based RSUs assuming that the highest level of performance is achieved under the applicable performance measures is $5,117,977 for Ms. Tekorius; $1,407,488 for Mr. Donfris; $2,431,020 for Mr. Comstock; $1,983,265 for Mr. Krueger and $1,279,573 for Mr. Glenn. These amounts do not necessarily correspond to the actual value recognized by our NEOs.

(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect actual payments made under the annual cash bonus opportunities for fiscal 2025, 2024 and 2023.

(4)

The amounts reported in the All Other Compensation column for fiscal 2025 consist of (i) $164,187, $32,614, $106,677, $95,355, and $59,682 in discretionary employer contributions under the NQDC Plan for Ms. Tekorius and Messrs. Donfris, Comstock, Krueger, and Glenn, respectively; (ii) $13,800 in matching employer contributions under the 401(k) plan for each NEO; (iii) $14,900, $7,000, $4,500, $2,400, and $17,025 in life insurance premiums for Ms. Tekorius and Messrs. Donfris, Comstock, Krueger, and Glenn, respectively; (iv) executive medical benefits, use of a Company-owned residence, and gifts presented by the Company to all attendees at Company business events for Ms. Tekorius; and (v) travel agency service charges for spousal travel for Mr. Glenn. Mr. Glenn further received the following benefits related to his overseas assignment: (i) travel to his home in the United States; (ii) travel for Mr. Glenn’s spouse to his home in the United States; (iii) tax advisory and preparation services; (iv) relocation benefits equal to $32,442; (v) overseas housing expenses equal to $46,902; and (vi) an expatriate allowance equal to $82,500. The value of the foregoing benefits was determined based on the actual cost of such benefits to the Company.

(5)

Following the termination of our Chief Financial Officer in April 2024, Ms. Tekorius served as the Company’s principal financial officer until the appointment of Mr. Donfris as the Company’s Senior Vice President, Chief Financial Officer (principal financial officer) in July 2024. Ms. Tekorius did not receive additional compensation for her services as our interim principal financial officer.

(6)	For 2024, the salary and non-equity incentive plan compensation amounts presented are prorated based on the time Mr. Donfris was employed with us in fiscal 2024.

(7)

Pursuant to the Offer Letter, Mr. Donfris received a new-hire cash signing bonus of $125,000 and $50,000 to assist Mr. Donfris with relocation costs, in each case subject to repayment in the event Mr. Donfris voluntarily terminates his employment without “good reason” or the Company terminates his employment for “cause” during his first year of employment with the Company. Both the signing bonus and the relocation bonus required forfeiture or repayment upon certain terminations of employment during his first year of employment with us in order to incentivize Mr. Donfris’ continued employment with the Company. See above “Compensation Discussion and Analysis—Employment Arrangements—Donfris Offer Letter” for additional details.

2026 PROXY STATEMENT

   FISCAL 2025 EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2025

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or RSUs(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

LORIE L. TEKORIUS	10-17-24				24,308	48,613	97,226		2,829,579

	10-17-24							32,408	1,705,957

		732,000	1,220,000	2,318,000

MICHAEL J. DONFRIS	10-17-24				6,685	13,369	26,738		778,162

	10-17-24							8,912	469,128

		359,100	598,500	1,137,150

BRIAN J. COMSTOCK	10-17-24				11,546	23,091	46,182		1,344,029

	10-17-24							15,394	810,340

		427,000	711,667	1,352,167

WILLIAM KRUEGER	10-17-24				9,419	18,838	37,676		1,096,496

	10-17-24							12,558	661,053

		367,460	612,433	1,163,623

WILLIAM GLENN	10-17-24				6,078	12,154	24,308		707,441

	10-17-24							8,102	426,489

		285,300	475,500	903,450

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns reflect potential payments under the annual cash bonus opportunities for NEOs, if performance for each performance metric had been achieved at the threshold, target or maximum performance levels, and are based on the NEOs’ base salaries earned for fiscal 2025. The strategic portion of the annual cash bonus opportunities did not have a threshold. Actual payments under the annual cash bonus opportunities earned for fiscal 2025 are reported in the Summary Compensation Table. See Compensation Discussion and Analysis above for additional details regarding the annual cash bonus opportunities.

(2)

The amounts reported in the Estimated Future Payouts Under Equity Incentive Plan Awards columns reflect payout opportunities of the performance-based RSUs granted under the 2021 Plan, if performance for each performance metric had been achieved at the threshold, target or maximum performance levels. The performance-based RSUs generally vest at the end of the three-year performance period upon achieving set performance metrics, generally subject to the NEO’s continued service to us. See Compensation Discussion and Analysis above for additional details regarding the performance-based RSUs.

(3)

The amounts reported in this column reflect time-based RSUs granted under the 2021 Plan, which generally vest annually over three years in equal installments, subject to the NEO’s continued service to us. See Compensation Discussion and Analysis above for additional details regarding the time-based RSUs.

(4)

The amounts reported in the Grant Date Fair Value of Stock Awards column reflect the aggregate grant date fair value of the time-based RSUs granted to our NEOs in fiscal 2025 and the performance-based RSUs granted to our NEOs in fiscal 2025, as computed in accordance with ASC Topic 718, excluding estimated forfeitures. The estimated fair value of performance-based RSUs is calculated based on the probable outcome of the performance measures for the applicable performance period as of the date on which the performance-based RSUs were granted for accounting purposes. Performance-based RSUs include both corporate performance and market-related goals. Consistent with the applicable accounting standards, the grant date fair value of the market-related goal component has been determined using a Monte Carlo simulation model. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2025.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AS OF 2025 FISCAL YEAR-END

	Stock Awards

Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

LORIE L. TEKORIUS	13,646	(2)	636,313

	21,972	(3)	1,024,554

	32,408	(4)	1,511,185

				110,533	(6)	5,154,154

				98,878	(7)	4,610,681

				97,226	(8)	4,533,648

MICHAEL J. DONFRIS	6,550	(5)	305,427

	8,912	(4)	415,567

				17,252	(7)	804,461

				26,738	(8)	1,246,793

BRIAN J. COMSTOCK	5,954	(2)	277,635

	11,652	(3)	543,333

	15,394	(4)	717,822

				48,233	(6)	2,249,105

				52,436	(7)	2,445,091

				46,182	(8)	2,153,467

WILLIAM KRUEGER	4,168	(2)	194,354

	9,988	(3)	465,740

	12,558	(4)	585,580

				33,763	(6)	1,574,369

				44,944	(7)	2,095,739

				37,676	(8)	1,756,832

WILLIAM GLENN	4,652	(2)	216,923

	7,490	(3)	349,259

	8,102	(4)	377,796

				25,121	(6)	1,171,392

				22,472	(7)	1,047,869

				24,308	(8)	1,133,482

(1)

Amounts calculated based on the closing price of our common stock on NYSE on August 29, 2025 (the last trading day of our fiscal year), which was $46.63. Any differences in total values are due to rounding.

(2)	Time-based RSUs granted on October 18, 2022, vesting on the first, second and third anniversary of the grant date in equal installments, generally subject to continued service to us.

(3)	Time-based RSUs granted on October 18, 2023, vesting on the first, second and third anniversary of the grant date in equal installments, generally subject to continued service to us.

(4)	Time-based RSUs granted on October 17, 2024, vesting on the first, second and third anniversary of the grant date in equal installments, generally subject to continued service to us.

(5)

8,627 time-based RSUs granted on June 17, 2024, vesting 7.41% on 10/18/2024, 16.67% on 6/17/2025, 29.63% on 10/18/2025, 16.67% on 6/17/2026, 29.63% on 10/18/2026, generally subject to continued service to us.

(6)

Performance-based RSUs granted on October 18, 2022, and subject to vesting contingent on the achievement of performance goals for the performance period ending August 31, 2025. The number of shares and payout value included in the table for these awards are calculated based on achieving maximum EBITDA, target ROIC and maximum rTSR goals. In early fiscal 2026, the Compensation Committee determined that 179.5% of each NEO’s target PSUs were earned based on the three-year performance period, and such PSUs became vested. See Compensation Discussion and Analysis above for additional details regarding these awards.

(7)

Performance-based RSUs granted on October 18, 2023 (except that Mr. Donfris’ performance-based RSUs were granted on June 17, 2024), and subject to vesting contingent on the achievement of performance goals for the performance period ending August 31, 2026. The number of shares and payout value included in the table for these awards are calculated based on achieving maximum performance goals.

(8)

Performance-based RSUs granted on October 17, 2024, and subject to vesting contingent on the achievement of performance goals for the performance period ending August 31, 2027. The number of shares and payout value included in the table for these awards are calculated based on achieving maximum performance goals. See Compensation Discussion and Analysis above for additional details regarding the performance-based RSUs.

2026 PROXY STATEMENT

   FISCAL 2025 EXECUTIVE COMPENSATION

STOCK VESTED DURING FISCAL YEAR 2025

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

LORIE L. TEKORIUS	57,229	2,985,636

MICHAEL J. DONFRIS	2,077	99,325

BRIAN J. COMSTOCK	33,514	1,746,243

WILLIAM KRUEGER	20,983	1,095,003

WILLIAM GLENN(2)	21,962	1,145,131

(1)	The Value Realized on Vesting is calculated by multiplying the number of shares vested by the closing price on the day immediately preceding the relevant vesting date.

(2)	Mr. Glenn deferred all of the shares (and accrued dividends) to the NQDC Plan described above.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2025

This table provides information about the NEOs’ earnings and balances under our NQDC Plan in fiscal year 2025 as well as Company contributions made in fiscal year 2025.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)

LORIE L. TEKORIUS	0	164,187	157,521	0	1,452,345

MICHAEL J. DONFRIS	0	32,614	848	0	33,462

BRIAN J. COMSTOCK	0	106,677	316,724	0	4,131,940

WILLIAM KRUEGER	584,625	95,355	411,608	0	3,852,231

WILLIAM GLENN	1,532,037	59,682	604,257	0	5,175,718

(1)

All of the amounts reported in this column, other than $1,206,354 attributable to shares (and accrued dividends) deferred by Mr. Glenn, are reported as fiscal year 2025 compensation in the Summary Compensation Table.

(2)	The NQDC Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal 2025 compensation in the Summary Compensation Table.

(3)

The following amounts were reported in prior fiscal year summary compensation tables as executive and registrant contributions: $728,228, $1,638,152, $1,605,936 and $1,390,312 for Ms. Tekorius and Messrs. Comstock, Krueger and Glenn, respectively.

The NQDC Plan permits participants, including the NEOs, to elect to defer a portion of their compensation, including shares of stock awarded under our long-term incentive plan.

In January 2025, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned, in each case for the prior calendar year. See Compensation Discussion and Analysis above for more details regarding the NQDC Plan.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

TERMINATION AND CHANGE OF CONTROL PROVISIONS

CHANGE OF CONTROL AGREEMENTS

We have entered into change of control agreements with our NEOs, which provide for certain benefits if an NEO’s employment is terminated (x) by us without “cause” or due to the NEO’s “disability,” (y) by the NEO for “good reason” or (z) due to death, in each case in connection with or within 24 months after a “change of control” of the Company. The following table shows, and the footnotes to the table describe, the estimated benefits that would have been payable to the NEOs under the change of control agreements if a change of control had occurred on August 31, 2025, and each NEO’s employment had been terminated on that date by us without “cause” or by the NEO for “good reason”.

Name	Cash Severance Benefit(1) ($)	Continued Benefits(2) ($)	Equity Award Acceleration(3) ($)	Total ($)(4)

LORIE L. TEKORIUS	7,027,406	23,395	7,744,217	14,795,019

MICHAEL J. DONFRIS	1,668,674	36,902	1,746,620	3,452,196

BRIAN J. COMSTOCK	3,528,289	31,194	3,838,069	7,397,551

WILLIAM KRUEGER	3,195,846	4,062	3,171,959	6,371,867

WILLIAM GLENN	2,239,522	108,970	2,034,653	4,383,146

(1)

The change of control agreement with each NEO provides for a cash payment equal to two times (or two and one half times for Ms. Tekorius) the sum of (x) the NEO’s current base salary plus (y) the average of the two most recent annual bonuses received by the NEO prior to the year in which the change of control occurs (or, if the employee has not been employed long enough to have been eligible for two annual bonuses prior to such year, the most recent annual bonus received). All payments are to be made in a single lump sum.

(2)

The change of control agreement with each NEO provides for continued benefits for up to 24 months (or 18 months for Ms. Tekorius and Mr. Krueger) following the termination of employment except to the extent similar benefits are provided by a subsequent employer. The amounts in this column are based on the Company’s monthly cost of premiums for the last month of fiscal 2025.

(3)

The change of control agreement with each NEO provides that time-based awards will accelerate and become fully vested, and performance-based awards will accelerate and become fully vested at target levels. The amounts in the table are based on the closing price of a share of our common stock on August 29, 2025, which was $46.63. Performance-based RSUs for which the performance period ended August 31, 2025 are excluded.

(4)

The change of control agreement with each NEO provides that the Company may reduce these amounts in order to prevent any payments from being non-deductible under section 280G of the Code or subject to excise tax under Code section 4999.

A “change of control” generally includes (1) the acquisition by any individual, entity or group of 30% or more of our stock having by the terms thereof ordinary voting power to elect a majority of the Board, (2) the consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not shareholders prior to the transaction, (3) a sale of all or substantially all of our assets, (4) the dissolution or liquidation of the Company, or (5) a replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

“Cause” generally means (1) the NEO’s willful and continued failure to substantially perform the NEO’s duties with the Company (subject to certain exceptions) or (2) the conviction of the NEO (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the NEO’s ability to substantially perform the NEO’s duties for the Company.

“Good reason” generally means (1) a material change in the NEO’s status, positions, duties or responsibility which may reasonably be considered to be an adverse change, (2) a reduction by the Company of the NEO’s base salary exceeding 5% (or an adverse change in the form or timing of the payment), (3) a reduction by the Company of the NEO’s annual bonus opportunity exceeding 20%, (4) relocation of the NEO’s work place by more than 35 miles, (5) any purported termination by the Company of the NEO’s employment except as otherwise expressly permitted by the change of control agreement, or (6) any failure by the Company to require any Company successor to assume the change of control agreement.

“Disability” generally means the absence of the NEO from the NEO’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the NEO or the NEO’s legal representative.

The benefits shown under the column “Continued Benefits”, and described in the related footnote, would have been payable to the NEOs under the change of control agreements if a change of control had occurred on August 31, 2025, and each NEO’s employment had been terminated on that date due to death or by us due to the NEO’s disability.

2026 PROXY STATEMENT

   FISCAL 2025 EXECUTIVE COMPENSATION

EQUITY AWARD AGREEMENTS

The following table shows the estimated benefits that would have been payable to the NEOs pursuant to their equity awards if each NEO’s employment had been terminated on August 31, 2025 due to death or by us due to the NEO’s disability.

Name	Equity Award Acceleration(1) ($)

LORIE L. TEKORIUS	7,744,217

MICHAEL J. DONFRIS	1,746,620

BRIAN J. COMSTOCK	3,838,069

WILLIAM KRUEGER	3,171,959

WILLIAM GLENN	2,034,653

(1)

Under the terms of our NEO forms of award agreements, all unvested RSUs become fully vested, with performance-based RSUs vesting at the target level. The amounts in the table above are based on a stock price of $46.63 per share, which was the closing price of our Common Stock on August 29, 2025. Performance-based RSUs for which the performance period ended August 31, 2025 are excluded.

The following table shows the estimated benefits that would have been payable to the NEOs pursuant to their equity awards if a change of control had occurred on August 31, 2025, and the NEO’s equity awards were not converted, assumed, substituted for or replaced by the acquiring entity in such change of control.

Name	Equity Award Acceleration(1) ($)

LORIE L. TEKORIUS	$5,464,554

MICHAEL J. DONFRIS	$1,196,945

BRIAN J. COMSTOCK	$2,712,731

WILLIAM KRUEGER	$2,237,059

WILLIAM GLENN	$1,482,181

(1)

Under the terms of our NEO forms of award agreements, all unvested RSUs become fully vested, with performance-based RSUs vesting based on actual achievement and prorated for the duration of the performance period prior to the change of control. The amounts in the table above are based on performance-based RSUs vesting at the target level and a stock price of $46.63 per share, which was the closing price of our Common Stock on August 29, 2025. Performance-based RSUs for which the performance period ended August 31, 2025 are excluded. These benefits would also be payable upon certain hostile change of control transactions. Change of control is generally defined as it is in the change of control agreements described above.

The following table shows the estimated benefits that would have been payable to the NEOs pursuant to their equity awards if each NEO’s employment had been terminated on August 31, 2025 (x) by us without “cause”, (y) by the NEO for “good reason”, or (z) by the NEO due to “retirement. These benefits apply to equity awards granted in fiscal year 2025.

Name	Equity Award Acceleration(1) ($)

LORIE L. TEKORIUS	1,195,853

MICHAEL J. DONFRIS	328,863

BRIAN J. COMSTOCK	568,030

WILLIAM KRUEGER	463,399

WILLIAM GLENN	298,975

(1)

Under the terms of our NEO forms of award agreements, a prorated portion of the unvested RSUs that are scheduled to vest on the next vesting date (based on the number of days of employment since the prior vesting date or, if the first vesting date has not occurred, since the grant date) vest on such next vesting date. A prorated portion of the performance-based RSUs, prorated for the duration of the performance period prior to the termination, remain outstanding and vest based on actual achievement of the performance goals. The amounts in the table above are based on performance-based RSUs vesting at the target level and a stock price of $46.63 per share, which was the closing price of our Common Stock on August 29, 2025.

For purposes of the equity award agreements, “Cause” and “Good Reason” generally have the same meaning as set forth in the change of control agreements. “Retirement” generally means a termination of employment voluntarily by the NEO on or after the date that the sum of the NEO’s (1) age (rounded down) plus (2) years of employment or service with the Company or its subsidiaries (rounded down) equals or exceeds 70. As of August 31, 2025, Messrs. Donfris and Krueger did not meet the age and service conditions for retirement. “Disability” generally means a mental or physical impairment that is expected to result in death, or that has lasted, or is expected to last, for 12 months or more, and that causes the NEO to be unable to perform the NEO’s material duties for the Company and unable to engage in any substantial gainful activity.

THE GREENBRIER COMPANIES

  FISCAL 2025 EXECUTIVE COMPENSATION

EXECUTIVE OFFICER SEVERANCE POLICY

The following table shows the estimated benefits that would have been payable to the NEOs under the executive officer severance policy if each NEO’s employment had been terminated on August 31, 2025 by us without “cause” or by the NEO for “good reason”.

Name	Cash Severance Benefit(1) ($)	Pro-rata Bonus(2) ($)	Continued Benefits(3) ($)	Outplacement Services(4) ($)	Supplemental Retirement Contribution(5)	Total ($)

LORIE L. TEKORIUS	2,100,000	1,949,072	31,194	12,000	164,187	4,256,453

MICHAEL J. DONFRIS	945,000	956,164	27,677	12,000	32,614	1,973,455

BRIAN J. COMSTOCK	1,087,500	1,136,959	23,395	12,000	106,677	2,366,531

WILLIAM KRUEGER	978,000	978,424	4,062	12,000	95,355	2,067,841

WILLIAM GLENN	802,500	332,422	81,728	12,000	59,682	1,288,332

(1)

The executive officer severance policy provides for a cash amount equal to 18 months (or 24 months for Ms. Tekorius) of the NEO’s base salary, paid in equal installments on our regularly scheduled payroll dates.

(2)

The executive officer severance policy provides for a prorated annual bonus for the year of termination, based on actual achievement of performance goals, and paid as and when such bonus is regularly paid.

(3)

The executive officer severance policy provides for a cash amount equal to 18 months (or 24 months for Ms. Tekorius) of the NEO’s health benefit premiums, paid in equal installments on our regularly scheduled payroll dates over 18 months (or 24 months for Ms. Tekorius) . The amounts in this column are based on our monthly cost of premiums for the last month of fiscal 2025.

(4)	The executive officer severance policy provides for payment of outplacement services not to exceed $12,000.

(5)	The executive officer severance policy provides for a pro-rata employer contribution under the NQDC Plan based on base salary and annual bonus earned during the year of the qualifying termination.

For purposes of the executive officer severance policy, “Cause” and “Good Reason” generally have the same meaning as set forth in the change of control agreements.

In addition, upon retirement, our NEOs are entitled to a prorated annual bonus for the year of termination, based on actual achievement of performance goals, paid as and when such bonus is regularly paid, a pro-rata employer contribution under the NQDC Plan based on base salary and annual bonus earned during the year of the qualifying termination, and, in the case of employees with more than 15 years of service, a travel certificate not to exceed $5,000. The third and sixth columns of the table above quantify the bonus and NQDC Plan benefits that would have been payable to the NEOs if each NEO had retired on August 31, 2025. Retirement for this purpose has the same definition as in our equity award agreements, described above.

NEOs who have deferred a portion of their compensation under our NQDC Plan may be entitled to payment of deferred amounts upon a termination of employment or a change of control, depending on the NEO’s deferral elections and payment triggering events. Please see the “Nonqualified Deferred Compensation in Fiscal Year 2025” table above for each NEO’s NQDC Plan account balances at the end of fiscal 2025.

GLENN INTERNATIONAL ASSIGNMENT LETTER

Upon termination of Mr. Glenn’s employment while on assignment in Europe, we will pay reasonable transportation and moving costs for Mr. Glenn to return to the U.S. We estimate that such costs would equal approximately $45,000. If such termination is other than for cause, we will also reimburse Mr. Glenn for repatriation tax consultation services and provide him with a relocation allowance for temporary living expenses. We estimate that such costs would equal approximately $15,000.

LIFE INSURANCE

Each NEO participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million ($750,000 for Mr. Glenn). Upon termination of the executive’s employment other than due to death, we will transfer ownership of the policy to the executive. In addition, if Ms. Tekorius’s employment terminates for any reason other than due to death after she has attained age 62, she will be entitled to receive a cash payment of $125,000 under the policy.

2026 PROXY STATEMENT

   FISCAL 2025 EXECUTIVE COMPENSATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship between the annual total compensation of our CEO, Lorie L. Tekorius, and the annual total compensation of our median employee (excluding our CEO) for our last completed fiscal year, which ended August 31, 2025.

We identified our median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, respectively, who were employed by us on August 31, 2025. As of such date, approximately 74% of employees were located outside the United States. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees), including any applicable bonus or profit sharing, respectively, for the 12-month period ended August 31, 2025, as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation.

•	The median of the annual total compensation of all of our employees (other than Ms. Tekorius), including our consolidated subsidiaries, was approximately $20,047.

•	Ms. Tekorius’ annual total compensation, as reported in the Summary Compensation Table included in this Proxy Statement, was $7,706,230.

•

Based on the above, for fiscal 2025, the ratio of Ms. Tekorius’ annual total compensation to the median of the annual total compensation of all employees (other than Ms. Tekorius) was approximately 384 to 1.

•

We determined the median of the annual total compensation of our employees as of August 31, 2025, at which time we (including our consolidated subsidiaries) had approximately 8,915 full-time and part-time employees, including interns, of which approximately 2,313 were U.S. employees, and approximately 6,602 (or approximately 74% of our total employee population as of August 31, 2025) were located outside of the United States.

•

We compared the actual base salary (for salaried employees) and wages (for hourly employees), including any applicable bonus or profit sharing, respectively, for the 12-month period ended August 31, 2025, to determine the median employee. Compensation paid in foreign currency was converted to U.S. dollars using a spot exchange rate on August 31, 2025. In determining the median total compensation of all employees, we did not make any cost-of-living adjustments to the compensation paid to any employee outside of the United States.

Once we identified our median employee, we estimated the median employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median annual total compensation disclosed above.

The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

THE GREENBRIER COMPANIES

      FISCAL 2025 EXECUTIVE COMPENSATION

Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation
S-K,
we are providing certain information, including information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

					Average Summary Compensation Table Total for Non-PEO NEOs (5) (d)	Average Compensation Actually Paid to Non-PEO NEOs (6) (e)	Value of Initial Fixed $100 Investment Based On:
Fiscal Year (a)	Summary Compensation Table Total for First PEO (1) (b)	Summary Compensation table Total for Second PEO (2) (b)	Compensation Actually Paid to First PEO (3) (c)	Compensation Actually Paid to Second PEO (4) (c)			Total Shareholder Return (7) (f)	Peer Group Total Shareholder Return (8) (g)	Net Income ($MM) (9) (h)	Company EBITDA ($MM) (10) (i)

2025	N/A	$7,706,230	N/A	$8,376,353	$3,192,562	$3,379,388	$197.35	$173.39	$204.1	$512.3

2024	N/A	$6,500,650	N/A	$9,514,546	$2,509,768	$3,330,451	$200.30	$167.51	$160.1	$451.1

2023	N/A	$5,639,481	N/A	$8,638,530	$2,350,565	$3,229,980	$171.31	$142.79	$ 62.5	$340.3

2022	$6,633,675	N/A	$2,293,623	N/A	$3,058,323	$1,618,067	$111.03	$135.31	$ 46.9	$231.3

2021	$5,580,229	N/A	$9,401,783	N/A	$2,487,885	$3,769,096	$167.05	$153.97	$ 32.4	$150.3

(1)
This column represents the amount of total compensation reported for William A. Furman (our former Chief Executive Officer and former Executive Chairman) for each corresponding fiscal year in the “Total” column of the Summary Compensation Table in each applicable fiscal year (such total for the applicable executive, “total compensation”). Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year.

(2)
This column represents the amount of total compensation reported for Lorie L. Tekorius (our Chief Executive Officer and President) for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement
.

(3)	This column represents the amount of “compensation actually paid” to Mr. Furman, as computed in accordance with Item 402(v) of Regulation S-K.

(4)
This column represents the amount of “compensation actually paid” to Ms. Tekorius, as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Ms. Tekorius’ total compensation for fiscal year 2025 to determine the “compensation actually paid” to Ms. Tekorius in fiscal year 2025:

Fiscal Year	Reported Summary Compensation Table Total for Second PEO (a)	Reported Summary Compensation Table Value of Second PEO Equity Awards (b)	Adjusted Value of Second PEO Equity Awards (c)	Compensation Actually Paid to Second PEO

2025	$7,706,230	$(4,535,537)	$5,205,660	$8,376,353

(a)
This column represents the amount of total compensation reported for Ms. Tekorius for fiscal year 2025 in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement.

(b)
This column represents the aggregate grant date fair value of equity awards reported in the “Stock Awards” column in the Summary Compensation Table for fiscal year 2025. Please refer to the Summary Compensation Table in this Proxy Statement. The amount in this column for fiscal year 2025 is replaced with the corresponding amount reported under the Adjusted Value of Second PEO Equity Awards column in order to arrive at compensation actually paid for fiscal year 2025.

(c)
This column represents an adjustment to the amounts in the “Stock Awards” column in the Summary Compensation Table for fiscal year 2025. For fiscal year 2025, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for Ms. Tekorius to arrive at “compensation actually paid” to Ms. Tekorius for fiscal year 2025. The adjusted amount is determined by adding (or subtracting, as applicable) the following for fiscal year 2025: (i) the fiscal year-end
fair value of any equity awards granted in fiscal year 2025 that are outstanding and unvested as of the end of fiscal year 2025; (ii) the amount of change as of the end of fiscal year 2025 (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of fiscal year 2025; (iii) for awards that are granted and vest in fiscal year 2025, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in fiscal year 2025, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during fiscal year 2025, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in fiscal year 2025 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for fiscal year 2025. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value (from Prior Fiscal Year End) of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Value of Equity Awards

2025	$3,954,013	$885,598	$0	$236,210	$(25,368)	$155,207	$5,205,660

The fair value or change in fair value, as applicable, of stock awards was determined by reference to (x) for RSU awards, the closing price of our common stock on the applicable measurement date, (y) for performance-based RSUs (excluding market-conditioned (relative
TSR-based)
performance-based RSUs), the closing price of our common stock on the applicable measurement date multiplied by the probability of achievement as of such date and (z) for market-conditioned performance-based RSUs, a Monte Carlo simulation with reference to the risk free rate, dividend yield and volatility assumptions as of the applicable measurement date.

2026 PROXY STATEMENT

  FISCAL 2025 EXECUTIVE COMPENSATION

(5)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO for the applicable fiscal year) in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable fiscal year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable fiscal year are as follows: (i) for fiscal year 2025, Michael J. Donfris, Brian J. Comstock, William Krueger and William Glenn, (ii) for fiscal year 2024, Michael J. Donfris, Adrian J. Downes, Brian J. Comstock, William Krueger and William Glenn; (iii) for fiscal year 2023, Adrian J. Downes, Brian J. Comstock, William Krueger and Martin R. Baker; (iv) for fiscal year 2022, Lorie L. Tekorius, Alejandro Centurion, Brian J. Comstock and Adrian J. Downes; and (v) for fiscal year 2021, Lorie L. Tekorius, Mark J. Rittenbaum, Alejandro Centurion, Brian J. Comstock and Adrian J. Downes.

(6)
This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEO for the applicable fiscal year), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Ms. Tekorius) for fiscal year 2025 to determine the “compensation actually paid” in fiscal year 2025, using the same adjustment methodology described above in Note 4(c):

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs (a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards (b)	Average Non- PEO NEO Adjusted Value of Equity Awards (c)	Average Compensation Actually Paid to Non-PEO NEOs

2025	$3,192,562	$(1,573,285)	$1,760,111	$3,379,388

(a)
This column represents the average of the amounts reported for the Company’s NEOs as a group (excluding Ms. Tekorius) in the “Total” column of the Summary Compensation Table in fiscal year 2025. Please refer to the Summary Compensation Table in this Proxy Statement.

(b)
This column represents the average of the total amounts reported for the NEOs as a group (excluding Ms. Tekorius) in the “Stock Awards” column in the Summary Compensation Table in fiscal year 2025. Please refer to the Executive Compensation Tables section of this Proxy Statement. The amount in this column is replaced with the amount reported under the Average
Non-PEO
NEO Adjusted Value of Equity Awards column in order to arrive at compensation actually paid for fiscal year 2025.

(c)
This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Ms. Tekorius) in the “Stock Awards” column in the Summary Compensation Table in fiscal year 2025 determined using the same methodology described above in Note 4(c). For fiscal year 2025, the adjusted amount replaces the “Stock Awards” column in the Summary Compensation Table for each NEO (excluding Ms. Tekorius) to arrive at “compensation actually paid” to each NEO (excluding Ms. Tekorius) for fiscal year 2025, which is then averaged to determine the average “compensation actually paid” to the NEOs (excluding Ms. Tekorius) for fiscal year 2025. The amounts added or subtracted to determine the adjusted average amount are as follows:

Fiscal Year	Average Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Average Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Average Fair Value as of Vesting Date of Equity Awards Granted in the Fiscal Year and Vested in the Fiscal Year	Average Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Average Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Average Value of Dividends or other Earnings Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Average Value of Equity Awards

2025	$1,371,566	$265,330	$0	$78,717	$(8,823)	$53,321	$1,760,111

The fair value or change in fair value, as applicable, of stock awards was determined using the same methodology described above in Note 4(c).

(7)
Company total shareholder return (“TSR”) is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

(8)	This column represents cumulative peer group TSR computed in accordance with Note 7. The peer group used for this purpose is the following published industry index: S&P 600 Index.

(9)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

(10)	This column represents Company EBITDA. See Compensation Discussion and Analysis above for how we defined Company EBITDA.
FINANCIAL PERFORMANCE MEASURES
As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Company EBITDA;

•	Company EPS;

•	Company ROIC;

•	rTSR;

•	Greenbrier-Astra Rail EBITDA; and

•	Greenbrier-Astra Rail Pre-Tax Income
Please see the Compensation Discussion and Analysis above regarding details on how we defined Company EBITDA, Company EPS, Company ROIC, Greenbrier-Astra Rail EBITDA and Greenbrier-Astra Rail
Pre-Tax
Income.

THE GREENBRIER COMPANIES

      FISCAL 2025 EXECUTIVE COMPENSATION

DESCRIPTION OF THE INFORMATION PRESENTED IN THE PAY VERSUS PERFORMANCE TABLE
As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance (as described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement), not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following charts of the relationships between information presented in the Pay versus Performance table.
As illustrated in the tables below, while the Company’s performance across the disclosed financial measures improved, “compensation actually paid” decreased, in each case over the period covered by the disclosure. A $100 investment made in our shares at the end of fiscal 2020, assuming reinvestment of all dividends, grew to over $197 through the end of fiscal 2025; our net income grew from approximately $32.4 million in fiscal 2021 to approximately $204.1 million in fiscal 2025; and our EBITDA grew from approximately $150.3 million in fiscal 2021 to approximately $512.3 million in fiscal 2025. At the same time, fiscal 2025 “compensation actually paid” to our PEO, and the average fiscal 2025 “compensation actually paid” to our non-PEO NEOs, decreased relative to fiscal 2021.

"Compensation Actually Paid" vs Company Total Shareholder Return
Company Total Shareholder Return vs Peer Group Total Shareholder Return
Compensation Actually Paid
Cumulative TSR
(value of initial $100 investment)
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
$245
$210
$175
$140
$105
$70
$35
$0
8/31/2020
2021
2022
2023
2024
2025
Ms. Tekorius
Mr. Furman
Average for Non-PEO NEOs
The Greenbrier Companies, Inc.
S&P 600

2026 PROXY STATEMENT

  FISCAL 2025
EXECUTIVE
CO
MP
ENSATION

Compensation Actually Paid vs Net Income
Compensation Actually Paid
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Net Income (millions)
$245
$210
$175
$140
$105
$70
$35
$0
2021
2022
2023
2024
2025
Ms. Tekorius
Mr. Furman
Average for Non-PEO NEOs
Net Income

Compensation Actually Paid vs Company EBITDA
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid
$525
$450
$375
$300
$225
$150
$75
$0
Company EBITDA (millions)
2021
2022
2023
2024
2025
Ms. Tekorius
Mr. Tekorius
Average for Non-PEO NEOs
Company EBITDA

THE GREENBRIER COMPANIES

PROPOSAL 2	ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis” section beginning on page 27, and the related compensation tables and narratives that follow such section. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this Proxy Statement. We currently hold our Say-on-Pay vote every year.

At our 2025 Annual Meeting, we held a Say-on-Pay vote on the compensation of our NEOs for fiscal 2024, which received the support of approximately 98% of the votes cast, similar to the Say-on-Pay vote support of approximately 98% of the votes cast at our 2024 Annual Meeting for the compensation of our NEOs for fiscal 2023. We view this as an indication of our shareholders’ continued positive reaction to our executive compensation program. We value our shareholders’ opinions and feedback and are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders, as set out in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions will not affect the outcome of voting on this Proposal 2. If no instructions are given on your proxy, the proxy will be voted “FOR” approval. The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond.

We believe that our executive compensation program is effective in achieving the Company’s objectives of:

•	Aligning the interests of key executives with the success of the business, our shareholders and other stakeholders

•	Attracting, developing, retaining and motivating key executives to drive our business and financial performance

•	Linking a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incentivizing the management team to create shareholder value by balancing growth and return on capital at all points in the business cycle

Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting on January 7, 2026:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD RECOMMENDS A VOTE FOR THE RESOLUTION set forth in proposal 2 above, on an advisory basis. Unless marked otherwise, proxies received will be voted FOR this proposal.

2026 PROXY STATEMENT

 OWNERSHIP OF GREENBRIER

 COMMON STOCK

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of September 30, 2025, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

STEVAN B. BOBB	—		(4)

THOMAS B. FARGO	30,123	(3)	(4)

WANDA F. FELTON	7,784	(3)(5)	(4)

ANTONIO O. GARZA	21,203		(4)

JAMES R. HUFFINES	13,909	(6)	(4)

GRAEME A. JACK	69,335	(3)	(4)

JEFFREY M. SONGER	—		(4)

WENDY L. TERAMOTO	31,839		(4)

KELLY M. WILLIAMS	27,369	(3)(7)	(4)

LORIE L. TEKORIUS	231,213	(3)	(4)

BRIAN J. COMSTOCK	20,007	(3)	(4)

MICHAEL J. DONFRIS	7,097	(3)	(4)

WILLIAM GLENN	21,107	(3)(8)	(4)

WILLIAM KRUEGER	19,348	(3)	(4)

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (17 PERSONS)(10)	535,446	(9)	1.71%

BLACKROCK, INC. 50 Hudson Yards New York, NY 10001	4,901,506	(11)	15.88%

THE VANGUARD GROUP 100 Vanguard Blvd. Malvern, PA 19355	3,595,089	(12)	11.65%

DIMENSIONAL FUND ADVISORS LP Building One 6300 Bee Cave Road, Building One Austin, TX 78746	2,055,333	(13)	6.66%

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of September 30, 2025, which is 30,871,823 plus the number of shares of which the applicable reporting person has the right to acquire beneficial ownership within 60 days following September 30, 2025.

(3)

Includes: (a) time-vesting RSUs that vest within 60 days after September 30, 2025, in the amount of 16,912 for Mr. Comstock, 5,527 for Mr. Donfris, 11,098 for Mr. Glenn, 13,348 for Mr. Krueger and 35,435 for Ms. Tekorius; (b) shares held in the Nonqualified Deferred Compensation Plan that the individual has a right to acquire within 60 days after September 30, 2025, in the amount of 27,982 for Mr. Fargo, 4,784 for Ms. Felton, 43,926 for Mr. Jack, and 27,369 for Ms. Williams. Fractional shares have been rounded to the nearest whole share.

THE GREENBRIER COMPANIES

  OWNERSHIP OF GREENBRIER COMMON STOCK

(4)	Less than 1%.

(5)	Excludes 11,250 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2025.

(6)	Excludes 11,599 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2025.

(7)	Excludes 6,481 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2025.

(8)	Excludes 18,918 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2025.

(9)

Includes 95,505 time-vesting RSUs that vest within 60 days after September 30, 2025, and/or 104,061 shares held in the Nonqualified Deferred Compensation Plan that the applicable individual has a right to acquire within 60 days after September 30, 2025. Fractional shares have been rounded to the nearest whole share.

(10)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.

(11)

As reported in Amendment No. 6 to Schedule 13G dated March 31, 2025, and filed with the SEC on April 30, 2025. BlackRock has sole voting power over 4,840,681 shares reported and sole dispositive power over all 4,901,506 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(12)

As reported in Amendment No. 13 to Schedule 13G dated December 30, 2022, and filed with the SEC on February 13, 2024. The Vanguard Group has sole dispositive power with respect to 3,542,170 shares reported. The Vanguard Group has shared power to vote or direct to vote 21,293 shares reported and shared dispositive power with respect to 52,919 shares reported. The Vanguard Group does not have sole voting power over any of the shares reported.

(13)

As reported in Amendment No. 16 to Schedule 13G dated March 31, 2025, and filed with the SEC on April 15, 2025. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 2,004,867 shares reported and sole dispositive power with respect to all 2,055,333 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 15 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any affiliate of the reporting person is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Exchange Act.

2026 PROXY STATEMENT

PROPOSAL 3	APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

WHY SHAREHOLDERS SHOULD VOTE TO APPROVE THE 2021 STOCK INCENTIVE PLAN, AS AMENDED

The Company currently maintains the 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan was approved by our shareholders at our 2021 Annual Meeting of Shareholders. The 2021 Plan replaced The Greenbrier Companies, Inc. 2017 Amended and Restated Stock Incentive Plan (the “2017 Plan”). No new awards have been granted under the 2017 Plan since the effective date of the 2021 Plan.

Our Board believes the 2021 Plan is a key part of the Company’s compensation philosophy and programs. Our ability to attract, retain, and motivate highly qualified non-employee directors, employees, consultants, and advisors is critical to our success. Our Board believes the interests of the Company and its shareholders will be advanced if we can continue to offer these service providers the opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company through the 2021 Plan.

Under the 2021 Plan, the Company initially reserved 1,500,000 shares of Common Stock (“shares” or “common stock”) for issuance to eligible service providers, plus up to 1,349,569 shares that were (i) available and not subject to awards under the 2017 Plan on the effective date of the 2021 Plan, or (ii) subject to awards under the 2017 Plan on the effective date of the 2021 Plan but ceased to be subject to such awards due to the forfeiture or expiration of such awards.

In October 2025, our Board approved, subject to the approval of our shareholders, an amendment to the 2021 Plan (the “Plan Amendment”) to, among other things, add 1,000,000 shares to the pool of shares available for issuance under the 2021 Plan.

As of October 24, 2025, there were 476,748 shares available for future grants under the 2021 Plan. There are no awards outstanding under the 2017 Plan. We currently anticipate that if the Plan Amendment is approved by our shareholders, the number of shares reserved for issuance will provide us with a sufficient number of shares available for grant for approximately the next three to four years. Please see below for information regarding outstanding equity awards as of October 24, 2025.

If shareholders do not approve the Plan Amendment, our ability to recruit, retain, and incentivize the highly skilled talent critical to successfully compete and grow our business could be seriously and negatively impacted. In addition, we would have to consider other compensation alternatives, which may not as effectively align the interests of our service providers with those of our shareholders, and would be a distraction from our management team’s focus on execution of our business strategy. For example, we would have to consider increasing cash compensation, which could adversely affect our business, results of operations, financial condition, and cash flows.

The 2021 Plan, as amended by the Plan Amendment (the “Amended Plan”), includes provisions considered best practice for compensation and corporate governance purposes. These provisions are intended to protect our shareholders’ interests:

•	No Evergreen Provision. There is no evergreen feature under which shares authorized for issuance under the Amended Plan can be automatically replenished.

•

Certain Shares Are No Longer Returned to the Share Reserve. Shares used to pay the exercise price of a stock option or stock appreciation right, or to satisfy tax withholding obligations for a stock option or stock appreciation right, will not become available for future grant under the Amended Plan.

•

Repricing is Not Allowed without Shareholder Approval. The Amended Plan does not permit “underwater” option or similar awards to be repriced or exchanged for other awards unless our shareholders approve the repricing or exchange.

•

Reasonable Annual Limits on Non-Employee Director Compensation. The Amended Plan sets limits as to the total compensation that a non-employee director may receive during each fiscal year (for service as a non-employee director).

•	No Tax Gross-ups. The Amended Plan does not provide for any tax gross-ups.

•	Subject to Clawback. Each award under the Amended Plan will be subject to the Company’s clawback policy.

THE GREENBRIER COMPANIES

  PROPOSAL 3—APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

•

No Dividends on Unvested Awards. No dividends or other distributions may be paid with respect to any shares underlying the unvested portion of an award until such portion vests, and no dividends or other distributions may be paid with respect to options or stock appreciation rights.

•

Minimum Exercise Price. Other than options and stock appreciation rights assumed in connection with acquisitions, options and stock appreciation rights granted under the Amended Plan must have a per-share exercise price no less than 100% of the fair market value per share on the date of grant of the relevant award.

•	Certain Limits Related to Options. The Amended Plan prohibits “reload” options, as well as the payment of the exercise price of options with a promissory note.

•	No Liberal Change in Control Definition. The announcement or shareholder approval of (rather than a consummation of) a change in control transaction is not a change in control under the Amended Plan.

•	Transfer Restrictions. Awards may not be transferred to financial institutions.

The following table provides certain additional information regarding our equity incentive plans (with performance-based awards included at the “target” level). As of October 24, 2025, there were 31,190,881 shares of our common stock outstanding. The closing price of our common stock as reported on The New York Stock Exchange on October 24, 2025, was $45.94 per share.

As of October 24, 2025

Total Shares Subject to Outstanding Stock Options	0

Weighted Average Remaining Term of Outstanding Stock Options	N/A

Weighted Average Exercise Price of Outstanding Stock Options	N/A

Total Shares of Common Stock Relating to Outstanding Restricted Stock, RSUs, Deferred RSUs, and Performance-Vesting RSUs	854,677

Total Shares of Common Stock Remaining Available for Issuance under the 2021 Plan	476,748

The following table provides certain additional information regarding our historical equity compensation practices:

Fiscal Year	Options Granted	Time-Based Restricted Stock Awards Units	Performance-Based Restricted Stock Units		Total Time- Based Shares Granted and Performance- Based Shares Earned	Weighted Average Shares at End of Fiscal Year	Burn Rate
			Granted	Earned

2025	—	143,266	168,933	191,794	335,060	31,171,000	1.07%

2024	—	189,670	203,552	205,341	395,011	31,102,000	1.27%

2023	—	224,479	225,737	55,734	280,213	31,983,000	0.88%

Average Three-Year Burn Rate (Fiscal 2023-2025)							1.07%

MATERIAL FEATURES OF THE 2021 STOCK INCENTIVE PLAN, AS AMENDED

The following paragraphs summarize the principal features of the Amended Plan. However, this summary is not a complete description of the provisions of the Amended Plan and is qualified in its entirety by the specific language of the Amended Plan. A copy of the Amended Plan is provided as Appendix A to this Proxy Statement.

AWARDS. The Amended Plan permits grants of options, stock appreciation rights (“SARs”), stock awards, restricted stock, restricted stock units (“RSUs”), stock units, performance units, performance-vesting awards denominated in cash or property other than shares, cash-based awards or other incentives payable in cash or in shares as may be designated by the Committee (as defined below) from time to time.

ADMINISTRATION. The Amended Plan will be administered by the Board or the Compensation Committee. To the extent consistent with applicable law, the Company’s Articles of Incorporation and the Company’s Bylaws, the Board or Compensation Committee may also (i) delegate concurrent responsibility for administering the Amended Plan to other committees of the Board, except with respect to grants of awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934, and (ii) authorize one or more officers of the Company to grant awards to designated classes of service providers (however, no such officer will have or obtain

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  PROPOSAL 3—APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

authority to grant awards to himself or herself or to any person subject to Section 16 of the Securities Exchange Act of 1934). All references below to the “Committee” will be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority to administer the Amended Plan has been delegated.

Except for the terms and conditions explicitly set forth in the Amended Plan and to the extent permitted by applicable law, the Committee will generally have full power and exclusive authority, to (i) select the eligible persons to whom awards may be granted; (ii) determine the type or types of awards; (iii) determine the number of shares of the Company’s common stock to be covered by each award; (iv) determine the terms of any award; (v) approve the forms of notice or agreement for use under the Amended Plan; (vi) determine whether awards may be settled in cash, shares of the Company’s common stock or other property or canceled or suspended; (vii) determine whether cash, shares of the Company’s common stock, other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant; (viii) interpret and administer the Amended Plan; (ix) establish such rules, regulations and subplans as it deems appropriate for the proper administration and operation of the Amended Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Amended Plan.

AUTHORIZED NUMBER OF SHARES. In a revision to the 2021 Plan, subject to certain adjustments described below under “Adjustments”, the aggregate maximum number of shares available for issuance under the Amended Plan will be the number of shares available under the 2021 Plan immediately prior to the effectiveness of the Plan Amendment plus 1,000,000. If any award terminates prior to the issuance of shares thereunder, is settled in cash, or if shares are issued under the Amended Plan to the participant and thereafter are forfeited to or otherwise reacquired by the Company due to the failure to vest, the shares subject to such award and the forfeited or reacquired shares will again be available for issuance under the Amended Plan. In a revision to the 2021 Plan, with respect to the exercise of SARs and options, the gross shares underlying such awards will cease to be available under the Amended Plan, and any shares tendered by the participant or retained by the Company as full or partial payment to the Company for the purchase price of such awards or to satisfy tax withholding obligations in connection with such awards will not become available for future awards under the Amended Plan. With respect to awards other than SARs and options, any shares tendered by the participant or retained by the Company to satisfy tax withholding obligations in connection with such award will become available for future awards under the Amended Plan. The number of shares available for issuance under the Amended Plan will be reduced to reflect any dividends or dividend equivalents that are paid with respect to an award in the form of shares. The maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated in the first sentence of this paragraph, subject to adjustment as described below under “Adjustments”.

In the event that an entity acquired by the Company or an affiliate, or with which the Company or an affiliate merges or combines (an “acquired entity”), has shares available for awards under a preexisting plan not adopted in contemplation of the applicable merger, acquisition or combination, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plans may be used for awards under the Amended Plan and will not reduce the number of shares authorized for issuance under the Amended Plan; provided, however, that awards using such available shares will not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the merger, acquisition or combination, and will only be made to individuals who were not employees or directors of the Company or an affiliate prior to such merger, acquisition or combination. In addition, the Committee may grant “substitute awards” under the Amended Plan. Substitute awards are awards granted or shares issued by the Company in substitution or exchange for awards previously granted by an acquired entity to convert, replace or adjust such awards to reflect the applicable transaction. Substitute awards will not reduce the number of shares authorized for issuance under the Amended Plan. In a revision to the 2021 Plan, the Amended Plan no longer contains a one-year minimum vesting requirement and, except as described below and due to changes in applicable tax rules, no longer contains per-participant limits on awards.

NON-EMPLOYEE DIRECTOR LIMITS. In a revision to the 2021 Plan, the Amended Plan provides that the aggregate value of cash compensation and the grant date fair value of awards (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any calendar year period to any non-employee director for the director’s service as a member of the Board will not exceed $750,000, increased to $1,000,000 for the calendar year in which such director joins the Board as a non-employee director.

SHAREHOLDER APPROVAL REQUIRED FOR REPRICINGS; NO RELOAD AWARDS. In no event will the Board or Committee have the right, without prior shareholder approval, to (i) lower the exercise or grant price of an option or SAR after it is granted, except in connection with certain adjustments described below under “Adjustments”; (ii) cancel an option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for another equity award, or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; (iii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iv) issue an option or SAR that provides for, or amend an outstanding option or SAR to provide for, the grant or issuance of a new option or SAR on exercise of the original option or SAR.

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  PROPOSAL 3—APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

ELIGIBILITY. An award may be granted to any employee, officer or director of the Company or an affiliate. An award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any affiliate that (i) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities. As of September 30, 2025, approximately 12,924 individuals were eligible to receive awards under the Amended Plan, including 8 executive officers, 9 non-employee directors and 12,907 employees. Awards are intended to attract, retain and motivate such individuals by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

DIVIDENDS AND DISTRIBUTIONS. Participants may, if the Committee so determines, be credited with dividends or dividend equivalents paid with respect to shares underlying an award in a manner determined by the Committee. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee may determine the form of payment of dividends or dividend equivalents, including cash, shares, restricted stock or stock units. Notwithstanding the foregoing or anything to the contrary in the Amended Plan, (i) any dividends or dividend equivalents credited to an award will accrue and be paid only to the extent the award becomes vested or payable and (ii), in a revision to the 2021 Plan, except as described under “Adjustments” below, in no event may dividends or dividend equivalents be paid with respect to an option or SAR.

OPTIONS. The Committee may grant options designated as incentive stock options (intended to provide the participant favorable tax treatment) or nonqualified stock options. Options will be granted with an exercise price per share not less than 100% of the fair market value of the Company’s common stock on the grant date, except in the case of substitute awards. The maximum term of an option will be ten years from the grant date. The Committee will establish the times at which the option will vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. The exercise price for shares purchased under an option must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include, subject to certain restrictions: (i) cash, (ii) check or wire transfer, (iii) the Company withholding shares that would otherwise be issued on exercise of a nonqualified stock option, (iv) the participant tendering shares already owned by the participant, (v) a broker-assisted cashless exercise, (vi) or such other consideration as the Committee may permit. In a revision to the 2021 Plan, the Amended Plan provides that in no event may a promissory note be used as a form of consideration for exercising an option. The Committee will establish whether the option will continue to be exercisable, and the terms of such exercise, after a termination of service, any of which provisions may be waived or modified by the Committee at any time. If the exercise of the option following the participant’s termination of service, but while the option is otherwise exercisable, would be prohibited because the issuance of shares would violate either certain legal registration requirements or the Company’s insider trading policy, then the option will remain exercisable until the earlier of (i) the option’s expiration date or (ii) the expiration of a period of three months (or such longer period of time as determined by the Committee) after such prohibition no longer exists. Incentive stock options may only be granted to employees of the Company or any “parent corporation” or “subsidiary corporation” (each as defined in Section 424 of the Internal Revenue Code (the “Code”)) with respect to the Company. If the shareholders of the Company do not approve the Amended Plan within 12 months after the Board’s adoption of the Amended Plan (or the Board’s adoption of any amendment to the Amended Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) incentive stock options granted under the Amended Plan after the date of the Board’s adoption (or approval) will be treated as nonqualified stock options. No incentive stock options may be granted more than ten years after the earlier of the most recent approval by the Board or the most recent approval by the shareholders of the Amended Plan (or any amendment to the Amended Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

STOCK APPRECIATION RIGHTS. The Committee may grant SARs on such terms as the Committee determines. A SAR may be granted in tandem with an option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR will be equal to the exercise price of the related option. The per share grant price of a freestanding SAR may not be less than 100% of the fair market value of the Company’s common stock on the grant date, except in the case of substitute awards. A SAR may be exercised upon such terms as the Committee determines; provided, however, that, subject to earlier termination in accordance with the terms of the Amended Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR will be ten years, and in the case of a tandem SAR, (i) the term will not exceed the term of the related option and (ii) the tandem SAR may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option, except that the tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. Upon the exercise of a SAR, the participant will be entitled to receive payment in an amount determined by multiplying: (i) the difference between the fair market value of the Company’s common stock on the date of exercise over the grant price of the SAR by (ii) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the award, the payment upon exercise of a SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee. The Committee may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms as the Committee will deem appropriate.

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  PROPOSAL 3—APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS. The Committee may grant stock awards, restricted stock and stock units on such terms and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous employment or service with the Company or an affiliate or the achievement of any performance goals. The Committee may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any restricted stock or stock units under such circumstances and subject to such terms as the Committee will deem appropriate.

PERFORMANCE UNITS. The Committee may grant awards of performance units. Performance units will consist of a unit valued by reference to a designated number of shares, the value of which may be paid to the participant by delivery of shares or, if set forth in the instrument evidencing the award, of such property as the Committee determines, including, without limitation, cash, shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms specified by the Committee.

OTHER PERFORMANCE AWARDS. The Committee may grant awards denominated in cash or property other than shares, designate the grantees, and determine the amount and the terms of each such award. The value of awards denominated in cash or property other than shares may be paid to the participant by delivery of such property as the Committee determines, including, without limitation, cash, shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms specified by the Committee. Subject to the terms of the Amended Plan and such other terms as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares under the Amended Plan. In a revision to the 2021 Plan, and due to changes in applicable tax rules, the Amended Plan no longer contains certain restrictions on performance-based awards.

PAYMENT OF TAX WITHHOLDING AND OTHER OBLIGATIONS. The Company may require the participant to pay to the Company or an affiliate any taxes that the Company or an affiliate is required to withhold and any other amounts due from the participant to the Company or to any affiliate. The payment may be in the following forms (or a combination thereof): (i) cash, (ii) shares owned by the participant, (iii) withholding from cash otherwise due to the participant by the Company or an affiliate, (iv) withholding shares the Company would otherwise issue to the participant, (v) the participant’s selling of shares issued under an award on the open market or to the Company, or (vi) such other action determined to be necessary by the Committee.

ASSIGNABILITY. Awards may not be sold, assigned, pledged or transferred other than by will or by the laws of descent and distribution. However, the Committee may permit participants to designate one or more beneficiaries to exercise an award or receive payment under an award after the participant’s death. In addition, the Committee may permit participants to assign or transfer awards without consideration. In a revision to the 2021 Plan, the Amended Plan provides that awards may not be transferred to financial institutions.

ADJUSTMENTS. In the event of certain capitalization events, including stock dividends, stock splits, spin-offs and special dividends, the Committee will make proportional adjustments as it deems equitable in the maximum number and kind of securities available for issuance under the Amended Plan, the maximum number and kind of securities issuable as incentive stock options and the number and kind of securities that are subject to any outstanding award (and, if applicable, the per share price of such securities).

DISSOLUTION OR LIQUIDATION. Unless otherwise determined by the Committee, awards will terminate immediately prior to the dissolution or liquidation of the Company.

CHANGE IN CONTROL. The Amended Plan contains revised provisions related to a change in control (as fully defined in the Amended Plan) of the Company. Unless the Committee determines otherwise in an award agreement or in a written employment, services or other agreement or arrangement between the applicable participant and the Company or an affiliate, the following provisions apply in the event of a change in control. Each time-based award will vest immediately prior to the change in control and will terminate at the time of the change in control. However, other than for certain limited change in control transactions, the time-based award will not vest if it is converted, assumed, substituted for or replaced by the successor company. Each performance-based award that is earned and outstanding as of the date of the change in control, and for which the payout level has been determined, will remain payable in accordance with its vesting schedule. Each performance-based award for which the payout level has not been determined will be deemed earned using actual results as of the change in control (or, if higher, “target” level performance). The earned award will time-vest immediately prior to the change in control and will terminate at the time of the change in control. However, other than for certain limited change in control transactions, the earned award will not time-vest if it is converted, assumed, substituted for or replaced by the successor company. An award will generally be considered converted, assumed, substituted for or replaced by the successor company if, following a change in control, the award confers the right to purchase or receive, for each share subject to the award immediately prior to the change in control, the consideration received in the change in control transaction by each shareholder.

AMENDMENT, SUSPENSION OR TERMINATION. The Board or the Compensation Committee may amend, suspend or terminate the Amended Plan at any time. The Committee may amend the terms of any outstanding award. However, shareholder approval will be

THE GREENBRIER COMPANIES

  PROPOSAL 3—APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

required for any Amended Plan amendment if shareholder approval is required by applicable law, and any Amended Plan amendment that requires shareholder approval will initially be approved by the Board. The amendment, suspension or termination of the Amended Plan, or the amendment of an outstanding award will not materially adversely affect a participant’s rights without the participant’s consent. Any change to an incentive stock option that constitutes a “modification” under applicable laws and would cause such incentive stock option to no longer qualify as an incentive stock option will require the consent of the applicable participant.

TERM OF THE AMENDED PLAN. In a revision to the 2021 Plan, the Amended Plan will terminate on the date that is ten years after October 23, 2025, and may be terminated on any earlier date as described above. After the Amended Plan is terminated, no future awards may be granted, but awards previously granted will remain outstanding in accordance with their terms.

INDEMNIFICATION. To the extent consistent with applicable law, the Company’s Articles of Incorporation and Bylaws, members of the Board, the Compensation Committee, or a committee appointed by the Board or an officer of the Company to whom authority was delegated in accordance with the Amended Plan, will be indemnified and held harmless by the Company against and from any expense resulting from any claim by reason of any action taken or failure to act under the Amended Plan, and against and from amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim.

PARTICIPANTS IN OTHER COUNTRIES OR JURISDICTIONS. The Committee may grant awards to foreign nationals on terms different from those specified in the Amended Plan to promote the purposes of the Amended Plan and to comply with foreign laws.

SUCCESSORS. All obligations of the Company under the Amended Plan will be binding on any successor to the Company.

CHOICE OF LAW AND VENUE. The Amended Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law.

CLAWBACK/RECOUPMENT. In a revision to the 2021 Plan, the Amended Plan provides that awards will be subject to the Company’s Mandatory Clawback Policy and any other applicable Company clawback policy or any applicable clawback law.

EFFECTIVE DATE. If approved by the Company’s shareholders at the Company’s 2026 Annual Meeting of Shareholders, the Amended Plan will become effective on the immediately following day.

SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the Amended Plan. Tax consequences for any particular individual may be different. As the rules governing the tax treatment of such awards are quite technical, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions and their interpretations are subject to change, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.

INCENTIVE STOCK OPTIONS. A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and the Company will not be entitled to any deduction for federal income tax purposes. However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes of the alternative minimum tax rules.

NONQUALIFIED STOCK OPTIONS. A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the exercised shares on such date exceeds the exercise price for those shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by

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  PROPOSAL 3—APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

exercising a nonqualified stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon exercising a nonqualified stock option generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the shares acquired through the exercise of the nonqualified stock option.

STOCK APPRECIATION RIGHTS. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. Any ordinary income recognized by the participant upon exercising a stock appreciation right should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to the Company with respect to the grant of a stock appreciation right or the sale of the shares acquired through the exercise of the stock appreciation right.

RESTRICTED STOCK AWARDS. A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, reduced by any amount paid by the participant for such shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss. Any ordinary income recognized by the participant should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

RESTRICTED STOCK UNIT AWARDS. There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs generally will recognize ordinary income equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. Any ordinary income recognized by the participant should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

PERFORMANCE-BASED AWARDS. A participant generally will recognize no income upon the grant of a performance-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss. Any ordinary income recognized by the participant should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

SECTION 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A of the Code violates the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, plus interest.

PARACHUTE PAYMENTS. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may not be deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

TAX EFFECT FOR THE COMPANY. We generally will be entitled to a tax deduction in connection with an award under the Amended Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonqualified stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE GREENBRIER COMPANIES

  PROPOSAL 3—APPROVAL OF 2021 STOCK INCENTIVE PLAN, AS AMENDED

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE AMENDED PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2025, with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders	850,299	(2)	N/A	1,306,369	(3)

Equity compensation plans not approved by security holders	None		N/A	None

(1)	Does not include shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price and are included in column (a).

(2)	Represents shares to be issued upon settlement of RSUs and PSUs under our 2021 Stock Incentive Plan. For performance-based awards, represents number of shares issuable at target levels of performance.

(3)	Represents 807,287 shares available for grant under the 2021 Stock Incentive Plan and 499,082 shares available to purchase under The Greenbrier Companies, Inc. Employee Stock Purchase Plan.

PLAN BENEFITS

NEW PLAN BENEFITS. No awards have been made under the Amended Plan. No awards have been granted that are contingent on the approval of the Amended Plan. Future grants under the Amended Plan will be made at the discretion of the Committee. As described above under “2025 Non-Employee Director Compensation”, the Company maintains a program pursuant to which newly elected non-employee directors receive an “initial” award of RSUs with a value of $160,000 (prorated for a partial year of service) and continuing non-employee directors receive an “annual” award of RSUs with a value of $160,000. However, the Board may amend, suspend or terminate the program at any time and, consequently, such awards remain discretionary and we cannot now determine the number or type of awards to be granted in the future to any non-employee director under the program. For the foregoing reasons, the benefits and amounts that will be received or allocated under the Amended Plan in the future are not determinable at this time.

HISTORICAL AWARDS. Since the inception of the 2021 Plan, the following individuals and groups have received awards covering the number of shares indicated (with performance-based awards counted using target-level performance): Lorie L. Tekorius (398,242 shares); Michael J. Donfris (65,190 shares); Brian J. Comstock (193,871 shares); William Krueger (149,511 shares); William Glenn (109,538 shares); all current executive officers as a group (1,056,971 shares); all current directors who are not executive officers as a group (123,035 shares); Stevan B. Bobb (1,752 shares); Wanda F. Felton (17,845 shares); Graeme A. Jack (17,845 shares); Jeffrey Songer (1,752 shares); Wendy L. Teramoto (17,845 shares); each associate of any of such directors, executive officers or nominees (0 shares); each other person who received or is to receive 5 percent of such awards (0 shares); and all current and former employees, including all current officers who are not executive officers, as a group (716,050 shares).

CERTAIN INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS. In considering the recommendation of the Board with respect to the Amended Plan, shareholders should be aware that members of the Board and our executive officers are eligible to receive awards under the Amended Plan and, accordingly, may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve the Amended Plan.

REGISTRATION WITH THE SEC. If the Plan Amendment is approved by our shareholders, we intend to file with the U.S. Securities and Exchange Commission a registration statement on Form S-8 covering the shares reserved for issuance under the Amended Plan as soon as practicable following such approval.

REQUIRED VOTE. The Amended Plan will not become effective until it has been approved by the shareholders of the Company. This Proposal 3 is being submitted to shareholders for this purpose. In order for this Proposal 3 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 3. Abstentions will not affect the outcome of voting on this Proposal 3. If no instructions are given on your proxy, the proxy will be voted “FOR” approval.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2021 STOCK INCENTIVE PLAN, AS AMENDED. Unless marked otherwise, proxies received will be voted FOR this proposal.

2026 PROXY STATEMENT

PROPOSAL 4	APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

PURPOSE AND EFFECT OF THE AMENDMENT

We are asking our shareholders to approve the Amended and Restated Articles of Incorporation to revise Article 6 of our current Articles of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares (the “Authorized Share Increase”). The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has approved the Authorized Share Increase and recommends to our shareholders that they approve the Authorized Share Increase.

Our existing Articles of Incorporation authorize the issuance of a maximum of 50,000,000 shares of common stock. As of October 24, 2025, only a fraction of this authorized share amount remains available for future issuances, as we have:

•	approximately 31,190,881 shares of common stock outstanding;

•	an additional 854,667 shares of common stock reserved for future issuance for existing equity awards outstanding under the 2021 Plan;

•

an additional 476,748 shares of common stock reserved for future issuance under future equity awards under the 2021 Plan (without taking into account the proposed 1,000,000 share reserve increase under the Amended Plan proposed in Proposal 3); and

•	an additional 8,123,421 shares of common stock reserved for future issuance in the event of conversions of our outstanding convertible senior notes due in 2028.

If approved, the Authorized Share Increase would amend the Article 6, Section 1 of our current Articles of Incorporation (with no other changes) as follows (additions are underlined and deletions are struck through):

Section 1. Authorized Capital Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares which the corporation is authorized to issue is ~~75,000,000~~ 125,000,000 shares, of which 25,000,000 shares shall be Preferred Stock, without par value, and ~~50,000,000~~ 100,000,000 shares shall be Common Stock, without par value. Of the 25,000,000 shares of authorized Preferred Stock, 200,000 shares shall be designated as Series A Participating Preferred Stock.

We intend to effectuate the Authorized Share Increase through the filing of a restated Articles of Incorporation, which would incorporate all amendments to the Articles of Incorporation approved by shareholders including this Authorized Share Increase and a prior amendment changing the Company’s name. The full text of the proposed Amended and Restated Articles of Incorporation is attached to this Proxy Statement as Appendix B.

The proposed amendment to increase the number of shares of authorized common stock is designed to enable the Board to issue additional shares of common stock when, in its judgment, such issuance would benefit the Company, without further action by shareholders. Although the Company has no specific plans, arrangements or understandings to make use of the increased authorized shares, management believes that the ability to issue additional shares without the delay and expense of obtaining shareholder approval is an advantage to the Company, enhancing our ability to execute on our strategy and support the ongoing flexibility for the Company to engage in additional capital-raising transactions, grant equity awards to employees, and issue stock for other corporate purposes. If approved, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes as the Board may approve and no further vote of shareholders of the Company will be required for any issuance, except as may be required by law, regulation, or the rules of NYSE. If we are unable to issue additional shares of common stock, we may not be able to raise additional funds when needed or in a manner that is in the best interests of our Company and our shareholders. Although our Board believes the Authorized Share Increase is in the best interests of the Company and its shareholders, shareholders should be aware that future issuance of our common stock (or securities convertible into common stock) could have a dilutive impact on the earnings per share and voting power of existing shareholders, among other things. In addition, the availability of the additional authorized shares of common stock may have an anti-takeover effect, since the Board would possess the ability to dilute the position of a major shareholder by issuing additional shares of the same class, which may make a takeover more difficult or less

THE GREENBRIER COMPANIES

  PROPOSAL 4—APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

  TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

attractive. The proposed amendment is not part of a plan by management to adopt a series of anti-takeover measures.

REQUIRED VOTE. The Authorized Share Increase will not become effective until it has been approved by the shareholders of the Company. This Proposal 4 is being submitted to shareholders for this purpose. In order for this Proposal 4 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 4. Abstentions will not affect the outcome of voting on this Proposal 4. If no instructions are given on your proxy, the proxy will be voted “FOR” approval.

THE BOARD RECOMMENDS A VOTE FOR THE AMENDED AND RESTATED ARTICLES OF INCORPORATION to increase the authorized common stock of the Company from 50,000,000 to 100,000,000 shares. Unless marked otherwise, proxies received will be voted FOR this proposal.

2026 PROXY STATEMENT

PROPOSAL 5	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For fiscal 2025 and 2024, KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for fiscal 2026. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

In order for this Proposal 5 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is permitted on this Proposal 5. Abstentions will not affect the outcome of voting on this Proposal 5.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF the appointment of KPMG LLP as the company’s independent auditors for fiscal 2026. Unless marked otherwise, proxies received will be voted FOR this proposal.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2025 and 2024.

Audit, audit-related, tax and all other fees paid to KPMG for fiscal 2025 and 2024 aggregated $5,441,442 and $5,934,472, respectively, and were composed of the following:

	2025	2024

Audit Fees	$4,953,744	$4,969,580

Audit-Related Fees	342,010	458,882

Total Audit and Audit-Related Fees	$5,295,754	$5,428,461

Tax Fees	145,688	506,010

All Other Fees	—	—

Total Audit, Audit-Related and Tax Fees	$5,441,442	$5,934,472

Audit Fees. This category consists of fees billed for the audit of the Company’s annual financial statements and international statutory audits for fiscal 2025 and 2024 and for consents, comfort letters, reviews of registration statements and similar services that include or incorporate the audited financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees. This category consists of fees billed for Statement on Standards for Attestation Engagements 16 audits and other attest services related to financial reporting for fiscal 2025 and 2024.

Tax Fees. This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

All Other Fees. This category consists of fees billed for professional services other than the services reported in the categories above, including permissible business process advisory and consulting services.

THE GREENBRIER COMPANIES

  PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix C. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

Report of the Audit Committee

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board is established pursuant to the Company’s Bylaws, and the Audit Committee Charter adopted by the Board. A copy of the Charter, as amended, is available on the Company’s website at https://investors.gbrx.com/corporate-governance.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal 2025, the members of the Audit Committee of the Board were Graeme A. Jack (Chairman), Wanda F. Felton, Antonio Garza, James R. Huffines, Wendy L. Teramoto, and Kelly M. Williams. Each member of the Audit Committee who served during fiscal 2025 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (NYSE). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2025, in addition to its other work, the Audit Committee:

•

Reviewed and discussed with the Company’s management and independent auditors the effectiveness of the Company’s internal controls and the audited financial statements of the Company as of August 31, 2025, and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Commission; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company, as of August 31, 2025, and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2025, for filing with the SEC.

Graeme A. Jack, Chairman

Wanda F. Felton

Antonio O. Garza

James R. Huffines

Wendy L. Teramoto

Kelly M. Williams

Mr. Songer joined the Audit Committee in October 2025 and thus did not contribute to this Audit Committee Report or the matters discussed herein. Mr. Huffines became the Chairman of the Audit Committee in October 2025. The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

2026 PROXY STATEMENT

 ANNUAL MEETING

 INFORMATION

Online Meeting

Our Board has authorized us to conduct the Annual Meeting solely online via the internet through a virtual shareholder meeting platform. This format empowers shareholders to participate fully from any location around the world, at no cost.

To participate in our virtual Annual Meeting, including to vote, ask questions, and view the list of registered shareholders as of the record date during the meeting, visit www.virtualshareholdermeeting.com/GBX2026 with your 16-digit control number included in the notice, on your proxy card, or in the instructions that accompanied your proxy materials. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank. We welcome questions and comments from our shareholders. Beginning 21 days before the date of the Annual Meeting, on December 17, 2025, shareholders entitled to vote at the Annual Meeting will have the opportunity to submit written questions to the Company through the virtual meeting website. We encourage you to submit your questions as early as possible, though questions can also be submitted online once the Annual Meeting has begun.

The Annual Meeting will begin promptly at 7:30 a.m. Pacific Time on January 7, 2026. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 7:15 a.m. Pacific Time, and you should allow reasonable time for the check-in procedures. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

Voting Securities and Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2026 Annual Meeting of Shareholders of the Company. Any proxy may be revoked by a shareholder at any time prior to the shares being voted by the proxy during the Annual Meeting. A shareholder may revoke a proxy upon written notice to the Secretary of the Company, by delivering by internet, telephone or mail a duly executed proxy bearing a later date, or by voting during the meeting. Shareholders can vote via the internet in advance of or during the meeting. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded. As of November 4, 2025, there were 31,145,187 shares of Common Stock outstanding and entitled to vote, and a majority, or 15,572,594 of these shares present by proxy or in person, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees by any lawful mode of communication, including by telephone, facsimile, electronic transmission or express mail, among others. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $15,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written request made to us at: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address to request delivery of a single copy of these materials.

THE GREENBRIER COMPANIES

  ANNUAL MEETING INFORMATION

Other Business

To have been eligible for inclusion in the Company’s proxy materials for this Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules and our Bylaws governing such proposals, must have been received not later than July 17, 2025, by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Management knows of no other matters, beyond those proposals included in this Proxy Statement, that will be presented for action at the Annual Meeting. However, proxies validly executed by shareholders give discretionary authority to the persons named in the proxy to represent and to vote the shares subject to such proxies that are entitled to vote in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

Additional Information

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and current reports are available on the Company’s website at https://investors.gbrx.com.

Shareholder Proposals

Shareholders may bring business before an annual meeting only in compliance with the Company’s Bylaws. For business to be properly brought before the 2027 Annual Meeting by a shareholder other than in accordance with Rule 14a-8 under the Exchange Act, written notice must be delivered to, or mailed and received by, the Secretary of the Company on or before the close of business on July 20, 2026 at the following address: The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 Attention: Adam Waks, Corporate Secretary. The notice must contain, and be accompanied by, all of the information as specified in our Bylaws. We recommend that any shareholder wishing to bring any item before the 2027 Annual Meeting review our Bylaws, which are available on our website at https://investors.gbrx.com/corporate-governance. The shareholder must be present in person at the 2027 Annual Meeting to properly bring any such proposal. The presiding officer at an annual meeting will determine whether a matter is properly brought before the meeting and, if not properly brought, the matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only in compliance with the Company’s Bylaws. For a director candidate to be nominated by a shareholder for the 2027 Annual Meeting, written notice of the nomination must be delivered to, or mailed and received by, the Secretary of the Company on or before the close of business on July 20, 2026 at the following address: The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 Attention: Adam Waks, Corporate Secretary. The notice must contain, and be accompanied by, all information required by our Bylaws, the proxy rules, and applicable law. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 8. 2026. The shareholder must be present in person at the 2027 Annual Meeting to properly bring any such nomination. The presiding officer at an annual meeting will determine whether a nominee is properly brought before the meeting and, if not properly brought, such nominee will not be considered or acted upon. The description of certain provisions of the Company’s Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant provisions therein regarding the requirements for making shareholder proposals and nominating director candidates.

To be eligible for inclusion in the Company’s proxy materials for the 2027 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, a proposal to be presented by a shareholder at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must be received not later than July 20, 2026 at the following address: The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 Attention: Adam Waks, Corporate Secretary.

2026 PROXY STATEMENT

  ANNUAL MEETING INFORMATION

Incorporation by Reference

According to the provisions of Schedule 14A under the Exchange Act, the information set forth in the following section of our annual report on Form 10-K is incorporated into this Proxy Statement by reference: “Information about our Executive Officers” from Part I of the Company’s Annual Report on Form 10-K for the year ended August 31, 2025, as filed with the SEC on October 28, 2025.

A copy of the Company’s 2025 Annual Report on Form 10-K will be provided to shareholders without charge upon oral or written request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, Phone: (503) 684-7000 and is also available on the Company’s website at https://investors.gbrx.com.

THE GREENBRIER COMPANIES

 APPENDIX A

 2021 STOCK INCENTIVE PLAN, AS

 AMENDED

THE GREENBRIER COMPANIES, INC.

2021 STOCK INCENTIVE PLAN, AS AMENDED

SECTION 1. PURPOSE

The purpose of The Greenbrier Companies, Inc. 2021 Stock Incentive Plan, as amended, is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors.

(b) The members of the Compensation Committee shall meet the independence requirements of the applicable stock exchange upon which the Common Stock is listed. If any member of the Compensation Committee does not qualify as a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act, then Awards under the Plan for the executive officers of the Company and non-employee directors shall be administered by a subcommittee consisting of each Compensation Committee member who qualifies as a “non-employee director.” If fewer than two Compensation Committee members qualify as “non-employee directors,” then the Board shall appoint one or more other Board members to such subcommittee who do qualify as “non-employee directors,” so that the subcommittee will at all times consist of two or more members all of whom qualify as “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act.

(c) Notwithstanding the foregoing, and to the extent consistent with applicable law, the Company’s Articles of Incorporation and Bylaws, the Board or Compensation Committee may also delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to other committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to grants of Awards to Participants who are subject to Section 16 of the Exchange Act. Members of any such committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Company’s Articles of Incorporation and Bylaws, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority to administer the Plan has been delegated.

3.2 Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for

2026 PROXY STATEMENT

  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, subject to Section 409A of the Code and in accordance with Section 6.3 of the Plan; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules, regulations and subplans as it shall deem appropriate for the proper administration and operation of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service or working less than full-time shall be determined by the Company’s chief human resources officer or other officer performing that function, or with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(c) Interpretations and decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the aggregate maximum number of shares of Common Stock available for issuance under the Plan shall be the number of shares of Common Stock available for issuance under the Plan immediately prior to the Amendment Effective Date plus 1,000,000 shares. Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, is settled in cash in lieu of shares of Common Stock, or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company due to the failure to vest, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. With respect to the exercise of Stock Appreciation Rights and Options, the gross Shares of common stock underlying such Awards will cease to be available under the Plan, and any shares of Common Stock tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of such Awards or to satisfy tax withholding obligations in connection with such Awards shall not become available for future Awards under the Plan. With respect to Awards other than Stock Appreciation Rights and Options, any shares of Common Stock tendered by a Participant or retained by the Company to satisfy tax withholding obligations in connection with such Award shall become available for future Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall be reduced to reflect any dividends or dividend equivalents that are paid with respect to an Award in the form of shares of Common Stock.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of the merger, acquisition or combination pursuant to which such entity becomes and Acquired Entity, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such merger, acquisition or combination to determine the consideration payable to holders of securities of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the merger, acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such merger, acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger, acquisition or combination is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

THE GREENBRIER COMPANIES

  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

(d) Notwithstanding any other provision of this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

4.3 Limitations

(a) Limitations on Awards to Nonemployee Directors. Notwithstanding any other provision of this Plan to the contrary, the aggregate value of cash compensation and the grant date fair value of Awards (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any calendar-year period to any non-employee director in respect of the director’s service as a member of the Board shall not exceed $750,000, increased to $1,000,000 for the calendar year in which such director joins the Board as a non-employee director.

(b) Limitations on Options and SARs. In no event shall the Board or Committee have the right, without prior shareholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15; (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for another option or stock appreciation right, restricted stock, stock units or other equity award, or cash, regardless of whether such cancellation and exchange would be considered a “repricing” under generally accepted accounting principles and regardless of whether such cancellation and exchange is voluntary on the part of the Participant, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or; (iii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iv) issue an Option or SAR that provides for, or amend an outstanding Option or SAR to provide for, the grant or issuance of a new Option or SAR on exercise of the original Option or SAR. Notwithstanding anything to the contrary, any amendment to this Section 4.3(b) shall be contingent upon the approval of the Company’s shareholders.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents. Deferral of any Award or payment thereunder shall comply with all applicable law, rules and regulations, and shall satisfy either the requirements for exemption from Section 409A or the requirements of Section 409A as determined by the Committee prior to such deferral.

6.4 Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may

2026 PROXY STATEMENT

  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing or anything to the contrary in the Plan, (i) any dividends or dividend equivalents credited to an Award shall accrue and be paid only to the extent the Award becomes vested or payable and (ii) except as provided in Section 15.1, in no event may dividends or dividend equivalents be paid with respect to an Option or SAR. Also, notwithstanding the foregoing, crediting of dividends or dividend equivalents must comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date, except in the case of Substitute Awards.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date.

7.4 Exercise of Options

(a) The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

(b) To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of a Nonqualified Stock Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit, provided that in no event may a promissory note be used as a form of consideration for exercising an Option.

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7.6 Effect of Termination of Service

(a) The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

(b) If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate either the registration requirements under the Securities Act or the Company’s insider trading policy, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date or (ii) the expiration of a period of three months (or such longer period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of such Securities Act or insider trading policy requirements.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. Incentive Stock Options may only be granted to employees of the Company or any “parent corporation” or “subsidiary corporation” (each as defined in Section 424 of the Code) with respect to the Company. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the most recent approval by the Board or the most recent approval by the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

SECTION 9. STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. A SAR may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2 Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous employment or service with the Company or a Related

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Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2 Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock.

10.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Units under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1 Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Notwithstanding the foregoing, and subject to Section 18.5, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2 Other Performance Awards

The Committee may grant Awards denominated in cash or property other than shares of Common Stock, designate the Participants to whom such Awards are to be awarded and determine the amount and the terms and conditions of each such Award. The value of Awards denominated in cash or property other than shares of Common Stock may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Notwithstanding the foregoing, and subject to Section 18.5, the amount to be paid under an Award denominated in cash or property other than shares of Common Stock may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

13.1 Payment of Tax Withholding and Other Obligations

The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (a) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award or any other taxable or tax withholding event related to an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

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  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

13.2 Payment Methods

The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by one or a combination of any of the following: (a) paying cash to the Company or a Related Company, as applicable, (b) having the Company, or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations, (e) selling shares of Common Stock issued under an Award on the open market or to the Company, or (f) taking such other action as may be necessary in the opinion of the Committee to satisfy any applicable tax withholding obligations or other obligations. The value of the shares so withheld or surrendered may not exceed the maximum statutory tax rate in the applicable jurisdiction or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Committee in its sole discretion.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent, at the discretion of the Committee, the instrument evidencing the Award permits the Participant to designate one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award without consideration, subject to such terms and conditions as the Committee shall specify. For the avoidance of doubt, Awards may not be transferred to financial institutions.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

(a) In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend that has a material effect on the price of Common Stock, or other similar occurrence occurs, or a change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments as it, in its sole discretion, deems equitable in: (A) the maximum number and kind of securities available for issuance under the Plan; (B) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; and (C) the number and kind of securities that are subject to any outstanding Award and, if applicable, the per share price of such securities.

(b) Adjustments, if any, and any determinations or interpretations made by the Committee as to whether any adjustment shall be made, including any determination of whether a distribution is other than a normal cash dividend or is a cash dividend that will have a material effect on the price of issued shares, and the terms of any of the foregoing adjustments shall be conclusive and binding.

(c) Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards or securities as described in Section 15.1(a)(A)-(C). Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

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15.3 Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement or arrangement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) All outstanding Awards that are subject solely to vesting based on continued employment or service with the Company or a Related Company shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and such Awards shall terminate at the effective time of the Change in Control; provided, however, that with respect to a Change in Control that is not covered by clause (a) of the definition of Change in Control and in which such Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, all applicable restrictions or forfeiture provisions shall lapse, and such Awards shall terminate at the effective time of the Change in Control, only if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company. If and to the extent that the Successor Company so converts, assumes, substitutes for or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.

For the purposes of this Section 15.3, an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals, and that are earned and outstanding as of the date the Change in Control is determined to have occurred, and for which the payout level has been determined, shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals (including any applicable performance period) for which the payout level has not been determined shall be deemed earned using actual results measured against the performance goals as of the Change in Control (or, if higher, “target” level performance). With respect to a Change in Control that is covered by clause (a) of the definition of Change in Control, such earned Awards shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and such Awards shall terminate at the effective time of the Change in Control. With respect to a Change in Control that is not covered by clause (a) of the definition of Change in Control and in which such earned Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and such Awards shall terminate at the effective time of the Change in Control if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company. If and to the extent that the Successor Company so converts, assumes, substitutes for or replaces an Award, the time-vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such time-vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.

(c) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

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  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

15.5 Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. [RESERVED]

SECTION 17. AMENDMENT AND TERMINATION

17.1 Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval must initially be approved by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2 Term of the Plan

The Plan shall terminate automatically on the date that is ten years after October 23, 2025, the date the Board approved the most recent amendment of the Plan, and may be terminated on any earlier date as described in Section 17.1. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

17.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions. Also notwithstanding the foregoing, and subject to Section 18.5, the Board shall have broad authority to amend the Plan or any outstanding Award without the consent of a Participant to the extent the Board deems necessary or advisable to (i) comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to additional taxes, interest or penalties under Section 409A.

SECTION 18. GENERAL

18.1 No Individual Rights

(a) No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b) Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

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(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) The inability of the Company or impracticability for the Company, as determined by the Committee in its sole discretion, to obtain or maintain approval from any regulatory body having jurisdiction or to comply with applicable requirements, which approval and compliance are deemed by the Company’s counsel to be necessary to the lawful issuance, delivery, and sale of any shares of Common Stock, shall relieve the Company of any liability in respect of the failure to issue, deliver, or sell such shares as to which the requisite approval has not been obtained or as to which any necessary requirements are not met.

(d) As a condition to the exercise or receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(e) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(f) No fractional shares of Common Stock shall be issued under the Plan, and the Committee shall determine the manner in which fractional share value shall be treated.

18.3 Indemnification

(a) To the extent consistent with applicable law, the Company’s Articles of Incorporation and Bylaws, each person who is or shall have been a member of the Board, the Compensation Committee or a committee appointed by the Board or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation and Bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, and subject to Section 6.4, no Award shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Compliance with Laws and Regulations

(a) In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code, although the Company makes no representations that Options granted as Incentive Stock Options will maintain such qualification.

(b) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the

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exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and (ii) each payment made under this Plan and any Award granted under the Plan shall be treated as a separate payment and the right to a series of installment payments under this Plan or any such Award shall be treated as a right to a series of separate payments. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

(c) Also notwithstanding any other provision of the Plan to the contrary, the Board or the Committee shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Board or the Committee deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable laws, rules or regulations.

18.6 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt, amend or rescind such modifications, procedures or subplans under the Plan as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or where Participants may reside to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

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  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

18.10 Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Oregon.

18.11 Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, whether located in the United States or a foreign jurisdiction.

18.12 Clawback/Recoupment

Notwithstanding anything to the contrary herein, each Award, amount or benefit received under this Plan shall be subject to the Company’s Mandatory Clawback Policy, as may be amended from time to time, and shall also be subject to cancellation, recoupment, rescission, payback or other action in accordance with the terms of any other applicable Company clawback or recoupment or similar policy or any applicable law, as may be in effect from time to time. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of any applicable Company clawback policy and any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation that may apply to the Participant, whether adopted prior to or following the date of the Award.

SECTION 19. INITIAL EFFECTIVE DATE

The Plan initially became effective on January 6, 2021. The Plan, as amended by the Board on October 23, 2025, shall become effective on the day immediately following the date of the Company’s annual meeting of shareholders at which it is approved by the Company’s shareholders (the “Amendment Effective Date”).

THE GREENBRIER COMPANIES

  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Amendment Effective Date” has the meaning set forth in Section 19.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Restricted Stock Unit, Stock Unit, Performance Unit, performance-vesting Award denominated in cash or property other than shares of Common Stock, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, willful and continued failure to perform substantially the Participant’s duties with the Company, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other officer performing that function or in the case of directors and executive officers, the Board or the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” means the occurrence of any of the following events:

(a) a change in the composition of the Board during any period of 12 consecutive calendar months, such that the individuals who, as of the beginning of the period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any individual who becomes a member of the Board as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(b) consummation of a Company Transaction.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means The Greenbrier Companies, Inc., an Oregon corporation.

“Company Transaction,” means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets;

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the outstanding shares of Common Stock (the “Outstanding Company Common Stock”) and the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

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(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other officer performing that function or, in the case of directors and executive officers, the Board or the Committee, whose determination shall be conclusive and binding. Notwithstanding the foregoing, with respect to Incentive Stock Options, “Disability” shall have the meaning attributed to that term for purposes of Section 422 of the Code.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change in Control.”

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Company Transaction.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Company Transaction.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Units, or an Award denominated in cash or property other than shares of Common Stock, granted under Section 11.

“Performance Units” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Plan” means The Greenbrier Companies, Inc. 2021 Stock Incentive Plan, as amended.

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company, as determined by the Committee in its sole discretion.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

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  APPENDIX A—2021 STOCK INCENTIVE PLAN, AS AMENDED

“Restricted Stock Unit” means a Stock Unit subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity to convert, replace or adjust such awards to reflect the applicable transaction.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service,” unless the Committee determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other officer performing that function or with respect to directors and executive officers, by the Board or the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a non-employee director, consultant, advisor, or independent contractor of the Company or a Related Company, or a change in status from a non-employee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

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 APPENDIX B

 AMENDED AND RESTATED ARTICLES OF

 INCORPORATION

RESTATED ARTICLES OF INCORPORATION

ARTICLE 1

The name of the corporation is The Greenbrier Companies, Inc. These Restated Articles of Incorporation supersede the previously existing Articles of Incorporation of The Greenbrier Companies, Inc. and all amendments thereto.

ARTICLE 2

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Oregon Business Corporation Act.

ARTICLE 3

Section 1. Authorized Capital Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares which the corporation is authorized to issue is 125,000,000 shares, of which 25,000,000 shares shall be Preferred Stock, without par value, and 100,000,000 shares shall be Common Stock, without par value. Of the 25,000,000 shares of authorized Preferred Stock, 200,000 shares shall be designated as Series A Participating Preferred Stock.

Section 2. Preferred Stock. The Board of Directors is expressly vested with authority to adopt a resolution or resolutions providing for the issuance of Preferred Stock from time to time in one or more series. The Board of Directors is expressly authorized to fix, state and express, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, the preferences, limitations and relative rights including, without limitation:

(a) the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation;

(b) whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative;

(c) the voting rights, if any, to be provided for shares of such series;

(d) the rights and preferences, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

(e) the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for securities or other property of the corporation and the terms and conditions, including price and rate of exchange of such conversion or exchange;

(f) the redemption (including sinking fund provisions), if any, for shares of such series; and

(g) such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of a series of Preferred Stock shall be insufficient to pay such holders the full preferential amount to which they are entitled, such assets shall be distributed ratably among the shares of such series of Preferred Stock in proportion to the full amounts which would be payable on such shares if all amounts payable thereon were paid in full.

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  APPENDIX B—AMENDED AND RESTATED ARTICLES OF INCORPORATION

Section 3. Common Stock. The holders of Common Stock shall be entitled to one vote per share on each matter to be voted upon by the corporation’s shareholders. Except as otherwise required by law, or pursuant to the terms of any series of Preferred Stock, all series of Preferred Stock (upon which voting rights shall have been conferred) and the Common Stock shall vote together as a single class or voting group on any matter submitted to a vote of shareholders. Shares of Common Stock shall not have cumulative voting rights with respect to any matter.

Section 4. Series A Participating Preferred Stock.

Subsection 1. Designation and Amount. There shall be a series of Preferred Stock of the corporation which shall be designated as “Series A Participating Preferred Stock, without par value” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 200,000. Such number of shares may be increased or decreased by the Board of Directors without shareholder action; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the shares outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation.

Subsection 2. Dividends and Distributions. (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock, without par value (“Common Stock”) of the corporation and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 per share ($.01 per one one-hundredth of a share), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per share equal to 100 times the aggregate per share amount of all noncash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time after July 26, 2004 (the “Rights Declaration Date”), declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock are entitled under clauses (i)(b) or (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Subsection 2(A) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share ($.01 per one one-hundredth of a share) on the Series A Preferred Stock shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall cumulate but shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

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  APPENDIX B—AMENDED AND RESTATED ARTICLES OF INCORPORATION

Subsection 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided in these Restated Articles of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the corporation.

(C) Except as otherwise provided in these Restated Articles of Incorporation or by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

Subsection 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i) declare or pay dividends on, make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any share of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under Subsection 4(A), purchase or otherwise acquire such shares at such time and in such manner.

Subsection 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The corporation shall take all such action as is necessary so that all such shares shall after their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of a new series of Preferred Stock to be created by Articles of Amendment adopted by the Board of Directors without shareholder action, subject to the conditions and restrictions on issuance set forth herein.

Subsection 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the higher of (i) $1.00 per share ($.01 per one one-hundredth of a share), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock; nor shall any distribution be made (B) to the holders of stock ranking on a parity (either as to dividends or upon

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  APPENDIX B—AMENDED AND RESTATED ARTICLES OF INCORPORATION

liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock are entitled under clause (A)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Subsection 7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Subsection 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the corporation may acquire shares of Series A Preferred Stock in any other manner permitted by law or these Restated Articles of Incorporation.

Subsection 9. Rank. Unless otherwise provided in these Restated Articles of Incorporation or an amendment thereof relating to a subsequent series of Preferred Stock of the corporation, the Series A Preferred Stock shall rank junior to all other series of the corporation’s Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of the corporation.

Subsection 10. Amendment. These Restated Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Subsection 11. Fractional Shares. Series A Preferred Stock may be issued in one-hundredths of a share or other fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

ARTICLE 4

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:

(a) Except as otherwise provided in these Restated Articles of Incorporation or the Bylaws of the corporation relating to the rights of the holders of any series of Preferred Stock, voting separately by group or series, to elect additional directors under specified circumstances, the number of directors of the corporation shall be as fixed from time to time by or pursuant to the Bylaws of the corporation. The directors, other than those who may be elected by the holders of any series of Preferred Stock, voting separately by group or series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time in the discretion of the President of the corporation to maintain such proportionality. The directors shall initially be classified into classes by the President of the corporation. Each initial director in Class I shall hold office for a term expiring at the 2007 annual meeting of shareholders, each initial director in Class II shall hold office initially for a term expiring at the 2008 annual meeting of shareholders, and each initial director in Class III shall hold office for a term expiring at the 2009 annual meeting of shareholders. Notwithstanding the foregoing provisions of this ARTICLE 4, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At each annual meeting of shareholders commencing with the 2007 annual meeting, the successors to the

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  APPENDIX B—AMENDED AND RESTATED ARTICLES OF INCORPORATION

class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Election of directors need not be by written ballot unless provided by the Bylaws of the corporation.

(b) Except as otherwise provided in these Restated Articles of Incorporation or the Bylaws of the corporation relating to the rights of the holders of any series of Preferred Stock, voting separately by class or series, to elect directors under specified circumstances, any director or directors may only be removed from office at any time with cause by the affirmative vote of not less than a majority of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as single class. Unless previously filled by the vote of at least a majority of the total number of outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, any vacancy in the Board of Directors resulting from any such removal may be filled by the Board of Directors, or if the Directors remaining in office constitute less than a quorum then such vacancies may be filled by a vote of a majority of the directors then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall have been elected and qualified or until their earlier death, resignation or removal.

(c) In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Notwithstanding the foregoing, whenever the holders of any one or more class or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Restated Articles of Incorporation applicable thereto, as the same may be amended from time-to-time, and such directors so elected shall not be divided into classes pursuant to this ARTICLE 4 unless expressly provided by such terms.

(e) Special meetings of shareholders of the corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors, the President of the corporation or the holders of not less than 25 percent of all votes entitled to be cast on the matters to be considered at such meeting.

(f) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the corporation. In addition, the Bylaws of the corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock of the corporation entitled to vote thereon, voting together as a single class.

ARTICLE 5

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability, to the extent provided by applicable law, for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution under ORS 60.367, or (iv) any transaction from which the director derived an improper personal benefit. If the Oregon Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Oregon Business Corporation Act, as so amended. This ARTICLE 5 shall not eliminate or limit the liability of a director for any act or omission which occurred prior to the effective date of its adoption. Any repeal or modification of this ARTICLE 5 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE 6

The Board of Directors of the corporation may provide, pursuant to Bylaws or other actions or agreements, that the corporation shall indemnify to the fullest extent permitted by the Oregon Business Corporation Act, as in effect at the time of the determination, any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including any action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or any of its subsidiaries, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974, as amended, with respect to any employee benefit plan of the corporation or any of its subsidiaries, or serves or served at the request of the corporation, or any of its subsidiaries,

2026 PROXY STATEMENT

  APPENDIX B—AMENDED AND RESTATED ARTICLES OF INCORPORATION

as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The rights of indemnification provided in this ARTICLE 6 shall be in addition to any rights to which any such person may otherwise be entitled under any future amendment to these Restated Articles of Incorporation or under any bylaw, agreement, statute, policy of insurance, vote of shareholders or board of directors, or otherwise, which exists at or subsequent to the time such person incurs or becomes subject to such liability and expense.

ARTICLE 7

The corporation reserves the right at any time and from time to time to amend, alter, rescind or repeal any provisions contained herein; and other provisions authorized by the laws of the State of Oregon at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by or pursuant to these Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

ARTICLE 8

Notwithstanding any other provisions of these Restated Articles of Incorporation, other than ARTICLE 7, or the Bylaws of the corporation, the affirmative vote of the holders of not less than fifty-five percent (55%) of the total number of votes of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, ARTICLE 4, ARTICLE 5, ARTICLE 6, ARTICLE 7 and ARTICLE 8 of these Restated Articles of Incorporation.

THE GREENBRIER COMPANIES

 APPENDIX C

 POLICY REGARDING THE

 APPROVAL OF AUDIT AND NON-AUDIT

 SERVICES PROVIDED BY THE

 INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditor. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditor.

The Greenbrier Companies, Inc. (the “Company”) (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and non-audit services.

Policy Statement

All services provided by the Audit Firm, both audit, audit-related and non-audit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit, audit-related and non-audit services. Examples of audit, audit-related and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements, periodic reports and other documents filed with the SEC that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Attestation services.

•	Employee benefit plan audits.

•

Consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of new or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard setting bodies.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the Audit Firm shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the Audit Firm’s independence. Such documentation should be detailed enough so that there should be no doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Audit Firm shall (i) provide the Audit Committee or a Designated Member with a written description of the nature and scope of the service, including the legal entity to which the service applies and the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or a Designated Member the potential effects of the service on the Audit Firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or a Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of

2026 PROXY STATEMENT

  APPENDIX C—POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee or a Designated Member should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit its own work; (iii) serve in an advocacy role for the Company; or (iv) have a mutuality of interest with an audit client.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding to pre-approve any such services and may choose to determine, for a particular fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-Related and Tax services and the total amount of fees for certain permissible non-audit services as All Other services. All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee (a “Designated Member”), who is independent as defined under the standards of the New York Stock Exchange, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported, for informational purposes only, to the Audit Committee at each of its regularly scheduled meetings. The Audit Committee Chair shall be a Designated Member with the authority to grant pre-approvals when such pre-approvals, in the judgment of the Audit Committee Chair, are appropriate to be granted prior to an Audit Committee meeting.

Prohibited Services

The Company may not engage the Audit Firm to provide the non-audit services described below to the Company:

1.

Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC, or prepare or originate source data underlying the Company’s financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

2.

Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3.

Actuarial Services. The Audit Firm may not provide actuarially-oriented advisory services involving the determination of amounts recorded in the Company’s financial statements and related accounts (other than assisting the Company in understanding the methods, models, assumptions and inputs used in computing an amount), unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements. Certain types of actuarial services are permissible if the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions, and the Audit Firm does not provide actuarial services to the Company on a continuous basis.

4.

Management Functions or Human Resources. Partners and employees of the Audit Firm may not act temporarily or permanently as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm may not recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5.

Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities, make investment decisions on behalf of the Company or otherwise have discretionary authority over the Company’s investments, executing a transaction to buy or sell the Company’s investments, or have custody of the Company’s assets.

THE GREENBRIER COMPANIES

  APPENDIX C—POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

6.

Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7.

Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to the Company’s accounting controls, financial systems, or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

8.

Financial Information Systems Design and Implementation. The Audit Firm may not directly or indirectly operate or supervise the operation of the Company’s information system, or design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

9.	Contingent Fee Arrangements. The Audit Firm may not provide services for a contingent fee or a commission.

10.

Cash handling (custody of or authority over client funds). Cash handling includes a variety of activities such as the following: (i) Having authority to access or control a client’s bank account, or having check signing authority on a client’s account; (ii) Making payments on behalf of a client, including having the ability to authorize wire transfers or other forms of payment on behalf of a client; or (iii) Receiving client funds for purposes of making payments on the client’s behalf.

11.	Other Services. The Audit Firm may not provide any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed “permitted services” and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Amendments

The Audit Committee may amend or modify this policy at any time.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Policy last amended by the Audit Committee in July 2024.

Policy last reviewed by the Audit Committee in June 2025.

2026 PROXY STATEMENT

 APPENDIX D

 RECONCILIATIONS OF GAAP TO

 NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF EARNINGS FROM OPERATIONS TO CORE RETURN ON INVESTED CAPITAL

(In millions, unaudited)

Year Ended

31-Aug-25

Earnings from operations	$360.1

Earnings from unconsolidated affiliates	$20.1

Adjustment—Facility-related rationalization costs	$12.4

Core net operating profit before tax	$392.6

Cash taxes received (paid)	$(48.2)

Core net operating profit after tax	$344.4

Average Trailing Five Quarters

31-Aug-25

Total funded debt	$1,773.1

Total equity	$1,660.3

Cash and cash equivalents	$303.6

Minimum operating cash	$(40.0)

Cash in excess of $40 million	$263.6

Total invested capital(1)	$3,169.8

Core ROIC(2)	10.9%

(1)	Total invested capital is the sum of Total funded debt and Total equity less Cash and cash equivalents in excess of $40 million

(2)	Core ROIC is calculated by dividing Core net operating profit after tax by Total invested capital

2026 PROXY STATEMENT

 D-1

  APPENDIX D—RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET EARNINGS TO CORE EBITDA

(In millions, unaudited)

	Year Ended

	31-Aug-25	31-Aug-24	31-Aug-23	31-Aug-22	31-Aug-21

Net earnings	$213.1	$172.7	$75.6	$53.8	$35.1

Interest and foreign exchange	$75.7	$100.8	$85.4	$57.4	$43.3

Income tax expense	$91.4	$62.0	$24.6	$18.1	$(40.2)

Depreciation and amortization	$119.7	$115.6	$106.3	$102.0	$100.7

Adjustment—Facility-related rationalization costs(1)	$12.4	$—	$—	$—	$—

Adjustment—Asset impairment, disposal, and exit related costs, net(2)	$—	$—	$48.4	$—	$—

Adjustment—Net loss on extinguishment of debt(3)	$—	$—	$—	$—	$6.3

Core EBITDA	$512.3	$451.1	$340.3	$231.3	$145.2

(1)

Costs incurred related to the facility-related rationalization / closure costs for Arad (Romania), Olawa (Poland), and Adana (Turkey) locations. Amount includes $1.8 million of Depreciation & amortization.

(2)	Costs incurred related to the exit of Gunderson, Southwest Steel, and Rayvag joint venture. Amount excludes $0.2 million of Depreciation and amortization recognized above.

(3)	Costs incurred related to the retirement of the convertible notes due in 2024.

RECONCILIATION OF NET EARNINGS ATTRIBUTABLE TO GREENBRIER TO CORE NET EARNINGS ATTRIBUTABLE TO GREENBRIER

(In millions, unaudited)

	Year Ended

	31-Aug-25	31-Aug-24	31-Aug-23	31-Aug-22	31-Aug-21

Net earnings attributable to Greenbrier	$204.1	$160.1	$62.5	$46.9	$32.5

Adjustment—Facility-related rationalization costs(1)	$7.6	$—	$—	$—	$—

Adjustment—Asset impairment, disposal, and exit related costs, net(2)	$—	$—	$36.6	$—	$—

Adjustment—Net loss on extinguishment of debt(3)	$—	$—	$—	$—	$4.7

Core net earnings attributable to Greenbrier	$211.7	$160.1	$99.1	$46.9	$37.2

(1)

Costs incurred related to the facility-related rationalization / closure costs for Arad (Romania), Olawa (Poland), and Adana (Turkey) locations. Net of tax of $4.8 million and non-controlling interest.

(2)	Costs incurred related to the exit of Gunderson, Southwest Steel, and Rayvag joint venture. Net of tax of $13.0 million.

(3)	Costs incurred related to the retirement of the convertible notes due in 2024. Net of tax of $1.6 million.

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO CORE DILUTED EARNINGS PER SHARE

(Unaudited)

	Year Ended

	31-Aug-25	31-Aug-24	31-Aug-23	31-Aug-22	31-Aug-21

Diluted earnings per share	$6.35	$4.96	$1.89	$1.40	$0.96

Adjustment—Facility-related rationalization costs(1)	$0.24	$—	$—	$—	$—

Adjustment—Asset impairment, disposal, and exit related costs, net(2)	$—	$—	$1.08	$—	$—

Adjustment—Net loss on extinguishment of debt(3)	$—	$—	$—	$—	$0.14

Core diluted earnings per share	$6.59	$4.96	$2.97	$1.40	$1.10

(1)	Costs incurred related to the facility-related rationalization / closure costs for Arad (Romania), Olawa (Poland), and Adana (Turkey) locations.

(2)	Costs incurred related to the exit of Gunderson, Southwest Steel, and Rayvag joint venture.

(3)	Costs incurred related to the retirement of the convertible notes due in 2024.

THE GREENBRIER COMPANIES

 D-2

The Greenbrier Companies

One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035

E info@gbrx.com

www.gbrx.com

THE GREENBRIER COMPANIES

FSC
www.fsc.org
MIX
Paper | Supporting responsible forestry
FSC® C132107

THE GREENBRIER COMPANIES, INC. ONE CENTERPOINTE DRIVE, STE 200 LAKE OSWEGO, OR 97035

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GBX2026

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V80332-P37418         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GREENBRIER COMPANIES, INC.

The Board of Directors recommends you vote FOR all the nominees listed:
1.	Election of Directors:

	Nominees:		For	Withhold

	1a.	Stevan B. Bobb	☐	☐

	1b.	Wanda F. Felton	☐	☐

	1c.	Graeme A. Jack	☐	☐

	1d.	Jeffrey B. Songer	☐	☐

	1e.	Wendy L. Teramoto	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 5:		For	Against	Abstain
2.	Advisory approval of the compensation of the Company’s named executive officers.	☐	☐	☐
3.	Approval of The Greenbrier Companies, Inc. 2021 Stock Incentive Plan, As Amended, and the reservation of shares thereunder.	☐	☐	☐
4.	Approval of Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
5.	Ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

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V80333-P37418

THE GREENBRIER COMPANIES, INC.

Annual Meeting of Shareholders

January 7, 2026 7:30 AM PST

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lorie L. Tekorius, Thomas B. Fargo and Kelly M. Williams, or any of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE GREENBRIER COMPANIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 7:30 AM, PST on January 7, 2026, virtually at www.virtualshareholdermeeting.com/GBX2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side